                                               Filed Pursuant to Rule 424(b)(1)
                                               REG. NO. 333-36391


                                2,100,000 SHARES

                                      LOGO

                    BIRNER DENTAL MANAGEMENT SERVICES, INC.

                                  COMMON STOCK

  Of the 2,100,000 shares of common stock, without par value (the "Common Stock"), offered hereby (the "Offering"), 1,833,816 shares are being sold by Birner Dental Management Services, Inc. ("Birner" or the "Company") and 266,184 shares are being sold by certain holders of Common Stock (the "Selling Share-holders"). Prior to the Offering, there has been no public market for the Com-mon Stock. The initial public offering price is $7.00 per share. See "Under-writing" for a discussion of the factors which were considered in determining the initial public offering price.

  The Common Stock has been approved for quotation on the Nasdaq National Mar-ket under the trading symbol "BDMS".

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        PROCEEDS TO
                                    PRICE TO   UNDERWRITING PROCEEDS TO   SELLING
                                     PUBLIC    DISCOUNT (1) COMPANY (2) SHAREHOLDERS
------------------------------------------------------------------------------------
Per Share........................     $7.00       $ .51        $6.49       $6.49
------------------------------------------------------------------------------------
Total (3)........................  $14,700,000  $1,065,750  $11,906,050  $1,728,200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
-----
(1) Does not include additional compensation to be paid to the Representative in the form of (i) a 2.75% non-accountable expense allowance, of which $10,000 has previously been paid and (ii) sale to the Representative for $100 of an option (the "Representative's Option") to purchase 210,000 shares at a price of $10.15 per share. The Company and the Selling Share-holders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. For information concerning indemnification arrangements and other compensation to the Underwriters, see "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $981,041, excluding the Representative's non-accountable expense allowance.
(3) The Company and certain Selling Shareholders have granted the Underwriters a 45-day over-allotment option to purchase up to 125,000 and 190,000 addi-tional shares of Common Stock, respectively, on the same terms and condi-tions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public, Underwriting Discount, Pro-ceeds to Company, and Proceeds to Selling Shareholders will be $16,905,000, $1,225,613, $12,717,613, and $2,961,775, respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions. Delivery of the shares to the Underwriters is expected against payment to be made at the office of Joseph Charles & Associates, Inc., Beverly Hills, California, on or about February 17, 1998.

                       JOSEPH CHARLES & ASSOCIATES, INC.

                The date of this Prospectus is February 11, 1998

                              LOCATION OF OFFICES


         [MAP OF COLORADO AND NEW MEXICO SHOWING LOCATION OF OFFICES]


  The Company intends to furnish its shareholders with annual reports contain-ing audited financial statements and an opinion thereon expressed by indepen-dent certified public accountants and with quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial in-formation.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSAC-TIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

  PERFECT TEETH(R) is a registered trademark of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed in-formation and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the filing and effectiveness of certain amendments to the Company's Amended and Re-stated Articles of Incorporation, and (iii) the conversion of certain convert-ible debentures into 1,633,142 shares of Common Stock, effective upon the con-summation of the Offering (the "Conversion of Debentures").

                                  THE COMPANY

  The Company acquires, develops, and manages geographically dense dental prac-tice networks in select markets, currently including Colorado and New Mexico. With its 30 Offices in Colorado, the Company believes, based on industry knowl-edge and contacts, that it is the largest provider of dental management serv-ices in Colorado. The Company and its dental practice management model, which was developed by the Company's President, Mark Birner, D.D.S., provide a solu-tion to the needs of dentists, patients, and third-party payors by allowing the Company's affiliated dentists to provide high-quality, efficient dental care in patient-friendly, family practice settings. Dentists practicing at the Offices provide comprehensive general dentistry services, and the Company increasingly offers specialty dental services through affiliated specialists. The Company manages 34 Offices, of which 28 were acquired and six were de novo develop-ments. The success of the Company's dental practice network in Colorado has led to its expansion into New Mexico and its evaluation of additional markets.

  The dental services industry is undergoing rapid change throughout the United States. The industry is highly fragmented, with approximately 153,300 active dentists in the United States in 1995, of which nearly 88% practiced either alone or with one other dentist. Dental services generally have not been cov-ered by third-party payment arrangements and consequently have been paid for by individuals on an out-of-pocket basis. More recently, factors such as increased consumer demand for dental services and the desire of employers to provide en-hanced benefits for their employees have resulted in an increase in third-party payment arrangements for dental services. These third-party payment arrange-ments include indemnity insurance, preferred provider plans and capitated man-aged dental care plans. Current market trends, including the rise of third-party payment arrangements, have contributed to the increased consolidation of practices in the dental services industry and to the formation of dental prac-tice management companies.

  The Company's focus is to manage its dental practice networks to provide op-timum settings for dentists to develop long-term relationships with patients by providing them with high-quality dental care. The Company affiliates with high-quality dentists, and builds its Offices around designated managing dentists who are given the benefits of owning their own practices without the capital commitment and administrative burdens. In addition, managing dentists are pro-vided economic incentives to improve the operating performance of their Of-fices. The Company assumes responsibility for non-dental functions within its networks, allowing its affiliated dentists to concentrate on providing dental care to patients. While the Company's primary emphasis is on fee-for-service business, it has significant experience with capitated managed dental care con-tracts, which are used to optimize revenue mix and facility utilization.

  The Company's strategy is to become the leading dental practice management company in the markets it serves. The key elements of the Company's strategy include (i) developing and operating geographically dense dental practice net-works, (ii) capitalizing on its flexible growth strategy, (iii) enhancing oper-ating performance of the Offices, (iv) capturing specialty service revenue, and
(v) developing brand identity.

  The Company's expansion program is flexible, allowing the Company to enter new markets and develop its dental practice networks through a variety of means. The Company has demonstrated its ability to make acquisitions of large group practices, to acquire solo and small group practices, and to develop de novo Offices. The Company believes its experience in identifying, acquiring and integrating solo and small group practices will become increasingly important, as the majority of dentists practice either alone or with one other dentist. The Company believes that its experience with multiple expansion methods allows it to capitalize on the opportunities presented by a market and provides a significant competitive advantage. The Company's expansion program involves certain risks. See "Risk Factors--Risks Associated with Acquisition Strategy" and "--Risks Associated with De Novo Office Development."

  The Company began operations in October 1995 with the intention of becoming the leading dental practice management company in Colorado. Birner has experi-enced significant growth and margin improvement, and the Company's net income has increased from losses of ($160,000) and ($335,000) for the years ended De-cember 31, 1995 and 1996, respectively, to net income of $236,000 for the nine months ended September 30, 1997. Dental office revenue, net from the Company's Colorado operations increased from $4.6 million during the nine months ended September 30, 1996 to $11.4 million during the nine months ended September 30, 1997, and contribution from dental offices (total net revenue less direct ex-penses incurred in connection with the operation of the Offices) for the Of-fices increased from $651,000 to $2.0 million during these respective periods. A substantial portion of these increases results from practice acquisitions made by the Company during these periods. With respect to the seven practices acquired in Colorado in May 1996 (the "Family Dental Acquisition"), during the six months prior to the Family Dental Acquisition, dental office revenue, net for the seven practices was $2.3 million, contribution from dental offices was ($185,000) and contribution margin (contribution from dental offices as a per-centage of dental office revenue, net) was (8.0)%. During the six months imme-diately following the Family Dental Acquisition and the implementation of the Company's dental practice management model, dental office revenue, net for these seven practices increased to $2.6 million, contribution from dental of-fices increased to $367,000 and contribution margin increased to 14.1%. The five de novo Offices opened by the Company between January 8, 1996 and July 15, 1996 generated dental office revenue, net of $1.3 million during the six months ended June 30, 1997, had contribution from dental offices of $227,000 during this period, and had a contribution margin of 17.5% during this period.

                                  THE OFFERING

Common Stock offered:
 By the Company........................ 1,833,816 shares
 By the Selling Shareholders...........   266,184 shares
Common Stock to be outstanding after
 the Offering.......................... 6,663,201 shares (1)
Use of Proceeds........................ For the repayment of certain indebted-
                                        ness, for potential acquisitions and
                                        development of new Offices, and for
                                        working capital and general corporate
                                        purposes. See "Use of Proceeds."
Nasdaq National Market symbol.......... BDMS

--------
(1) Includes 1,633,142 shares of Common Stock to be issued simultaneously with the consummation of the Offering in connection with the Conversion of De-bentures. Excludes (i) 306,513 shares of Common Stock reserved for issuance upon exercise of options outstanding as of December 31, 1997 under the Birner Dental Management Services, Inc. 1995 Employee Stock Option Plan (the "Employee Plan") at a weighted average exercise price of $5.65 per share, (ii) 149,303 shares of Common Stock reserved for issuance upon exer-cise of options outstanding as of December 31, 1997 under the Birner Dental Management Services, Inc. 1995 Stock Option Plan for Managed Dental Centers (the "Dental Center Plan") at a weighted average exercise price of $5.12 per share, (iii) 381,040 shares of Common Stock reserved for issuance upon exercise of warrants outstanding as of December 31, 1997 at a weighted av-erage exercise price of $3.81 per share, and (iv) 210,000 shares of Common Stock issuable upon exercise of the Representative's Option. See "Manage-ment", "Shares Eligible for Future Sale" and "Underwriting."
As used in this Prospectus, "P.C." means any professional corporation operating a dental practice with which the Company has entered into a management agree-ment, "Office" means any dental practice managed by the Company, and "de novo Office" means an Office that has been developed by the Company internally, as compared to a previously existing dental practice that has been acquired. The "Additional 1996 Acquisitions" means three separate acquisitions of solo prac-tices in July and August 1996 which were consolidated into existing Offices, the acquisition of an interest in and the right to manage one solo practice in August 1996, and one additional acquisition of a solo practice in September 1996. The "Early 1997 Acquisitions" means the three practices acquired through separate acquisitions of solo practices in February 1997, April 1997, and May 1997, and the acquisition of an interest in and the right to manage one solo practice in April 1997. The "Late 1997 Acquisitions" means the two practices acquired through separate acquisitions of solo practices in August 1997. The "Gentle Dental Acquisition" means the acquisition of a group of nine practices in September 1997. All references herein to industry, financial and statistical information are based on trade articles and industry reports that the Company believes to be reliable and representative of the dental services industry at the date of this Prospectus.

           SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED INFORMATION (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                            YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                             INCEPTION    ---------------------------- --------------------------------------
                          TO DECEMBER 31,             1996 PRO FORMA                         1997 PRO FORMA
                             1995 (1)       1996    AS ADJUSTED (2)(3)   1996      1997    AS ADJUSTED (3)(4)
                          --------------- --------  ------------------ --------  --------  ------------------
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Dental office revenue,
 net....................     $    448     $  7,189       $ 15,833      $  4,555  $ 10,492       $ 14,961
Less -- amounts retained
 by dental offices......          148        1,882          4,453         1,140     2,647          4,157
                             --------     --------       --------      --------  --------       --------
Net revenue.............          300        5,307         11,380         3,415     7,845         10,804
Management service fee
 revenue................           --           66             66            --       739            739
                             --------     --------       --------      --------  --------       --------
Total net revenue.......          300        5,373         11,446         3,415     8,584         11,543
Direct expenses.........          306        4,602         10,099         2,764     6,592          8,947
                             --------     --------       --------      --------  --------       --------
Contribution from dental
 offices................           (6)         771          1,347           651     1,992          2,596
Corporate expenses--
 General and administra-
  tive..................          149          722          1,056           611       875          1,227
 Acquisition costs......          --           --             --            --        252            252
 Depreciation and amor-
  tization..............            4           58             58            35        71             71
                             --------     --------       --------      --------  --------       --------
Operating (loss)
 income.................         (159)          (9)           233             5       794          1,046
Interest (expense)
 income, net............           (1)        (326)           (63)         (162)     (553)           (22)
                             --------     --------       --------      --------  --------       --------
(Loss) income before
 income taxes...........         (160)        (335)           170          (157)      241          1,024
Income taxes............           --           --             64            --         5            384
                             --------     --------       --------      --------  --------       --------
Net (loss) income.......     $   (160)    $   (335)      $    106      $   (157) $    236       $    640
                             ========     ========       ========      ========  ========       ========
Net (loss) income per
 common share...........     $   (.06)    $   (.10)      $    .02      $   (.05) $    .06       $    .09
                             ========     ========       ========      ========  ========       ========
Weighted average common
 shares outstanding.....        2,786        3,426          6,259         3,425     3,634          7,101
                                                                                     SEPTEMBER 30, 1997
                                                                                 ----------------------------
                                                                                               PRO FORMA
                                                                                  ACTUAL     AS ADJUSTED(5)
                                                                                 --------  ------------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............                                                         $  1,323       $  7,592
Working capital.........                                                              230          7,179
Total assets............                                                           15,123         20,617
Long-term debt, less
 current maturities.....                                                           10,361            335
Total shareholders'
 equity.................                                                            1,590         18,256
                                            YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                             INCEPTION    ---------------------------- --------------------------------------
                          TO DECEMBER 31,             1996 PRO FORMA                         1997 PRO FORMA
                             1995 (1)       1996    AS ADJUSTED (2)(3)   1996      1997       AS ADJUSTED
                          --------------- --------  ------------------ --------  --------  ------------------
SELECTED OPERATING DATA:
Number of dental offices
 (6)....................            4           18             34            18        34             34
Number of dentists
 (6)(7).................            6           24             49            24        53             53
Total net revenue per
 office.................     $ 74,990     $298,513       $336,661      $189,724  $252,455       $339,509(4)

--------
(1) The Company was formed on May 17, 1995, and had no substantial operations until October 1, 1995.
(2) Gives effect to (i) the Family Dental Acquisition, (ii) the Additional 1996 Acquisitions, (iii) the Early 1997 Acquisitions, (iv) the Late 1997 Acqui-sitions, and (v) the Gentle Dental Acquisition, all as if they had been completed on January 1, 1996. See "Pro Forma Consolidated Financial Infor-mation," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Expansion Program -- Recent Acqui-sitions."
(3) Gives effect to the Conversion of Debentures and to the completion of the Offering at the initial public offering price of $7.00 per share and the receipt and application of the estimated net proceeds therefrom as if such transactions had been completed as of the beginning of the respective peri-ods presented, or for the Conversion of Debentures, from the date of issu-ance. See "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) Gives effect to (i) the Early 1997 Acquisitions, (ii) the Late 1997 Acqui-sitions, and (iii) the Gentle Dental Acquisition, as if they had been com-pleted on January 1, 1997. See "Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Expansion Program -- Recent Acquisitions."
(5) Gives effect to (i) the Conversion of Debentures, and (ii) the completion of the Offering at the initial public offering price of $7.00 per share and the receipt and application of the estimated net proceeds therefrom, all as if such transactions had been completed on September 30, 1997. See "Use of Proceeds," "Capitalization," "Pro Forma Consolidated Financial Informa-tion," "Management's Discussion and Analysis of Financial Condition and Re-sults of Operations," and "Business -- Expansion Program -- Recent Acquisi-tions."
(6) Data is as of the end of the respective periods presented.
(7) Includes general dentists employed by the P.C.s, but excludes specialists who are independent contractors.

  The address of the Company's executive offices is 3801 East Florida Avenue, Suite 508, Denver, CO 80210 and its telephone number is (303) 691-0680.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk fac-tors, in addition to the other information contained in this Prospectus, be-fore purchasing the securities offered hereby. This Prospectus contains for-ward-looking statements. Discussions containing such forward-looking state-ments may be found in the material set forth below and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of fu-ture performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk fac-tors set forth below and the matters set forth in this Prospectus generally.

DEMANDS ON MANAGEMENT FROM GROWTH; LIMITED OPERATING HISTORY

  The Company has been providing dental practice management services since Oc-tober 1995. Although the Company provides management services for 34 Offices, the Company has been providing management services to 16 of these Offices for less than one year. Prior to April 1997, the Company provided dental practice management services exclusively in Colorado. The Company's growth has placed, and will continue to place, strains on the Company's management, operations and systems. The growth has required the hiring and training of additional em-ployees to oversee the operations and training of non-dental employees in the new Offices, the use of management resources to integrate the operations of the new Offices with the operations of the Company, and the incurring of in-cremental costs to convert to or install the Company's management information system. The Company's ability to compete effectively will depend upon its ability to hire, train and assimilate additional management and other employ-ees, and its ability to expand, improve and effectively utilize its operating, management, marketing and financial systems to accommodate its expanded opera-tions. Any failure by the Company's management effectively to anticipate, im-plement and manage the changes required to sustain the Company's growth may have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Expansion Program."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company has grown substantially in a relatively short period of time, in large part through acquisitions of existing Offices and through the develop-ment of de novo Offices. Since its organization in May 1995, the Company has completed 31 dental practice acquisitions, three of which have been consoli-dated into existing Offices. The success of the Company's acquisition strategy will depend on factors which include the following:

  Ability to Identify Suitable Dental Practices. The Company devotes substan-tial time and resources to acquisition-related activities. Identifying appro-priate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. Furthermore, the Company may compete for acquisition opportunities with companies that have greater resources than the Company. There can be no assurance that suitable acquisition candidates will be identified or that acquisitions will be consummated on terms favorable to the Company, on a timely basis or at all. If a planned acquisition fails to occur or is delayed, the Company's quarterly financial results may be materi-ally lower than analysts' expectations, which likely would cause a decline, perhaps substantial, in the market price of the Common Stock. In addition, in-creasing consolidation in the dental management services industry may result in an increase in purchase prices required to be paid by the Company to ac-quire dental practices.

  Integration of Dental Practices. The integration of acquired dental prac-tices into the Company's networks is a difficult, costly and time consuming process which, among other things, requires the Company to attract and retain competent and experienced management and administrative personnel and to im-plement and integrate reporting and tracking systems, management information systems and other operating systems. In addition, such integration may require the expansion of accounting controls and procedures and the evaluation of cer-tain personnel functions. There can be no assurance that substantial unantici-pated problems, costs or delays associated with such integration efforts or with such acquired practices will not occur. As the Company pursues its acquisition strategy, there can be no assurance that the Company will be able successfully to integrate acquired practices in a timely manner or at all, or that any acquired practices will have a positive impact on the Company's results of operations and financial condition.

  Management of Acquisitions. The success of the Company's acquisition strat-egy will depend in part on the Company's ability to manage effectively an in-creasing number of Offices, some of which are expected to be located in mar-kets geographically distant from markets in which the Company presently oper-ates. The addition of Offices may impair the Company's ability to provide man-agement services efficiently and successfully to existing Offices and to man-age and supervise adequately the Company's employees. The Company's results of operations and financial condition could be materially adversely affected if it is unable to do so effectively.

  Availability of Funds for Acquisitions. The Company's acquisition strategy will require that substantial capital investment and adequate financing be available to the Company. Funds are needed for (i) the purchase of assets of dental practices, (ii) the integration of operations of acquired dental prac-tices, and (iii) the purchase of additional equipment and technology for ac-quired practices. In addition, increasing consolidation in the dental services industry may result in an increase in purchase prices required to be paid by the Company to acquire dental practices. Any inability of the Company to ob-tain suitable financing could cause the Company to limit or otherwise modify its acquisition strategy, which could have a material adverse effect on the Company's results of operations and financial condition. See " -- Need for Ad-ditional Capital; Uncertainty of Additional Financing."

  Ability to Increase Revenues and Operating Income of Acquired Practices. A key element of the Company's growth strategy is to increase revenues and oper-ating income at its acquired Offices. There can be no assurance that the Company's revenues and operating income from its acquired Offices will improve at rates comparable to the historical improvement rates experienced by the Company's existing Offices or at all, or that revenues or operating income from existing Offices will continue to improve at such historical rates or at all. Any failure by the Company in improving revenues or operating income at its Offices could have a material adverse effect on the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH DE NOVO OFFICE DEVELOPMENT

  The Company intends to devote a substantial amount of time and resources to identify locations in suitable markets for the development of de novo Offices. Identifying locations in suitable geographic markets and negotiating leases can be a lengthy and costly process. Furthermore, the Company will need to provide each new Office with the appropriate equipment, furnishings, materials and supplies. To date, the Company's average cost to open a de novo Office has been approximately $170,000. Future de novo development may require a greater investment by the Company. Additionally, new Offices must be staffed with one or more dentists. Because a new Office may be staffed with a dentist with no previous patient base, significant advertising and marketing expenditures may be required to attract patients. There can be no assurance that a de novo Of-fice will become profitable for the Company. See "Business -- Expansion Pro-gram -- De Novo Office Developments."

DEPENDENCE ON MANAGEMENT AGREEMENTS, THE P.C.S AND AFFILIATED DENTISTS

  The Company receives management fees for services provided to the P.C.s un-der management agreements (the "Management Agreements"). The Company owns most of the non-dental operating assets of the Offices but does not employ or con-tract with dentists, employ hygienists or control the provision of dental care. The Company's revenue is dependent on the revenue generated by the P.C.s. Therefore, effective and continued performance of dentists providing services for the P.C.s is essential to the Company's long-term success. Under each Management Agreement, the Company pays substantially all of the operating and non-operating expenses associated with the provision of dental services except for the salaries and benefits of the dentists and hygienists and prin-cipal and interest payments of loans made to the P.C. by the Company. Any ma-terial loss of revenue by the P.C.s would have a material adverse effect on the Company's business, financial condition and operating results, and any termination of a Management Agreement (which is permitted in the event of a material default or bankruptcy by either party) could have such an effect. In the event of a breach of a Management Agreement by a P.C., there can be no assurance that the legal remedies available to the Company will be adequate to compensate the Company for its damages resulting from such breach. See "Business -- Affiliation Model."

GOVERNMENT REGULATION

  The practice of dentistry is regulated at both the state and federal levels. There can be no assurance that the regulatory environment in which the Company or P.C.s operate will not change significantly in the future. In addition, state and federal laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In general, regulation of health care companies is increasing. In connection with its op-erations in existing markets and expansion into new markets, the Company may become subject to additional laws, regulations and interpretations or enforce-ment actions. The laws regulating health care are broad and subject to varying interpretations, and there is currently a lack of case law construing such statutes and regulations. The ability of the Company to operate profitably will depend in part upon the ability of the Company to operate in compliance with applicable health care regulations.

  The laws of many states, including Colorado and New Mexico, permit a dentist to conduct a dental practice only as an individual, a member of a partnership or an employee of a professional corporation, limited liability company or limited liability partnership. These laws typically prohibit, either by spe-cific provision or as a matter of general policy, non-dental entities, such as the Company, from practicing dentistry, from employing dentists and, in cer-tain circumstances, hygienists or dental assistants, or from otherwise exer-cising control over the provision of dental services.

  Many states, including Colorado, limit the ability of a person other than a licensed dentist to own or control dental equipment or offices used in a den-tal practice. In addition, Colorado, New Mexico, and many other states impose limits on the tasks that may be delegated by dentists to hygienists and dental auxiliaries. Some states, including Colorado, regulate the content of adver-tisements of dental services. Some states require entities designated as "clinics" to be licensed, and may define clinics to include dental practices that are owned or controlled in whole or in part by non-dentists. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

  Many states, including Colorado and New Mexico, also prohibit "fee-split-ting" by dentists with any party except other dentists in the same profes-sional corporation or practice entity. In most cases, these laws have been construed as applying to the practice of paying a portion of a fee to another person for referring a patient or otherwise generating business, and not to prohibit payment of reasonable compensation for facilities and services (other than the generation of referrals), even if the payment is based on a percent-age of the practice's revenues.

  Many states have fraud and abuse laws which apply to referrals for items or services reimbursable by any third-party payor, not just by Medicare and Med-icaid. A number of states, including Colorado and New Mexico, prohibit the submitting of false claims for dental services.

  In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. Specifically, in some states, regulators may determine that the P.C.s are engaged in the business of insurance, particularly if they contract on a financial-risk basis directly with self-insured employers or other entities that are not licensed to engage in the business of insurance. If the P.C.s are determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third-party payors and the Company's business, financial condition and operating results may be materially and adversely affected.

  Federal laws generally regulate reimbursement and billing practices under Medicare and Medicaid programs. The federal fraud and abuse statute prohibits, among other things, the payment, offer, solicitation or receipt of any form of remuneration, directly or indirectly, in cash or in kind to induce or in ex-change for (i) the referral of a person for services reimbursable by Medicare or Medicaid, or (ii) the purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item, good, facility or service which is reimbursable under Medicare or Medicaid. Because the P.C.s receive no revenue under Medicare and Medicaid, the impact of these laws on the Company to date has been negligible. There can be no as-surance, however, that the P.C.s will not have patients in the future covered by these laws, or that the scope of these laws will not be expanded in the fu-ture, and if expanded, such laws or interpretations thereunder could have a material adverse effect on the Company's business, financial condition and op-erating results.

  Although the Company believes that its operations as currently conducted are in material compliance with applicable laws, there can be no assurance that the Company's contractual arrangements will not be successfully challenged as violating applicable fraud and abuse, self-referral, false claims, fee-split-ting, insurance, facility licensure or certificate-of-need laws or that the enforceability of such arrangements will not be limited as a result of such laws. In addition, there can be no assurance that the business structure under which the Company operates, or the advertising strategy the Company employs, will not be deemed to constitute the unlicensed practice of dentistry or the operation of an unlicensed clinic or health care facility. The Company has not sought judicial or regulatory interpretations with respect to the manner in which it conducts its business. There can be no assurance that a review of the business of the Company and the P.C.s by courts or regulatory authorities will not result in a determination that could materially and adversely affect their operations or that the regulatory environment will not change so as to re-strict the Company's existing or future operations. In the event that any leg-islative measures, regulatory provisions or rulings or judicial decisions re-strict or prohibit the Company from carrying on its business or from expanding its operations to certain jurisdictions, structural and organizational modifi-cations of the Company's organization and arrangements may be required, which could have a material adverse effect on the Company, or the Company may be re-quired to cease operations or change the way it conducts business. See "Busi-ness -- Government Regulation".

NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FINANCING

  Implementation of the Company's growth strategy has required and is expected to continue to require significant capital resources. Such resources will be needed to acquire or establish additional Offices, maintain or upgrade the Company's management information systems, and for the effective integration, operation and expansion of the Offices. The Company historically has used principally cash and promissory notes as consideration in acquisitions of den-tal practices and intends to continue to do so. If the Company's capital re-quirements over the next several years exceed cash flow generated from opera-tions and borrowings available under the Company's existing credit facility or any successor credit facility, the Company may need to issue additional equity securities and incur additional debt. If additional funds are raised through the issuance of equity securities, dilution to the Company's existing share-holders may result. Additional debt or non-Common Stock equity financings could be required to the extent that the Common Stock fails to maintain a mar-ket value sufficient to warrant its use for future financing needs. If addi-tional funds are raised through the incurrence of debt, such debt instruments will likely contain restrictive financial, maintenance and security covenants. The Company's existing credit facility limits the amount the Company may spend in any calendar year to acquire dental practices. The Company may not be able to obtain additional required capital on satisfactory terms, if at all. The failure to raise the funds necessary to finance the expansion of the Company's operations or the Company's other capital requirements could have a material and adverse effect on the Company's ability to pursue its strategy and on its business, financial condition and operating results. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE ON CERTAIN PERSONNEL

  The success of the Company, including its ability to complete and integrate acquisitions, depends on the continued services of a relatively limited number of members of the Company's senior management, including its President, Mark Birner, D.D.S., its Chief Executive Officer, Fred Birner, and its Chief Finan-cial Officer, Treasurer and Secretary, Dennis Genty. Some key employees have only recently joined the Company. The Company believes its future success will depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of which have greater financial and other resources than the Company.

The loss of the services of one or more members of the Company's senior man-agement or the failure to add or retain qualified management personnel could have a material adverse effect on the Company's business, financial condition and operating results. See "Management."

DEPENDENCE UPON AVAILABILITY OF DENTISTS AND OTHER PERSONNEL

  The Company's operations and expansion strategy are dependent on the avail-ability and successful recruitment and retention of dentists, dental assis-tants, hygienists, specialists and other personnel. The Company may not be able to recruit or retain dentists and other personnel for its existing and newly established Offices, which may have a material adverse effect on the Company's expansion strategy and its business, financial condition and operat-ing results. See "Business -- Operations -- Dental Practice Model."

RISKS ASSOCIATED WITH COST-CONTAINMENT INITIATIVES

  The health care industry, including the dental services market, is experi-encing a trend toward cost containment, as payors seek to impose lower reim-bursement rates upon providers. The Company believes that this trend will con-tinue and will increasingly affect the provision of dental services. This may result in a reduction in per-patient and per-procedure revenue from historic levels. Significant reductions in payments to dentists or other changes in re-imbursement by payors for dental services may have a material adverse effect on the Company's business, financial condition and operating results.

RISKS ASSOCIATED WITH CAPITATED PAYMENT ARRANGEMENTS

  Part of the Company's growth strategy involves selectively obtaining capitated managed dental care contracts. Under a capitated managed dental care contract, the dental practice provides dental services to the members of the plan and receives a fixed monthly capitation payment for each plan member cov-ered for a specific schedule of services regardless of the quantity or cost of services to the participating dental practice which is obligated to provide them, and may receive a co-pay for each service provided. This arrangement shifts the risk of utilization of such services to the dental group practice that provides the dental services. Because the Company assumes responsibility under its Management Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the provision of dental services at the Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Offices under capitated managed dental care plans is effec-tively shifted to the Company. In contrast, under traditional indemnity insur-ance arrangements, the insurance company reimburses reasonable charges that are billed for the dental services provided.

  In 1996, the Company derived approximately 20.4% of its revenues from capitated managed dental care contracts, and 28.0% of its revenues from asso-ciated co-payments. Risks associated with capitated managed dental care con-tracts include principally (i) the risk that the capitation payments and any associated co-payments do not adequately cover the costs of providing the den-tal services, (ii) the risk that one or more of the P.C.s may be terminated as an approved provider by managed dental care plans with which they contract,
(iii) the risk that the Company will be unable to negotiate future capitation arrangements on satisfactory terms with managed care dental plans, and (iv) the risk that large subscriber groups will terminate their relationship with such managed dental care plans which would reduce patient volume and capita-tion and co-payment revenue. There can be no assurance that the Company will be able to negotiate future capitation arrangements on behalf of P.C.s on sat-isfactory terms or at all, or that the fees offered in current capitation ar-rangements will not be reduced to levels unsatisfactory to the Company. More-over, to the extent that costs incurred by the Company's affiliated dental practices in providing services to patients covered by capitated managed den-tal care contracts exceed the revenue under such contracts, the Company's business, financial condition and operating results may be materially and ad-versely affected. See "Business -- Operations -- Payor Mix."

RISKS OF BECOMING SUBJECT TO LICENSURE

  Federal and state laws regulate insurance companies and certain other man-aged care organizations. Many states, including Colorado, also regulate the establishment and operation of networks of health care providers. In most states, these laws do not apply to discounted-fee-for-service arrangements. These laws also do not generally apply to networks that are paid on a capitated basis, unless the entity with which the network provider is contracting is not a licensed health insurer or other managed care organiza-tion. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing entity is a professional corporation that employs the profession-als. The Company believes its current activities do not constitute the provi-sion of insurance in Colorado or New Mexico, and thus, it is in compliance with the insurance laws of these states with respect to the operation of its Offices. There can be no assurance that these laws will not be changed or that interpretations of these laws by the regulatory authorities in those states, or in the states in which the Company expands, will not require licensure or a restructuring of some or all of the Company's operations. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is pro-gressing, the Company could experience a material adverse change in its busi-ness while the licensure process is pending. In addition, many of the licens-ing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Further, once licensed, the Com-pany would be subject to continuing oversight by and reporting to the respec-tive regulatory agency. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational struc-ture to conform with such regulatory framework. Any limitation on the Company's ability to expand could have a material adverse effect on the Company's business, financial condition and operating results.

RISKS ARISING FROM HEALTH CARE REFORM

  Federal and state governments currently are considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the Company's business, financial condition and operating results. It is un-certain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care re-form proposals or legislation. In addition, changes in the health care indus-try, such as the growth of managed care organizations and provider networks, may result in lower payments for the services of the Company's managed prac-tices.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

  The Family Dental Acquisition and the Gentle Dental Acquisition resulted in significant increases in the Company's intangible assets. At September 30, 1997, intangible assets on the Company's consolidated balance sheet were $8.9 million, representing 59% of the Company's total assets at that date. The Com-pany expects the amount allocable to intangible assets on its balance sheet to increase in the future in connection with additional acquisitions, which will increase the Company's amortization expense. In the event of any sale or liq-uidation of the Company or a portion of its assets, there can be no assurance that the value of the Company's intangible assets will be realized. In addi-tion, the Company continually evaluates whether events and circumstances have occurred indicating that any portion of the remaining balance of the amount allocable to the Company's intangible assets may not be recoverable. When fac-tors indicate that the amount allocable to the Company's intangible assets should be evaluated for possible impairment, the Company may be required to reduce the carrying value of such assets. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and operating results. See "Pro Forma Consolidated Financial Information."

POSSIBLE EXPOSURE TO PROFESSIONAL LIABILITY

  In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these law-suits involve large claims and significant defense costs. Any suits involving the Company or dentists at the Offices, if successful, could result in sub-stantial damage awards that may exceed the limits of the Company's insurance coverage. The Company provides practice management services; it does not en-gage in the practice of dentistry or control the practice of dentistry by the dentists or their compliance with regulatory requirements directly applicable to providers. There can be no assurance, however, that the Company will not become subject to litigation in the future as a result of the dental services provided at the Offices. The Company maintains general liability insurance for itself and pro-vides for professional liability insurance covering dentists, hygienists and dental assistants at the Offices. While the Company believes it has adequate liability insurance coverage, there can be no assurance that the coverage will be adequate to cover losses or that coverage will continue to be available upon terms satisfactory to the Company. In addition, certain types of risks and liabilities, including penalties and fines imposed by governmental agen-cies, are not covered by insurance. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims could have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Insurance."

POTENTIAL CONFLICTS OF INTEREST OF THE COMPANY'S PRESIDENT RELATING TO THE
P.C.S

  The Company's President, Mark Birner, D.D.S., is the sole owner of 25 of the P.C.s in Colorado. Dr. Birner is the brother of the Company's Chairman of the Board and Chief Executive Officer, Fred Birner. As a result of Dr. Birner's ownership of the P.C.s and his family relationships, potential conflicts of interest may arise in certain matters including, but not limited to, matters related to the Management Agreements. Although Dr. Birner has a fiduciary duty to the Company, there can be no assurances that the Company will not be af-fected by matters in which Dr. Birner has a potential conflict of interest. The Company will require that any transactions with Dr. Birner which relate to his ownership of the stock of a P.C. (other than in connection with the acqui-sition of a new practice) or with any P.C. of which he is the sole shareholder be approved by a majority of the members of its Board of Directors other than Fred Birner and Dr. Birner. See "Business -- Affiliation Model," "Management," and "Certain Transactions."

GEOGRAPHIC CONCENTRATION

  The current geographic concentration of the Company's operations in Colorado and New Mexico increases the risk to the Company of adverse economic or regu-latory developments or action within these markets. The Company's strategy of focused expansion within selected markets increases the risk to the Company that adverse economic or regulatory developments in one or more of these mar-kets may have a material adverse effect on the Company's business, financial condition and operating results.

ANTITRUST

  The Company is subject to a range of anti-trust laws that prohibit anti-com-petitive conduct, including price fixing, concerted refusals to deal and divi-sions of markets. Among other things, these laws may limit the ability of the Company to enter into management agreements with separate dental practice groups that compete with one another in the same geographic market. In addi-tion, these laws may prevent acquisitions of dental practices that would be integrated into the Company's existing networks of dental practices if such acquisitions would substantially lessen competition or tend to create a monop-oly.

RISKS ASSOCIATED WITH NON-COMPETITION COVENANTS AND OTHER ARRANGEMENTS WITH MANAGING DENTISTS

  The Management Agreements require the P.C.s to enter into employment agree-ments with dentists which include non-competition provisions typically for three to five years after termination of employment within a specified geo-graphic area, usually a specified number of miles from the relevant Office, and restrict solicitation of employees and patients. In Colorado, covenants not to compete are prohibited by statute with certain exceptions. One excep-tion permits enforcement of covenants not to compete against executive and management personnel and officers and employees who constitute professional staff to executive and management personnel. Permitted covenants not to com-pete are enforceable in Colorado only to the extent their terms are reasonable in both duration and geographic scope. New Mexico courts have enforced cove-nants not to compete if their terms are found to be reasonable. It is thus un-certain whether a court will enforce a covenant not to compete in those states in a given situation. In addition, there is little judicial authority regarding whether a practice management agreement will be viewed as the type of protectable business interest that would permit it to enforce such a cove-nant or to require a P.C. to enforce such covenants against dentists formerly employed by the P.C. Since the intangible value of a Management Agreement de-pends primarily on the ability of the P.C. to preserve its business, which could be harmed if employed dentists went into competition with the P.C., a determination that the covenants not to compete contained in the employment agreements between the P.C. and its employed dentists are unenforceable could have a material adverse impact on the Company. See "Business -- Affiliation Model -- Employment Agreements." In addition, the Company is a party to vari-ous agreements with managing dentists who own the P.C.s, which restrict the dentists' ability to transfer the shares in the P.C.s. See "Business -- Affil-iation Model -- Relationship with P.C.s." There can be no assurance that these agreements will be enforceable in a given situation. A determination that these agreements are not enforceable could have a material adverse impact on the Company.

COMPETITION

  The dental practice management segment of the dental services industry is highly competitive and is expected to become increasingly more competitive. There are several dental practice management companies that are operating in the Company's markets. There are also a number of companies with dental prac-tice management businesses similar to that of the Company currently operating in other parts of the country which may enter the Company's existing markets in the future. As the Company seeks to expand its operations into new markets, it is likely to face competition from dental practice management companies which already have established a strong business presence in such locations. The Company's competitors may have greater financial or other resources or otherwise enjoy competitive advantages which may make it difficult for the Company to compete against them or to acquire additional Offices on terms ac-ceptable to the Company. See "Business -- Competition."

  The business of providing general dental and specialty dental services is highly competitive in the markets in which the Company operates. Competition for providing dental services may include practitioners who have more estab-lished practices and reputations. The Company competes against established practices in the retention and recruitment of general dentists, specialists, hygienists and other personnel. If the availability of such dentists, special-ists, hygienists and other personnel begins to decline in the Company's mar-kets, it may become more difficult to attract qualified dentists, specialists, hygienists and other personnel. There can be no assurance that the Company will be able to compete effectively against other existing practices or against new single or multi-specialty dental practices that enter its markets, or to compete against such practices in the recruitment and retention of qual-ified dentists, specialists, hygienists and other personnel. See "Business --
 Competition."

BROAD DISCRETION OF MANAGEMENT IN APPLYING PROCEEDS OF OFFERING

  The Company expects to use approximately $6.8 million of the net proceeds of the Offering for potential acquisitions and development of additional de novo Offices, for working capital and for general corporate purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this Offering. See "Use of Pro-ceeds."

POSSIBLE CONTROL BY MANAGEMENT SHAREHOLDERS

  After giving effect to the sale of the shares of Common Stock offered here-by, the Company's executive officers and directors will beneficially own ap-proximately 32.3% of the Company's outstanding Common Stock. As a result, these shareholders will be able to influence and possibly control the election of the Board of Directors and the outcome of other corporate actions requiring shareholder approval after the sale of the shares of Common Stock offered hereby. See "Certain Transactions," "Principal and Selling Shareholders," and "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Amended and Restated Articles of Incor-poration and Bylaws could delay or frustrate the removal of incumbent direc-tors and could make difficult a merger, tender offer or proxy contest involv-ing the Company, even though such events may be viewed as beneficial by the Company's shareholders. The Board of Directors of the Company is also empow-ered to issue preferred stock in one or more series without shareholder ac-tion. Any issuance of this "blank check" preferred stock could materially limit the rights of holders of the Common Stock and render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Amended and Re-stated Articles of Incorporation and Bylaws contain a number of provisions which could impede a takeover or change in control of the Company, including, among other things, providing for staggered terms for the members of the Board, eliminating the ability of shareholders to remove directors without cause, eliminating the right of shareholders to fill vacancies on the Board, and requiring an 80.0% supermajority vote of shareholders to amend certain provisions of the Amended and Restated Articles of Incorporation. See "De-scription of Capital Stock -- Anti-Takeover Provisions."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors participating in the Offering will incur immediate and substantial dilution of approximately $5.62 in the pro forma net tangible book value per share of Common Stock from the initial public offering. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; FLUCTUATIONS IN MARKET PRICE

  Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. In addition to the 2,100,000 shares of Common Stock offered hereby, except as provided below, approximately 4,550,155 shares (including 1,366,958 shares is-suable in connection with the Conversion of Debentures) will be eligible for sale in the public market beginning 90 days from the date of this Prospectus pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). An additional 591,040 shares will be available for issuance upon the exercise of outstanding warrants. The Company has granted certain piggyback and demand registration rights to the holders of warrants to purchase 430,199 shares of the Common Stock. An additional 455,816 shares are available for issuance upon the exercise of options which have been granted pursuant to the Employee Plan and the Dental Center Plan, and will be-come eligible for sale in the public market under Rule 144 at various times as they become vested. The Company intends to register such shares shortly after the consummation of the Offering. The Representative has required that holders of Common Stock, warrants to purchase Common Stock and options to purchase Common Stock, representing in the aggregate 4,107,457 shares of Common Stock, enter into a lock-up agreement (each, a "Lock-up Agreement") with the Under-writers pursuant to which they will agree not to offer, sell, or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Joseph Charles & Associates, Inc., on behalf of the Underwriters. In addition, the Representative has required that the holders of securities representing in the aggregate 269,265 shares of Common Stock agree not to sell, transfer or assign any of their shares for a period of 90 days after the date of this Prospectus. Sales of substantial amounts of such shares in the public market or the avail-ability of such shares for future sale could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise addi-tional capital through an offering of its equity securities. See "Description of Common Stock," "Shares Eligible for Future Sale," and "Underwriting."

NO PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price was determined through negotiations between the Company and the representatives of the Underwriters, and may not be indicative of future market prices. The market price of the Common Stock could be subject to wide fluctuations in response to quarter-by-quarter variations in operating results of the Company or its competitors, changes in earnings estimates by analysts, developments in the industry or changes in general economic conditions. See "Underwriting."

RESTRICTIONS ON PAYMENT OF DIVIDENDS

  The Company has not declared or paid cash dividends on its Common Stock since its formation, and the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The payment of dividends is prohibited under the terms of the Company's existing credit facility and may be prohibited under any future credit facility which the Company may obtain. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,833,816 shares of Common Stock offered by the Company hereby are estimated to be $10.5 million ($11.3 million if the Underwriters' over-allotment option is exercised in full), based on the initial public offering price of $7.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company.

  The Company expects that approximately $2.0 million of the net proceeds will be used to repay a term loan and approximately $350,000 of the net proceeds will be used to repay a revolving line of credit, both of which bear interest at the prime rate plus 0.5% and mature on October 31, 1999. Approximately $1.4 million will be used to repay a note issued in connection with the Gentle Den-tal Acquisition, which bears interest at 8.0%, and matures on September 8, 2000. The Company expects the remaining net proceeds of approximately $6.8 million to be used for potential acquisitions and development of new Offices, for working capital and for general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities. The Company is not currently a party to any agreement with respect to any potential acquisitions. See "Risk Factors -- Broad Discretion of Management in Applying Proceeds of Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

  Following the Offering, the Company does not anticipate paying dividends in the foreseeable future. The Company's existing credit facility prohibits the payment of cash dividends on the Common Stock without the lender's consent. Declaration or payment of dividends, if any, in the future, will be at the discretion of the Board of Directors and will depend on the Company's then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at Septem-ber 30, 1997 (i) on an actual basis, (ii) on a pro forma basis, after giving effect to the Conversion of Debentures, and (iii) on a pro forma basis, as ad-justed to give effect to the sale of the 1,833,816 shares of Common Stock be-ing offered by the Company hereby at the initial public offering price of $7.00 per share and the application of the estimated net proceeds therefrom. The information in the table below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements (including the Notes thereto) of the Company included elsewhere in this Prospectus:

                                                      SEPTEMBER 30, 1997
                                                 ------------------------------
                                                                     PRO FORMA
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                                 -------  --------- -----------
                                                        (IN THOUSANDS)
Current portion of long-term debt and capital
 lease obligations.............................. $   653   $   653    $   149
Long-term debt and capital lease obligations....  10,361     3,581        335
Shareholders' equity:
  Preferred Stock, no par value, 10,000,000
   shares authorized;
   none outstanding.............................      --        --         --
  Common Stock, no par value, 20,000,000 shares
   authorized; 3,196,035 shares outstanding,
   4,829,177 shares outstanding pro forma (1)
   and 6,662,993 shares outstanding, pro forma
   as adjusted (1)..............................   1,850     8,321     18,821
  Accumulated deficit...........................    (260)     (565)      (565)
                                                 -------   -------    -------
    Total shareholders' equity..................   1,590     7,756     18,256
                                                 -------   -------    -------
      Total capitalization...................... $12,604   $11,990    $18,740
                                                 =======   =======    =======

--------
(1) Includes 1,633,142 shares of Common Stock issuable upon the consummation of the Offering in connection with the Conversion of Debentures. Excludes
    (i) 245,374 shares of Common Stock reserved for issuance upon exercise of options outstanding as of September 30, 1997 under the Employee Plan, (ii) 131,681 shares of Common Stock reserved for issuance upon exercise of op-tions outstanding as of September 30, 1997 under the Dental Center Plan,
    (iii) 381,041 shares of Common Stock reserved for issuance upon exercise of warrants outstanding as of September 30, 1997, and (iv) 210,000 shares of Common Stock issuable upon exercise of the Representative's Option. See "Management," "Shares Eligible for Future Sale" and "Underwriting."

                                   DILUTION

  Purchasers of Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. The pro forma net tangible book value of the Company as of September 30, 1997 was approximately ($1.3 million), or ($.26) per share. "Pro forma net tangible book value" per share represents the pro forma tangible net worth (total tangible assets less total liabilities, after giving effect to the Conversion of Debentures) of the Company before giving effect to the sale of the Common Stock offered hereby. After giving ef-fect to the sale by the Company of the 1,833,816 shares of Common Stock of-fered hereby (at the initial public offering price of $7.00 per share, less the estimated underwriting discount and offering expenses) the pro forma net tangible book value of the Company at September 30, 1997 would have been ap-proximately $9.2 million or $1.38 per share. This represents an immediate in-crease in net tangible book value of $1.64 per share to the existing share-holders and an immediate reduction in net tangible book value of $5.62 per share to new investors. Dilution is determined by subtracting the pro forma net tangible book value per share after the Offering from the amount of cash paid by a new purchaser for a share of Common Stock. The following table il-lustrates the dilution described above on a per share basis.

Initial public offering price................................         $7.00
  Net tangible book value at September 30, 1997.............. $(2.42)
  Pro forma net tangible book value at September 30, 1997,
   after giving effect to the Conversion of Debentures....... $ (.26)
  Increase in pro forma net tangible book value attributable to new investors.......................................... $ 1.64
                                                              ------
Pro forma net tangible book value after the Offering.........         $1.38
                                                                      -----
Dilution in net tangible book value to new investors.........         $5.62
                                                                      ===== ===

  The following table summarizes on a pro forma basis as of September 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share deemed to have been paid by the existing shareholders, and by new in-vestors purchasing the shares offered by the Company hereby at the initial public offering price of $7.00 per share:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Existing shareholders...... 3,196,035   48.0% $ 2,059,264    9.5%     $ .64
Conversion of Debentures... 1,633,142   24.5    6,780,000   31.3       4.15
New investors.............. 1,833,816   27.5   12,836,712   59.2       7.00
                            ---------  -----  -----------  -----      -----
  Total.................... 6,662,993  100.0% $21,675,976  100.0%     $3.25
                            =========  =====  ===========  =====      =====

  Other than as noted above, the foregoing computations assume no exercise of
(i) any outstanding stock options or warrants after September 30, 1997, (ii) the Underwriters' over-allotment option, or (iii) the Representative's Option. As of September 30, 1997, stock options and warrants to purchase 758,096 shares of Common Stock were outstanding with a weighted average exercise price of $4.16 per share. To the extent these options and warrants are exercised, there will be further dilution to new investors.

                    BIRNER DENTAL MANAGEMENT SERVICES, INC.

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The pro forma as adjusted consolidated statements of operations for the year ended December 31, 1996, and for the nine months ended September 30, 1997, give effect to (i) the seven Colorado dental offices acquired on May 29, 1996, the "Family Dental Acquisition," the four Colorado dental offices acquired at various dates between July 3, 1996 and September 17, 1996, the "Additional 1996 Acquisitions" (together with the Family Dental Acquisition, the "1996 Acquisitions"), the three Colorado dental practices acquired between January 28, 1997 and March 25, 1997, the "Early 1997 Acquisitions," the two New Mexico dental offices acquired in August 1997, the "Late 1997 Acquisitions," and the nine Colorado dental practices acquired on September 8, 1997, the "Gentle Dental Acquisition" (together with the Early 1997 Acquisitions and the Late 1997 Acquisitions, the "1997 Acquisitions"), (ii) the Conversion of Debentures, and (iii) the receipt and application of the estimated net proceeds from the Offering at the initial public offering price of $7.00 per share, as if such transactions had been completed on January 1, 1996. The pro forma as adjusted condensed consolidated balance sheet reflects (i) the Conversion of Debentures, and (ii) the receipt and application of the estimated net proceeds from the Offering as if such transactions had occurred on September 30, 1997. The pro forma consolidated financial information is based on the consolidated financial statements of the Company, giving effect to the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial information.

  The pro forma consolidated financial information has been prepared by man-agement based on the historical financial statements of the Company, the 1996 Acquisitions, and the 1997 Acquisitions, at and for the year ended December 31, 1996 and at and for the nine months ended September 30, 1997, adjusted where necessary to reflect these acquisitions and related operations as if the Management Agreements had been in effect during the entire periods presented. This pro forma consolidated financial information is presented for illustra-tive purposes and it does not purport to represent what the consolidated re-sults of operations or financial condition of the Company for the periods or at the date presented would have been had such transactions been consummated as of such dates and is not indicative of the results that may be obtained in the future.

                    BIRNER DENTAL MANAGEMENT SERVICES, INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                         1997 ACQUISITIONS (A)
                                       --------------------------
                                       EARLY AND LATE   GENTLE                     CONVERSION
                             1997           1997        DENTAL     ACQUISITION         OF                      PRO FORMA
                          HISTORICAL    ACQUISITIONS  ACQUISITION  ADJUSTMENTS     DEBENTURES    OFFERING     AS ADJUSTED
                          -----------  -------------- -----------  -----------     ----------    --------     -----------
Dental offices revenue,
 net....................  $10,491,428     $798,001    $3,671,760   $       --       $     --     $     --     $14,961,189
Less -- amounts retained
 by dental offices......    2,647,359           --            --    1,478,629 (d)         --           --       4,157,266
                                                                       31,278 (c)
                          -----------     --------    ----------   ----------       --------     --------     -----------
 Net revenue............    7,844,069      798,001     3,671,760   (1,509,907)            --           --      10,803,923
Management service fee
 revenue................      739,390           --            --           --             --           --         739,390
                          -----------     --------    ----------   ----------       --------     --------     -----------
Total net revenue.......    8,583,459      798,001     3,671,760   (1,509,907)            --           --      11,543,313
Direct expenses:
 Clinical salaries and
  benefits..............    3,033,401      223,016     2,146,252   (1,306,791)(d)         --           --       4,100,680
                                                                        4,802 (c)
 Dental supplies........      751,759       49,954       256,109           --             --           --       1,057,822
 Laboratory fees........      793,640       78,749       186,051           --             --           --       1,058,440
 Occupancy..............      718,660       97,402       173,632      (25,165)(c)         --           --         964,529
 Advertising and
  marketing.............      285,947       16,261        47,131           --             --           --         349,339
 Depreciation and
  amortization..........      391,891       22,423        40,890      128,649 (e)         --           --         583,853
 General and
  administrative........      616,389      304,146       536,414     (524,553)(d)         --           --         832,827
                                                                      (99,569)(c)
                          -----------     --------    ----------   ----------       --------     --------     -----------
                            6,591,687      791,951     3,386,479   (1,822,627)            --           --       8,947,490
                          -----------     --------    ----------   ----------       --------     --------     -----------
Contribution from dental
 offices................    1,991,772        6,050       285,281      312,720             --           --       2,595,823
Corporate expenses--
 General and
 administrative.........      874,824           --            --      352,715(d)          --           --       1,227,539
  Acquisition costs.....      252,234           --            --           --             --           --         252,234
  Depreciation and
 amortization...........       70,532           --            --           --             --           --          70,532
                          -----------     --------    ----------   ----------       --------     --------     -----------
Operating income
 (loss).................      794,182        6,050       285,281      (39,995)            --           --       1,045,518
Interest (expense)
 income, net............     (553,572)      (6,050)         (457)       6,507 (f)    518,994 (k)   12,760 (h)     (21,818)
                                                                     (219,000)(j)                 219,000 (j)
                          -----------     --------    ----------   ----------       --------     --------     -----------
Income (loss) before
 income taxes...........      240,610           --       284,824     (252,488)       518,994      231,760       1,023,700
Income taxes (g)........        5,200           --            --           --        194,623       86,910         383,888
                          -----------     --------    ----------   ----------       --------     --------     -----------
Net income .............  $   235,410     $     --    $  284,824   $ (252,488)      $324,371     $144,850     $   639,812
                          ===========     ========    ==========   ==========       ========     ========     ===========
Net income per common
 share..................  $      0.06                                                                         $      0.09
                          ===========                                                                         ===========
Weighted average common
 and common equivalent
 shares outstanding.....    3,634,122                                                                           7,101,061

     See accompanying notes to pro forma consolidated statements of income.

                    BIRNER DENTAL MANAGEMENT SERVICES, INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                1996 ACQUISITIONS (B)      1997 ACQUISITIONS (B)
                               ------------------------- --------------------------
                                 FAMILY      ADDITIONAL  EARLY AND LATE   GENTLE                     CONVERSION
                      1996       DENTAL         1996          1997        DENTAL     ACQUISITION         OF
                   HISTORICAL  ACQUISITION  ACQUISITIONS  ACQUISITIONS  ACQUISITION  ADJUSTMENTS     DEBENTURES   OFFERING
                   ----------  -----------  ------------ -------------- -----------  -----------     ----------   --------
Dental offices
 revenue, net....  $7,189,300  $1,977,466     $498,238     $2,052,260   $4,115,851   $        --      $     --    $     --
Less -- amounts
 retained by
 dental offices..   1,882,005          --           --             --           --     2,492,763 (d)        --          --
                                                                                          77,812 (c)
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
 Net revenue.....   5,307,295   1,977,466      498,238      2,052,260    4,115,851    (2,570,575)           --          --
Management
 service fee
 revenue.........      65,934          --           --             --           --            --            --          --
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
Total net
 revenue.........   5,373,229   1,977,466      498,238      2,052,260    4,115,851   (2,570,575)            --          --
Direct
 expenses --
 Clinical
  salaries and
  benefits.......   1,749,985   1,433,613      208,448        545,352    2,333,508    (2,002,571)(d)        --          --
                                                                                          14,406 (c)
 Dental
  supplies.......     777,769     166,747       31,790        133,461      340,256            --            --          --
 Laboratory
  fees...........     483,140     111,165       35,498        199,844      206,174            --            --          --
 Occupancy.......     315,423     164,726       48,233        258,081      198,414      (114,851)(c)        --          --
 Advertising and
  marketing......     280,186      21,547       14,130         55,963       33,672            --            --          --
 Depreciation and
  amortization...     323,401      35,430       21,742         58,563       69,829       273,788 (e)        --          --
 General and
  administrative..    672,759     147,745      124,779        794,710      543,309      (825,245)(d)        --          --
                                                                                        (185,540)(c)
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
                    4,602,663   2,080,973      484,620      2,045,974    3,725,162    (2,840,013)           --          --
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
Contribution from
 dental offices..     770,566    (103,507)      13,618          6,286      390,689       269,438            --          --
Corporate
 expenses--
 General and
 administrative..     721,313      93,186           --             --           --       (93,186)(c)        --          --
                                                                                         335,053 (d)
 Depreciation and
  amortization...      57,941          --           --             --           --            --            --          --
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
Operating (loss)
 income..........      (8,688)   (196,693)      13,618          6,286      390,689        27,571            --          --
Interest
 (expense)
 income, net.....    (326,590)    (33,007)     (15,384)        (6,286)      (1,301)       22,971 (f)   295,025(k)    1,458(h)
                                                                                        (292,000)(j)               292,000(j)
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
(Loss) Income
 before income
 taxes...........    (335,278)   (229,700)      (1,766)            --      389,388      (241,458)      295,025     293,458
Income taxes
 (g).............          --          --           --             --           --            --       110,634     110,047
                   ----------  ----------     --------     ----------   ----------   -----------      --------    --------
Net (loss)
 income..........  $ (335,278) $ (229,700)    $ (1,766)    $       --   $  389,388   $  (241,458)     $184,391    $183,411
                   ==========  ==========     ========     ==========   ==========   ===========      ========    ========
Net (loss) income
 per common
 share...........  $    (0.10)
                   ==========
Weighted average
 common and
 common
 equivalent
 shares
 outstanding.....   3,425,668
                       PRO
                    FORMA AS
                    ADJUSTED
                   ------------
Dental offices
 revenue, net....  $15,833,115
Less -- amounts
 retained by
 dental offices..    4,452,580
                   ------------
 Net revenue.....   11,380,535
Management
 service fee
 revenue.........       65,934
                   ------------
Total net
 revenue.........   11,446,469
Direct
 expenses --
 Clinical
  salaries and
  benefits.......    4,282,741
 Dental
  supplies.......    1,450,023
 Laboratory
  fees...........    1,035,821
 Occupancy.......      870,026
 Advertising and
  marketing......      405,498
 Depreciation and
  amortization...      782,753
 General and
  administrative..   1,272,517
                   ------------
                    10,099,379
                   ------------
Contribution from
 dental offices..    1,347,090
Corporate
 expenses--
 General and
 administrative..    1,056,366
 Depreciation and
  amortization...       57,941
                   ------------
Operating (loss)
 income..........      232,783
Interest
 (expense)
 income, net.....      (63,114)
                   ------------
(Loss) Income
 before income
 taxes...........      169,669
Income taxes
 (g).............       63,626
                   ------------
Net (loss)
 income..........  $   106,043
                   ============
Net (loss) income
 per common
 share...........  $      0.02
                   ============
Weighted average
 common and
 common
 equivalent
 shares
 outstanding.....    6,258,871


     See accompanying notes to pro forma consolidated statements of income.

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

The adjustments reflected in the pro forma consolidated statements of income for the nine months ended September 30, 1997 and the year ended December 31, 1996 are as follows:

(a) In the pro forma consolidated statement of income for the nine months ended September 30, 1997, the 1997 Acquisitions columns present the historical revenue and expenses of the Early 1997 Acquisitions made during the first nine months of 1997 for that portion of 1997 preceding the Offices' affiliation with the Company as if these acquisitions had occurred on January 1, 1996. The 1997 Acquisitions columns also reflect the historical revenue and expenses of the Late 1997 Acquisitions made in August 1997, as if these acquisitions had been made on January 1, 1996. The Gentle Dental Acquisition column reflects the historical revenue and expenses of this acquisition as if the acquisition had been made on January 1, 1996.

(b) In the pro forma consolidated statement of income for the year ended December 31, 1996, the 1996 Acquisitions columns present the historical revenue and expenses of the 1996 Acquisitions for that portion of 1996 preceding the Offices' affiliation with the Company as if the acquisitions had occurred on January 1, 1996. The 1997 Acquisitions columns present the historical revenue and expenses of all 1997 Acquisitions as if they had been acquired on January 1, 1996.

(c) In connection with the acquisition of Offices, existing agreements or arrangements for management fees, compensation to dentists and, in some cases, occupancy are cancelled and replaced with new agreements. These new agreements result in reduced expenses in certain instances and increased expenses in other instances. The impact and the related adjustments resulting from the application of the new agreements entered into at the time of acquisitions, as if all such agreements had been in place at January 1, 1996 for the pro forma consolidated statements of income for the year ended December 31, 1996, and for the nine months ended September 30, 1997 are summarized below.

  These changes in expense consist of the following:

                                               YEAR ENDED      NINE MONTHS
                                               DECEMBER 31,       ENDED
                                                   1996     SEPTEMBER 30, 1997
                                               ------------ ------------------
   Reduction in corporate general and
    administrative costs for the elimination
    of management fees which were paid
    pursuant to a contract that was terminated
    on acquisition............................  $ (93,186)       $    --
   Reduction in occupancy costs due to
    execution of new leases with more
    favorable terms for office space on
    acquisition...............................  $(114,851)       $(25,165)
   Changes in compensation to dentists as a
    result of new employment agreements
    executed on acquisition--
    (reductions)..............................  $(185,540)       $(99,569)
    increases.................................     77,812          31,278
   Increase in clinical salaries and
    benefits..................................  $  14,406        $  4,802

   The above adjustments are based on the Company's assessment that the con-duct of the practices are not reasonably likely to be affected by the changes in the dentist - owners' incentive structure.

(d) Certain expenses have been reclassified to be in conformity with the terms of the Management Agreements and to be consistent with the Company's clas-sification of similar expenses, as follows:

                                  CORPORATE           CLINICAL       DIRECT         AMOUNTS
                              EXPENSES--GENERAL     SALARIES AND   GENERAL AND    RETAINED BY
                            AND ADMINISTRATIVE (I)    BENEFITS    ADMINISTRATIVE DENTAL OFFICES
                            ---------------------- -------------- -------------- --------------
                                                    INCREASE (DECREASE)
   Year ended December 31,
    1996
     Family Dental
      Acquisition..........        $     --         $  (512,000)    $      --      $  512,000
     Additional 1996
      Acquisitions.........              --             (82,161)      (40,366)        122,527
     Early and Late 1997
      Acquisitions.........              --             (71,225)     (449,826)        521,051
     Gentle Dental
      Acquisition..........         335,053          (1,337,185)     (335,053)      1,337,185
                                   --------         -----------     ---------      ----------
                                   $335,053         $(2,002,571)    $(825,245)     $2,492,763
                                   ========         ===========     =========      ==========
   Nine months ended
    September 30, 1997
     Early and Late 1997
      Acquisitions.........        $     --         $   (36,550)    $(171,838)     $  208,388
     Gentle Dental
      Acquisition..........         352,715          (1,270,241)     (352,715)      1,270,241
                                   --------         -----------     ---------      ----------
                                   $352,715         $(1,306,791)    $(524,553)     $1,478,629
                                   ========         ===========     =========      ==========

(e) To increase amortization expense for intangible assets based upon the Company's allocation of purchase price as if the 1996 Acquisitions and 1997 Acquisitions were all completed on January 1, 1996. The intangible assets related to the 1996 Acquisitions and the 1997 Acquisitions total approximately $8.7 million at September 30, 1997 and are being amortized over a period of 25 years. The additional amortization was $273,788 and $128,649 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(f) To eliminate interest expense related to liabilities not assumed in con-nection with the 1996 Acquisitions ($15,384 in 1996) and the 1997 Acquisi-tions ($7,587 in 1996 and $6,507 for the nine months ended September 30, 1997).

(g) To reflect the estimated income tax effects at an estimated effective rate of 37.5%.

(h) To eliminate interest expense on line of credit paid with proceeds of the Offering. This calculation is based on $100,000 outstanding for two months in 1996, interest payable at 8.75% ($1,458) and $350,000 outstanding for five months during the nine-month period ended September 30, 1997 ($12,760).

(i) To reclassify corporate office salaries from direct general and adminis-trative to corporate expenses -- general and administrative.

(j) To reflect additional interest expense on $3.4 million of acquisition debt for the Gentle Dental Acquisition as if it had occurred on January 1, 1996 and to reflect the reduction of interest on this debt from pay off through use of proceeds as if the Offering had occurred on January 1, 1996. Acqui-sition debt consists of a $2.0 million note, interest payable at 9.0% ($180,000 for the year ended December 31, 1996 and $135,000 for the nine months ended September 30, 1997) and a $1.4 million note, interest payable at 8.0% ($112,000 for the year ended December 31, 1996 and $84,000 for the nine months ended September 30, 1997).

(k) To eliminate interest expense and amortization of debenture issuance costs as if the convertible debentures had been converted to Common Stock at date of issuance in 1996. Detail is as follows:

                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                          ----------------- ------------------
     Interest expense on debentures at
      9%.................................     $265,419           $457,650
     Amortization of debenture offering
      costs..............................       29,606             61,344
                                              --------           --------
                                              $295,025           $518,994
                                              ========           ========

                    BIRNER DENTAL MANAGEMENT SERVICES, INC.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                        CONVERSION OF                 PRO FORMA
                           HISTORICAL   DEBENTURES (A) OFFERING (B)  AS ADJUSTED
                           -----------  -------------- ------------  -----------
Current assets:
 Cash and cash
  equivalents............  $ 1,322,874   $  (481,350)  $10,500,000   $ 7,591,524
                                                        (3,750,000)
 Other current assets....    2,074,628            --      (466,442)    1,608,186
                           -----------   -----------   -----------   -----------
 Total current assets....    3,397,502      (481,350)    6,283,558     9,199,710
                           -----------   -----------   -----------   -----------
Property and equipment,
 net.....................    2,365,484            --            --     2,365,484
Intangible assets, net...    8,961,625            --            --     8,961,625
Deferred charges and
 other assets............      398,182      (308,074)           --        90,108
                           -----------   -----------   -----------   -----------
 Total assets............  $15,122,793   $  (789,424)  $ 6,283,558   $20,616,927
                           ===========   ===========   ===========   ===========
Current liabilities:
 Accounts payable and
  accrued expenses.......  $ 2,513,908   $  (176,250)  $  (466,442)  $ 1,871,216
 Current maturities of
  notes payable and
  capital lease
  obligations............      653,291            --      (503,886)      149,405
                           -----------   -----------   -----------   -----------
 Total current
  liabilities............    3,167,199      (176,250)     (970,328)    2,020,621
                           -----------   -----------   -----------   -----------
Notes payable and capital
 lease obligations.......    3,580,858            --    (3,246,114)      334,744
Convertible subordinated
 debentures..............    6,780,000    (6,780,000)           --            --
Other liabilities........        5,200            --            --         5,200
                           -----------   -----------   -----------   -----------
 Total liabilities.......   13,533,257    (6,956,250)   (4,216,442)    2,360,565
                           -----------   -----------   -----------   -----------
Common stock.............    1,849,659     6,471,926    13,211,712    21,533,297
                                                        (2,711,712)   (2,711,712)
Accumulated (deficit)
 earnings................     (260,123)     (305,100)           --      (565,223)
                           -----------   -----------   -----------   -----------
 Total shareholders'
  equity.................    1,589,536     6,166,826    10,500,000    18,256,362
                           -----------   -----------   -----------   -----------
 Total liabilities and
  shareholders' equity...  $15,122,793   $  (789,424)  $ 6,283,558   $20,616,927
                           ===========   ===========   ===========   ===========

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The adjustments reflected in the September 30, 1997 pro forma condensed con-solidated balance sheet are as follows:

(a) To reflect the effect of conversion of $6,780,000 principal amount of con-vertible subordinated debentures into 1,633,142 shares of Common Stock, including interest of $305,100 paid to induce the conversion, accrued in-terest of $176,250 and deferred debenture issuance costs of $308,074 off-set against Common Stock.

(b) To reflect the estimated net proceeds from the sale of 1,833,816 shares of Common Stock in the Offering at the initial public offering price of $7.00 per share, estimated to be approximately $10,500,000 (after deducting es-timated underwriting discount and expenses of $2,336,712 for the Offer-
    ing), to reflect the use of proceeds of the Offering of $3,750,000 for payment of debt and $466,442 of payables related to costs of the Offering. Proceeds and offering costs also include $375,000 for the estimated value, determined in accordance with the provision of Statement of Financial Ac-counting Standards No. 123, of the Representative's Option (see "Under-writing" for the terms) granted in connection with the Offering.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
         (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
  The selected consolidated statement of operations data for the period from inception (May 17, 1995) to December 31, 1995 and for the year ended December 31, 1996 and the selected consolidated balance sheet data at December 31, 1995 and 1996 for the Company have been derived from the Consolidated Financial Statements of the Company that have been audited by Arthur Andersen LLP, inde-pendent public accountants, which are included elsewhere in this Prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited interim consolidated financial statements of the Company for the nine months ended September 30, 1996 and 1997 included elsewhere in this Prospectus. The se-lected data for 1994 and 1995 for the Company's predecessor have been derived from financial statements of the predecessor that have been audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The following selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                                   PREDECESSOR                       THE COMPANY(1)
                          ----------------------------- -----------------------------------------
                                                                                   NINE MONTHS
                                                                                      ENDED
                           YEAR ENDED  JANUARY 1, 1995  INCEPTION TO  YEAR ENDED  SEPTEMBER 30,
                          DECEMBER 31, TO SEPTEMBER 30, DECEMBER 31, DECEMBER 31, ---------------
                              1994           1995         1995 (2)       1996      1996    1997
                          ------------ ---------------- ------------ ------------ ------  -------
                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Dental office revenue,
 net....................      $692          $1,022         $  448       $7,189    $4,555  $10,492
Less -- amounts retained
 by dental offices......       163             265            148        1,882     1,140    2,647
                              ----          ------         ------       ------    ------  -------
Net revenue.............       529             757            300        5,307     3,415    7,845
Management service fee
 revenue................        --              --             --           66        --      739
                              ----          ------         ------       ------    ------  -------
Total net revenue.......       529             757            300        5,373     3,415    8,584
Direct expenses:
 Clinical salaries and
  benefits..............       211             323            125        1,750     1,137    3,033
 Dental supplies........        54              53             42          778       291      753
 Laboratory fees........        53              83             28          483       298      793
 Occupancy..............        70              87             20          315       210      719
 Advertising and
  marketing.............        17              20             35          280       145      286
 Depreciation and
  amortization..........        33              38             14          323       198      392
 General and
  administrative........        72             105             42          673       485      616
                              ----          ------         ------       ------    ------  -------
                               510             709            306        4,602     2,764    6,592
                              ----          ------         ------       ------    ------  -------
Contribution from dental
 offices................        19              48             (6)         771       651    1,992
Corporate expenses --
  General and
   administrative.......        --              --            149          722       611      875
  Acquisition costs.....        --              --             --           --        --      252
  Depreciation and
   amortization.........        --              --              4           58        35       71
                              ----          ------         ------       ------    ------  -------
Operating (loss)
 income.................        19              48           (159)          (9)        5      794
Interest expense, net...       (24)            (29)            (1)        (326)     (162)    (553)
                              ----          ------         ------       ------    ------  -------
(Loss) income before
 income taxes...........        (5)             19           (160)        (335)     (157)     241
Income taxes............        --              --             --           --        --        5
                              ----          ------         ------       ------    ------  -------
Net (loss) income.......      $ (5)         $   19         $ (160)      $ (335)   $ (157) $   236
                              ====          ======         ======       ======    ======  =======
Net (loss) income per
 common share (3)(6)....       N/A             N/A         $ (.06)      $ (.10)   $ (.05) $   .06
                                                           ======       ======    ======  =======
Weighted average common
 shares outstanding.....       N/A             N/A          2,786        3,426     3,425    3,634

                                                                                     DECEMBER 31,
                                                                                 --------------------- SEPTEMBER 30,
                                                                                     1995       1996       1997
                                                                                 ------------ -------- -------------
CONSOLIDATED BALANCE SHEET DATA (4):
Cash and cash equivalents...........                                               $  1,465   $  1,798   $  1,323
Working capital.....................                                                    698      1,817        230
Total assets........................                                                  2,908      9,553     15,123
Long-term debt, less current
 maturities.........................                                                     23      6,829     10,361
Total shareholders' equity..........                                                  2,004      1,684      1,590
                                               PREDECESSOR                           THE COMPANY(1)
                                      ----------------------------- ------------------------------------------------
                                                                                                   NINE MONTHS
                                       YEAR ENDED  JANUARY 1, 1995  INCEPTION TO  YEAR ENDED   ENDED SEPTEMBER 30,
                                      DECEMBER 31, TO SEPTEMBER 30, DECEMBER 31, DECEMBER 31, ----------------------
                                          1994           1995         1995 (2)       1996       1996       1997
                                      ------------ ---------------- ------------ ------------ -------- -------------
                                                                                                   (UNAUDITED)
SELECTED OPERATING DATA:
Number of offices (4)...............           3              3              4           18         18         34
Number of dentists (4)(5)...........           3              3              6           24         24         53
Total net revenue per office........    $176,405       $252,462       $ 74,990     $298,513   $189,724   $252,455

--------
(1) The comparability of the data presented is affected by acquisitions of Of-fices and development of de novo Offices. The Company was operating four Offices as of December 1995. During 1996 the Company acquired nine Offices and opened five de novo Offices. Fifteen additional Office acquisitions and one de novo Office increased the Company's operations for the nine months ended September 30, 1997.
(2) The Company was formed on May 17, 1995, and had no substantial operations until October 1, 1995.
(3) Computed on the basis described in Note 2 of Notes to Consolidated Finan-cial Statements of the Company.
(4) Data is as of the end of the respective periods presented.
(5) Includes dentists employed by the P.C.s, but excludes specialists who are independent contractors.
(6) Supplementary earnings per share for the nine months ended September 30, 1997 is $.07, giving effect to the portion of the use of proceeds from 535,714 common shares to be used to repay certain debt resulting in re-duced interest expense of $32,333. For this calculation, weighted average shares outstanding was 3,705,709 and net income was $267,743.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto of the Company included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth below and under "Business," as well as in this Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth under "Risk Factors" and the matters set forth in this Prospectus generally.

OVERVIEW

  The Company was formed in May 1995, and currently manages 34 Offices in Colorado and New Mexico staffed by 53 dentists. The Company has acquired 31 Offices (three of which were consolidated into existing Offices) and opened six de novo Offices. Of the 31 acquired Offices, only three (the first three practices, which were acquired from the Company's President, Mark Birner, D.D.S.) were acquired from affiliates of the Company. The Company derives all of its Revenue (as defined below) from its Management Agreements with the P.C.s. In addition, the Company assumes a number of responsibilities when it acquires a new practice or develops a de novo Office, which are set forth in the Management Agreement, as described below. The Company expects to expand in existing and new markets by acquiring solo and group dental practices, by developing de novo Offices and by enhancing the operating performance of its existing Offices. Generally, the Company seeks to acquire dental practices for which the Company believes application of its dental practice management model will improve operating performance. See "Business -- Operations -- Dental Practice Management Model."

  The Company was formed with the intention of becoming the leading dental practice management company in Colorado. The Company's success in the Colorado market has led to its expansion into New Mexico and its evaluation of addi-tional markets. The Company commenced operations in Colorado in October 1995 with the acquisition of three Offices, and acquired a fourth Office in Novem-ber 1995. In 1996, the Company opened five de novo Offices, acquired 12 prac-tices in several transactions, including a group of seven practices in connec-tion with the Family Dental Acquisition, and five practices in connection with the Additional 1996 Acquisitions. In 1997, the Company developed one de novo Office and acquired 15 practices, including four practices in connection with the Early 1997 Transactions, two practices in connection with the Late 1997 Acquisitions, and a group of nine practices in connection with the Gentle Den-tal Acquisition.

  The combined purchase amounts for the four Offices acquired in 1995, the 12 practices acquired in 1996, and the 15 practices acquired in 1997 were $412,134, $4,372,338 and $5,315,263, respectively. The average investment by the Company in each of its six de novo Offices has been approximately $170,000, which includes the cost of equipment, leasehold improvements and working capital associated with the Offices. The five de novo Offices opened between January 8, 1996 and July 15, 1996 began generating positive contribu-tion from dental offices, on average, within three months of opening. See "Risk Factors -- Risks Associated with De Novo Office Development" and "Busi-ness -- Expansion Program."

  The Company has experienced significant growth in Revenue (as defined below) and operating profitability. The Company has achieved these results in Colo-rado primarily through the development of a dense dental practice network and the implementation of its dental practice management model. The Company's Rev-enue increased from $448,000 in 1995 to $7.2 million for the year ended Decem-ber 31, 1996 and was $10.5 million in the nine months ended September 30, 1997. Contribution from dental offices has increased dramatically from a loss of ($6,516) in 1995, to a profit of $771,000 in 1996, and to a profit of $2.0 million for the nine months ended September 30, 1997. Contribution from dental offices as a percentage of Revenue increased from (1.5)% for the year ended December 31, 1995 to 10.7% for the year ended December 31, 1996, and to 19.0% for the nine months ended September 30, 1997. Operating in-come also improved substantially from a loss of ($159,000) in 1995 to a loss of ($9,000) in the year ended December 31, 1996 to an operating profit of $794,000 for the nine months ended September 30, 1997. The five de novo Of-fices opened by the Company between January 8, 1996 and July 15, 1996 gener-ated Revenue of $2.0 million during the nine months ended September 30, 1997, and had contribution from dental offices of $377,000 during this period, rep-resenting a contribution margin of 18.5%.

  At September 30, 1997, the Company's total assets of $15.1 million included $8.9 million of identifiable intangible assets related to Management Agree-ments. At that date, the Company's total shareholders' equity was $1.6 mil-lion. The Company reviews the recorded amount of intangible assets and other fixed assets for impairment for each Office whenever events or changes in cir-cumstances indicate the carrying amount of the assets may not be recoverable. If this review indicates that the carrying amount of the assets may not be re-coverable as determined based on the undiscounted cash flows of each Office, whether acquired or developed, the carrying value of the asset is reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each Office, relative market share and local market competitive environment, current period and forecasted operating results, cash flow levels of Offices and the impact on the net revenue earned by the Compa-ny, and the legal and regulatory factors governing the practice of dentistry.

COMPONENTS OF REVENUE AND EXPENSES

  Dental office revenue, net ("Revenue") represents the revenue of the Offices reported at estimated realizable amounts, received from third-party payors and patients for dental services rendered at the Offices. Net revenue represents Revenue less amounts retained by the Offices. The amounts retained by the Of-fices represent amounts paid as salary, benefits and other payments to em-ployed dentists and hygienists. The Company's net revenue is dependent on the Revenue of the Offices. Management service fee revenue represents the revenue earned by the Company for two Offices for which the Company has management agreements, but does not have control. Direct expenses consist of the expenses incurred by the Company in connection with managing the Offices, including salaries and benefits (for personnel other than dentists and hygienists), den-tal supplies, dental laboratory fees, occupancy costs, advertising and market-ing, depreciation and amortization and general and administrative (including office supplies, equipment leases, management information systems and other expenses related to dental practice operations). The Company also incurs per-sonnel and administrative expenses in connection with maintaining a corporate function that provides management, administrative, marketing, development and professional services to the Offices.

  Under the Management Agreements, the Company manages the business and mar-keting aspects of the Offices, including (i) providing capital, (ii) designing and implementing marketing programs, (iii) negotiating on behalf of the P.C.s for the purchase of supplies, (iv) providing a patient scheduling system, (v) staffing, (vi) recruiting, (vii) training of non-dental personnel, (viii) billing and collecting patient fees, (ix) arranging for certain legal and ac-counting services, and (x) negotiating on behalf of the P.C.s with managed care organizations. The P.C. is responsible for, among other things, (i) em-ploying and supervising all dentists and dental hygienists, (ii) complying with all laws, rules and regulations relating to dentists and dental hygien-ists, (iii) maintaining proper patient records, and (iv) cooperating in the obtaining of professional liability insurance. The Company has made, and in-tends to make in the future, loans to P.C.s in both Colorado and New Mexico to fund their acquisition of dental assets from third parties in order to comply with the laws of such states. Bonuses payable to dentists based on the operat-ing performance of the P.C.s take into account principal and interest payments made on the loans, resulting in the dentists sharing with the Company the eco-nomic benefits or detriments associated with assets acquired by the P.C.s us-ing such loans. Because the Company consolidates the financial statements of the P.C.s with its financial statements, these loans are eliminated in consol-idation.

  Under the typical Management Agreement used by the Company, the P.C. pays the Company a management fee equal to the Adjusted Gross Center Revenue of the P.C. less (i) all compensation paid to the dentists and dental hygienists em-ployed by the P.C., and (ii) principal and interest payments of loans made to the P.C. by the

Company. Adjusted Gross Center Revenue is comprised of all fees and charges booked each month by or on behalf of the P.C. as a result of dental services provided to patients at the Office, less any adjustments for uncollectible ac-counts, professional courtesies and other activities that do not generate a collectible fee. The Company's costs include all direct and indirect costs, overhead and expenses relating to the Company's provision of management serv-ices at each Office under a Management Agreement, including (i) salaries, ben-efits and other direct costs of employees of the Company that work at the Of-fice, including dental assistants, (ii) direct costs of all employees or con-sultants of the Company who provide services to or in connection with the Of-fice, (iii) utilities, janitorial, laboratory, supplies, advertising and other expenses incurred by the Company in carrying out its obligations under the Management Agreement, (iv) depreciation expense associated with the P.C.'s as-sets and the assets of the Company used at the Office, and the amortization of intangible asset value as a result of any acquisition or merger of another dental practice relating to the Office, (v) interest expense on indebtedness incurred by the Company to finance any of its obligations under the Management Agreement, (vi) malpractice insurance expenses, lease expenses and dentist re-cruitment expenses, (vii) personal property and other taxes assessed against the Company's or the P.C.'s assets used in connection with the operation of the Office,
(viii) out-of-pocket expenses of the Company's personnel related to mergers or acquisitions involving the P.C., (ix) corporate overhead charges or any other expenses of Company including the P.C.'s pro rata share of the expenses of the accounting and computer services provided by the Company, and (x) a collection reserve in the amount of 5.0% of Adjusted Gross Center Revenue. As a result, substantially all costs associated with the provision of dental services at the Offices are borne by the Company, other than the compensation and benefits of the dentists and hygienists who are employed by the P.C.s. This enables the Company to manage the profitability of the Offices. Each Management Agreement is for a term of 40 years. Further, each Management Agreement generally may be terminated by the P.C. only for cause, which includes a material default by or bankruptcy of the Company.

  The Company's Revenue is derived principally from fee-for-service Revenue and Revenue from capitated managed dental care plans. Fee-for-service Revenue consists of Revenue of the P.C.s received from indemnity dental plans, pre-ferred provider plans and direct payments by patients not covered by any third-party payment arrangement. Managed dental care Revenue consists of Reve-nue of the P.C.s received from capitated managed dental care plans, including capitation payments and patient co-payments. Capitated managed dental care contracts are between dental benefits organizations and the P.C.s. Under the Management Agreements, the Company negotiates and administers these contracts on behalf of the P.C.s. Under a capitated managed dental care contract, the dental group practice provides dental services to the members of the dental benefits organization and receives a fixed monthly capitation payment for each plan member covered for a specific schedule of services regardless of the quantity or cost of services to the participating dental group practice obli-gated to provide them. This arrangement shifts the risk of utilization of these services to the dental group practice providing the dental services. Be-cause the Company assumes responsibility under the Management Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provi-sion of dental services at the Office (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Office under capitated managed dental care plans is effectively shifted to the Company. In addition, dental group practices participating in a capitated managed dental care plan often receive co-payments for more complicated or elective procedures. In contrast, under traditional indemnity insurance ar-rangements, the insurance company pays whatever reasonable charges are billed by the dental group practice for the dental services provided. See "Busi-ness -- Payor Mix."

  The Company seeks to increase its fee-for-service business by increasing the patient volume of existing Offices through effective marketing and advertising programs, opening new Offices and acquiring solo and group practices. The Com-pany seeks to supplement this fee-for-service business with Revenue from con-tracts with capitated managed dental care plans. Although the Company's fee-for-service business generally is more profitable than its capitated managed dental care business, capitated managed dental care business serves to in-crease facility utilization and dentist productivity. From the year ended De-cember 31, 1996 to the nine months ended September 30, 1997, the Company has been able to expand its fee-for-service business relative to its total Reve-nue. See "Business -- Payor Mix." For the year ended December 31, 1996, fee-for-service Revenue ac-counted for 51.6% of the Company's Revenue while in the nine months ended Sep-tember 30, 1997 fee-for-service Revenue increased to 52.2% of Revenue.

  The relative percentage of the Company's Revenue derived from fee-for-serv-ice business and capitated managed dental care contracts varies from market to market depending on the availability of capitated managed dental care con-tracts in any particular market and the Company's ability to negotiate favora-ble terms in such contracts. In addition, the profitability of managed dental care Revenue varies from market to market depending on the level of capitation payments and co-payments in proportion to the level of benefits required to be provided. Variations in the relative penetration and popularity of capitated managed dental care from market to market across the country, however, make it difficult to determine whether the Company's experience in new markets will be consistent with its experience in the Colorado market. The Company expects that the level of profitability of its operations in new markets entered through acquisition will vary depending in part on these factors and may not replicate or be comparable to the Company's results in the Colorado market.

RESULTS OF OPERATIONS

  As a result of the recent rapid expansion of its business through acquisi-tions and the development of de novo Offices, and the Company's limited period of affiliation with these Offices, the Company believes that the period-to-pe-riod comparisons set forth below may not be representative of future operating results.

  Based on preliminary information, the Company believes that Total Net Reve-nue and net loss will be approximately $3,975,000 and ($250,000), respectively for the three months ended December 31, 1997. The increased estimated revenue during the quarter ended December 31, 1997 reflects the revenue from the ac-quisition of eleven practices, including nine practices acquired in the Gentle Dental Acquisition on September 8, 1997. Factors contributing to the estimated net loss include increased interest expense and amortization costs related to the eleven practice acquisitions and the fact that the Company has not imple-mented its dental practice management model in these practice acquisitions. See "Business -- Dental Practice Management Model". As of January 1998, the Company has converted the nine practices acquired in the Gentle Dental Acqui-sition to its management information system and expects to have its dental practice management model fully implemented during the first quarter of 1998. In addition, the Company believes that Total Net Revenue and net loss will be approximately $12,558,000 and ($10,000), respectively for the year ended De-cember 31, 1997. The increase in estimated revenue of approximately $7.1 mil-lion over 1996 was due to Office acquisitions and the opening of de novo Of-fices during the latter part of 1996 and 1997, and an increase in revenue at the Offices that were open during both periods. The increase in revenue was offset, in part, by increased direct expenses, corporate expenses and interest expense resulting in a decrease in the loss for the year of approximately $325,000. The above estimated Total Net Revenue and net loss amounts are pre-liminary and subject to adjustments; however, the preliminary results pre-sented are not expected to differ materially from the final results.

  The following table sets forth the percentages of Revenue represented by certain items reflected in the Company's consolidated statements of opera-tions. The information contained in the table represents the historical re-sults of the Company. The information that follows should be read in conjunc-tion with the Consolidated Financial Statements and Notes thereto of the Com-pany, as well as the pro forma consolidated financial information, included elsewhere in this Prospectus.

                                                           NINE MONTHS ENDED
                              INCEPTION TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31, DECEMBER 31, -----------------------
                                1995 (1)       1996        1996        1997
                              ------------ ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Dental office revenue, net..     149.4%       133.8%       133.4%      122.2%
Less -- amounts retained by
 dental offices.............      49.4         35.0         33.4        30.8
                                 -----        -----        -----       -----
Net revenue.................     100.0         98.8        100.0        91.4
Management service fee
 revenue....................       --           1.2          --          8.6
                                 -----        -----        -----       -----
Total net revenue...........     100.0        100.0        100.0       100.0
Direct expenses:
  Clinical salaries and
   benefits.................      41.9         32.5         33.3        35.3
  Dental supplies...........      14.1         14.5          8.5         8.8
  Laboratory fees...........       9.4          9.0          8.7         9.3
  Occupancy.................       6.5          5.9          7.2         8.4
  Advertising and
   marketing................      11.5          5.2          4.3         3.3
  Depreciation and
   amortization.............       4.6          6.0          5.8         4.6
  General and
   administrative...........      14.2         12.5         13.2         7.2
                                 -----        -----        -----       -----
                                 102.2         85.6         81.0        76.9
                                 -----        -----        -----       -----
Contribution from dental
 offices....................      (2.2)        14.4         19.0        23.1
Corporate expenses --
  General and administrative      49.6         13.4         17.9        10.2
  Acquisition costs.........       --           --           --          2.9
  Depreciation and
   amortization.............       1.3          1.1          1.0         0.8
                                 -----        -----        -----       -----
Operating (loss) income.....     (53.1)        (0.1)         0.1         9.2
Interest expense, net.......      (0.3)        (6.1)        (4.7)       (6.4)
                                 -----        -----        -----       -----
(Loss) income before income
 taxes......................     (53.4)        (6.2)        (4.6)        2.8
Income taxes................       0.0          0.0          --          0.1
                                 -----        -----        -----       -----
Net (loss) income...........     (53.4)%       (6.2)%       (4.6)%       2.7%
                                 =====        =====        =====       =====

--------
(1) The Company was formed on May 17, 1995, and had no substantial operations until October 1, 1995.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Dental office revenue, net. Dental office revenue, net increased from $4.6 million for the nine months ended September 30, 1996 to $10.5 million in the comparable period in 1997, an increase of $5.9 million, or 130.3%. Eleven practices acquired between May 30, 1996 and May 1, 1997 contributed $3.8 mil-lion of the increase, including $2.7 million from the Family Dental Acquisi-tion and $1.1 million from the acquisition of six solo practices. The Gentle Dental Acquisition that was completed on September 8, 1997 contributed $367,376 of the increase, and two practices acquired August 29, 1997 and one de novo Office opened August 11, 1997 in Albuquerque contributed a total of $104,237 of the increase. A total of $1.2 million of the increase was attrib-utable to five de novo Offices opened by the Company between January 1996 and July 1996. These de novo Offices contributed $820,460 to Revenue in the 1996 period and $2.0 million in the 1997 period. Revenue at the four Offices that were in existence during both periods contributed $422,750 of the increase, increasing from $2.0 million in 1996 to $2.4 million in 1997.

  Amounts retained by dental offices. Amounts retained by dental offices in-creased from $1.1 million for the first nine months of 1996 to $2.6 million for the comparable period in 1997, an increase of $1.5 million or 132.2%. This increase was due to the increased number of Offices and the corresponding ad-ditional dentists and hygienists. As a percentage of Total Net Revenue, amounts retained by dental offices decreased from 33.4% in 1996 to 30.8% in 1997 due to better personnel utilization and patient scheduling efficiencies resulting from the Company's dental practice management model.

  Management service fee revenue. Management service fee revenue of $739,390 for the nine months ended September 30, 1997 was attributable to management agreements for two Offices acquired in the latter part of 1996 and April 1997, respectively.

  Clinical salaries and benefits. Clinical salaries and benefits increased from $1.1 million to $3.0 million for the nine months ended September 30, 1996 and 1997, respectively, an increase of $1.9 million or 166.8%. This increase was due primarily to the increased number of Offices and the corresponding ad-dition of non-dental personnel. As a percentage of Total Net Revenue, clinical salaries and benefits increased from 33.3% in 1996 to 35.3% in 1997.

  Dental supplies. Dental supplies increased from $290,617 for the nine months ended September 30, 1996 to $751,759 for the comparable period in 1997, an in-crease of $461,142 or 158.7%. This increase was due to the increased Total Net Revenue generated at the Offices. As a percentage of Total Net Revenue, dental supplies increased marginally from 8.5% in 1996 to 8.8% in 1997. This increase as a percentage of Total Net Revenue is due to the need for supplies associ-ated with the initiation of specialty services during the nine months ended September 30, 1997 and the Company's policy of expensing such supplies.

  Laboratory fees. Laboratory fees increased from $298,310 in the first nine months of 1996 to $793,640 for the comparable period in 1997, an increase of $495,330 or 166.0%. This increase was due to the increased Total Net Revenue generated at the Offices. As a percentage of Total Net Revenue, laboratory fees increased from 8.7% in 1996 to 9.3% in 1997.

  Occupancy. Occupancy increased from $245,523 in the first nine months of 1996 to $718,660 in the comparable period in 1997, an increase of $473,137 or 192.7%. This increase was due to the increased number of Offices as well as certain Offices which were only open for part of the nine months ended Septem-ber 30, 1996. As a percentage of Total Net Revenue, occupancy expense in-creased from 7.2% in 1996 to 8.4% in 1997.

  Advertising and marketing. Advertising and marketing increased from $145,383 for the nine months ended September 30, 1996 to $285,947 for the comparable 1997 period, an increase of $140,564 or 96.7%. This increase was primarily due to increased advertising, including television, Yellow Pages and radio adver-tising in the 1997 period. The Company's increased density in the Colorado market enabled it cost effectively to increase its advertising expense. As a percentage of Total Net Revenue, advertising and marketing decreased from 4.3% in 1996 to 3.3% in 1997.

  Depreciation and amortization. Depreciation and amortization, which consists of depreciation and amortization expense incurred at the Offices, increased from $197,727 in the nine months ended September 30, 1996 to $391,891 in the comparable 1997 period, an increase of $194,164 or 98.2%. This increase was due to the increased number of Offices as well as certain Offices which were only open for part of the nine months ended September 30, 1996. As a percent-age of Total Net Revenue, depreciation and amortization decreased from 5.8% in 1996 to 4.6% in 1997.

  General and administrative. General and administrative, which is attribut-able to the Offices, increased from $449,497 in the nine months ended Septem-ber 30, 1996 to $616,389 in the comparable period in 1997, an increase of $166,892 or 37.1%. This increase was due to the increased number of Offices as well as certain Offices which were only open for part of the nine months ended September 30, 1996. Additionally, the Company expanded its corporate infra-structure to manage the growth and some of these costs were passed on to the Offices. As a percentage of Total Net Revenue, general and administrative ex-penses decreased from 13.2% in 1996 to 7.2% in 1997, and this decrease was due primarily to high start up costs relative to revenues at the de novo Offices during 1996, such as office and computer supplies, insurance and the cost of leased equipment.

  Contribution from dental offices. As a result of the above, contribution from dental offices increased from $651,006 for the nine months ended Septem-ber 30, 1996 to $2.0 million for the comparable period in 1997, an increase of $1.3 million or 206.0%. As a percentage of Total Net Revenue, contribution from dental offices increased from 19.0% in 1996 to 23.1% in 1997.

  Corporate expenses -- general and administrative. Corporate expenses -- gen-eral and administrative increased from $610,543 in the first nine months of 1996 to $874,824 in the comparable period in 1997, an increase of $264,281 or 43.3%. This increase was due to expansion of the Company's infrastructure to manage growth, primarily through the addition of personnel. As a percentage of Total Net Revenue, corporate expense -- general and administrative decreased from 17.9% in 1996 to 10.2% in 1997.

  Corporate expenses -- acquisition costs. During the nine months ended Sep-tember 30, 1997, the Company incurred a one-time charge of $252,234 related to due diligence costs and audit fees in connection with a potential acquisition of a group of dental practices. As a result of its due diligence, the Company has determined not to proceed with the acquisition at this time.

  Corporate expenses -- depreciation and amortization. Corporate expenses -- depreciation and amortization increased from $35,184 in the nine months ended September 30, 1996 to $70,532 in the comparable period in 1997, an increase of $35,348 or 100.5%. This increase was a result of the Company's expansion of its corporate infrastructure, primarily investments in computer equipment to manage future growth. As a percentage of Total Net Revenue, corporate expenses -- depreciation and amortization decreased from 1.0% in 1996 to 0.8% in 1997.

  Operating income. As a result of the above, operating income increased from $5,279 in the nine months ended September 30, 1996 to $794,182 in the compara-ble period in 1997, an increase of $788,903. As a percentage of Total Net Rev-enue, operating income increased from 0.1% in 1996 to 9.2% in 1997.

  Interest expense, net. Interest expense, net increased from $161,735 in the first nine months of 1996 to $553,572 in the comparable 1997 period, an in-crease of $391,837 or 242.3%. This increase was primarily the result of inter-est expense and financing costs associated with the Company's $6.8 million principal amount 9.0% convertible debentures issued in May 1996 and December 1996. As a percentage of Total Net Revenue, interest expense, net increased from 4.7% in 1996 to 6.4% in 1997.

  Net (loss) income. As a result of the above, net (loss) income increased from a loss of ($156,456) in the first nine months of 1996 to $235,410 in the comparable period in 1997, an increase of $391,866. Net income in 1997 was net of income taxes of $5,200, and the Company paid no income taxes in the compa-rable period in 1996. As a percentage of Total Net Revenue, net (loss) income increased from a loss of (4.6%) in 1996 to 2.7% in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  The year ended December 31, 1996 represents a full year of operation while the year ended December 31, 1995 reflects operations from October 1, 1995, the date the Company acquired its first Offices, and start-up expenses from the Company's inception at May 17, 1995 to October 1, 1995.

  Dental office revenue, net. Dental office revenue, net increased from $447,995 in 1995 to $7.2 million in 1996, an increase of $6.7 million. The Company acquired its first three Offices on October 1, 1995 and acquired its fourth Office on November 17, 1995 and, therefore, had limited operations dur-ing 1995. These four Offices contributed $2.7 million of Revenue in 1996 and acquisitions made by the Company during 1996 contributed $3.2 million. A sub-stantial part of the $3.2 million revenue contribution was from the seven Of-fices in the Family Dental Acquisition. The Company's five de novo Offices de-veloped between January 1996 and July 1996 contributed $1.3 million to Revenue during 1996.

  Amounts retained by dental offices. Amounts retained by dental offices in-creased from $148,035 for 1995 to $1.9 million for 1996, an increase of $1.7 million. This increase was the result of the Company's full year of operations in 1996 and growth in number of Offices managed by the Company and the corre-sponding additional dentists and hygienists. As a percentage of Total Net Rev-enue, amounts retained by dental offices decreased from 49.4% in 1995 to 35.0% in 1996 due to better personnel utilization and patient scheduling efficien-cies resulting from the Company's dental practice management model.

  Management service fee revenue. Management service fee revenue of $65,934 for the year ended December 31, 1996 was attributable to a management agree-ment with one Office acquired in the latter part of 1996.

  Clinical salaries and benefits. Clinical salaries and benefits increased from $125,371 to $1.7 million for 1995 and 1996, respectively, an increase of $1.6 million. The increased clinical salaries and benefits were due primarily to the full year of operations in 1996, the increased number of Offices and the corresponding addition of non-dental personnel. As a percentage of Total Net Revenue, clinical salaries and benefits decreased from 41.9% in 1995 to 32.5% in 1996.

  Dental supplies. Dental supplies increased from $42,392 for 1995 to $777,769 for 1996, an increase of $735,377 due to the increased Total Net Revenue gen-erated at the Offices. As a percentage of Total Net Revenue, dental supplies increased from 14.1% in 1996 to 14.5% in 1997. Dental supplies as a percentage of Total Net Revenue increased in 1996 because of the need to supply the five de novo Offices opened by the Company from January 8, 1996 through July 15, 1996 and the need by the Company to increase supplies at Offices acquired by the Company during 1996.

  Laboratory fees. Laboratory fees increased from $28,262 for 1995 to $483,140 for 1996, an increase of $454,878. This increase was due to the increased To-tal Net Revenue generated at the Offices. As a percentage of Total Net Reve-nue, laboratory fees decreased slightly from 9.4% in 1995 to 9.0% in 1996.

  Occupancy. Occupancy increased from $19,532 for 1995 to $315,423 for 1996, an increase of $295,891. This increase was due to the increased number of Of-fices which grew from four at December 31, 1995, a period with only three months of operations, to 18 Offices at December 31, 1996. As a percentage of Total Net Revenue, occupancy expense decreased slightly from 6.5% in 1995 to 5.9% in 1996.

  Advertising and marketing. Advertising and marketing increased from $34,533 for 1995 to $280,186 for 1996 period, an increase of $245,653. The Company's only method of advertising and marketing in 1995 was Yellow Pages advertising. The Company began television advertising in Colorado Springs in January 1996 and in the Denver market in September 1996. Additionally, the Company con-ducted an extensive direct mail marketing campaign during the opening of each of its de novo Offices in 1996. As a percentage of Total Net Revenue, adver-tising and marketing decreased from 11.5% in 1995 to 5.2% in 1996.

  Depreciation and amortization. Depreciation and amortization increased from $13,745 in 1995 to $323,401 in 1996 an increase of $309,656. This increase was due to the increased number of Offices as well as certain Offices which were only open part of the year in 1995. Also contributing to the increase were the five de novo Offices opened by the Company from January 9, 1996 to July 15, 1996. As a percentage of Total Net Revenue, depreciation and amortization in-creased from 4.6% in 1995 to 6.0% in 1996.

  General and administrative. General and administrative increased from $42,641 in 1995 to $672,759 in 1996, an increase of $630,118. This increase was a result of the full year of operations during 1996 and the increased num-ber of Offices, as well as certain Offices which were only open for part of the year in 1995. Additionally, the Company expanded its corporate infrastruc-ture to manage the growth and a portion of those costs are passed on to the Offices. As a percentage of Total Net Revenue, general and administrative ex-penses decreased from 14.2% in 1995 to 12.5% in 1996.

  Contribution from dental offices. As a result of the above, contribution from dental offices increased from a loss of ($6,516) for 1995 to $770,566 for 1996, an increase of $777,082. As a percentage of Total Net Revenue, contribu-tion from dental offices increased from (2.2)% in 1995 to 14.4% in 1996.

  Corporate expenses -- general and administrative. Corporate expenses -- gen-eral and administrative increased from $148,825 in 1995 to $721,313 in 1996, an increase of $572,488. This increase was due to a full period of operations during 1996 and expansion of the Company's infrastructure to manage growth, primarily through the addition of personnel. As a percentage of Total Net Rev-enue, corporate expenses -- general and administrative decreased from 49.6% in 1995 to 13.4% in 1996. During 1995, the Company had certain start-up costs prior to generating revenue on October 1, 1995 which contributed to the higher corporate expense -- general and administrative as a percentage of revenue.

  Corporate expenses -- depreciation and amortization. Corporate expenses -- depreciation and amortization increased from $3,888 in 1995 to $57,941 in
1996, an increase of $54,053. This increase was a result of the Company's ex-pansion of its corporate infrastructure, primarily investments in computer equipment to manage future growth. As a percentage of Total Net Revenue, cor-porate expenses -- depreciation and amortization decreased from 1.3% in 1995 to 1.1% in 1996.

  Operating (loss) income. As a result of the above, operating (loss) income improved from a loss of ($159,229) in 1995 to a loss of ($8,688) in 1996, an improvement of $150,541. As a percentage of Total Net Revenue, operating
(loss) income increased from (53.1)% in 1995 to (0.1)% in 1996.

  Interest expense, net. Interest expense, net increased from $1,026 in 1995 to $326,590 in 1996, an increase of $325,564. This increase was primarily the result of interest expense and financing costs associated with the Company's $6.8 million principal amount 9.0% convertible debentures issued in May 1996 and December 1996. As a percentage of Total Net Revenue, interest expense, net increased from 0.3% to 6.1% in 1996.

  Net (loss) income. As a result of the above, net (loss) income increased from a loss of ($160,255) in 1995 to a loss of ($335,278) in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its growth through a combina-tion of private sales of convertible subordinated debentures and Common Stock, cash provided by operating activities, a bank line of credit (the "Credit Fa-cility") and seller notes.

  Net cash provided by (used in) operating activities was $25,703 and ($545,583) for the years ended December 31, 1995 and 1996, respectively, and was ($201,344) and $1.7 million for the nine months ended September 30, 1996 and 1997, respectively. Net cash provided by (used in) operations during these periods, after adding back depreciation and amortization, consisted primarily of increases in accounts payable and accrued expenses.

In the nine months ended September 30, 1997, net income contributed $235,410 to net cash provided by operating activities for the period.

  Net cash used in investing activities was $348,161 and $4.8 million for the years ended December 31, 1995 and 1996, respectively, and was $4.7 million and $3.7 million in the nine months ended September 30, 1996 and 1997, respective-ly. In the nine months ended September 30, 1996, $3.7 million was utilized for acquisitions and $880,824 was invested in the purchase of additional property and equipment, including $470,215 for the de novo Offices. In the nine months ended September 30, 1997, $3.4 million was utilized for acquisitions and $621,702 was invested in the purchase of additional property and equipment, including $70,794 for a de novo Office. These capital expenditures were par-tially offset by $200,058 of cash obtained from the acquisition of existing dental offices. In 1996, $3.7 million was utilized for acquisitions and $1.0 million was invested in the purchase of additional property and equipment, in-cluding $493,009 in the de novo Offices.

  For the nine months ended September 30, 1996 and 1997, net cash provided by financing activities was $4.0 million and $1.6 million, respectively. In the nine months ended September 30, 1996, the cash provided was comprised of $5.0 million from the private sale of convertible subordinated debentures, par-tially offset by $530,353 used for the repayment of the Credit Facility, $152,193 for the payment of long term debt and $251,321 used for the payment of subordinated debenture issuance and other financing costs. In the nine months ended September 30, 1997, the cash provided was comprised of $225,000 from the private sale of convertible subordinated debenture and $250,000 in net borrowings from the Credit Facility and proceeds of $2.0 million from a term loan used to finance the Gentle Dental Acquisition. This was partially offset by $466,442 for costs associated with the public offering, $179,130 used for the repayment of long term debt and $219,178 used to repurchase com-mon stock. Net cash provided by financing activities in 1996 totaled $5.7 mil-lion. This was comprised of $6.6 million from the private sale of convertible subordinated debentures and $100,000 in net borrowings from the Credit Facili-ty, partially offset by $579,285 used for the repayment of long-term debt and $401,716 used for the payment of subordinated debenture issuance and other fi-nancing costs. Net cash provided by financing activities in 1995 totaled $1.8 million. This was comprised of $1.8 million from the private sale of Common Stock, which was partially offset by $19,647 used for the repayment of long-term debt.

  Under the Company's Credit Facility, the Company may borrow up to $2.8 mil-lion, including a line of credit up to $800,000 for working capital needs with such borrowings based on eligible accounts receivable as defined in the Credit Facility and including a $2.0 million term loan. At September 30, 1997, the Company had total outstanding borrowings of $2.4 million under the Credit Fa-cility. Monthly principal payments of $33,333 commence on March 1, 1998. The amounts outstanding under the Credit Facility bear interest at variable rates which are based upon the lender's base rate plus 0.5%. The Credit Facility is secured by a lien on the Company's accounts receivable and its Management Agreements. Additionally, Fred Birner, Mark Birner, D.D.S. and Dennis Genty each have provided personal guarantees of the Credit Facility up to an aggre-gate amount of $600,000. The Company has entered into an amendment to the Credit Facility, which amendment will be effective upon the satisfaction of certain conditions including the consummation of the Offering. Pursuant to the amended Credit Facility, which will have a three-year term, (i) the line of credit will be increased from $800,000 to $10.0 million, (ii) the personal guarantees will be eliminated, (iii) advances will bear interest at the lend-er's base rate or at the applicable LIBOR rate plus 2.25%, at the Company's option, and (iv) the Company will be obligated to pay an annual facility fee of .25% of the average unused amount of the line of credit during the previous full calender quarter. Borrowings are limited to an availability formula based on the Company's adjusted EBITDA. The Credit Facility prohibits the payment of dividends and other distributions to shareholders, restricts or prohibits the Company from incurring indebtedness, incurring liens, disposing of assets, making investments or making acquisitions, and requires the Company to main-tain certain financial ratios on an ongoing basis.

  The Company currently has outstanding approximately $6.8 million in princi-pal amount of 9.0% convertible debentures, which debentures will be converted into 1,633,142 shares of Common Stock, effective upon the consummation of the Offering, in connection with the Conversion of Debentures. The Company also has outstanding a note in the principal amount of $1.4 million issued in con-nection with the Gentle Dental Acquisition, which bears interest at 8.0%. The Company plans to repay this note from the proceeds of the Offering. The Company also has outstanding indebtedness of ap-proximately $400,000 represented by notes issued in connection with various practice acquisitions, each of which bears interest at 8.0%. The Company's current material commitments for capital expenditures total approximately $860,000, consisting of approximately $350,000 for the expansion of one Office and approximately $170,000 for each of three planned de novo Office develop-ments. The Company anticipates that these capital expenditures will be funded by cash on hand, cash generated by operations, or borrowings under the Company's Credit Facility. The Company's accumulated deficit as of September 30, 1997 was approximately $260,123, and the Company's working capital on that date was approximately $230,303.

  The net proceeds from the Offering will enable the Company to repay out-standing indebtedness under the Credit Facility and to repay the $1.4 million note issued in connection with the Gentle Dental Acquisition. The Company be-lieves that the remaining net proceeds from the Offering, together with cash generated from operations and borrowings under its Credit Facility, will be sufficient to fund its anticipated working capital needs, capital expenditures and future acquisitions for at least the next 12 months. In the event the Com-pany is not able to successfully negotiate a new Credit Facility at the end of its term or identifies and completes future acquisitions more quickly than it currently anticipates, the Company's current sources of liquidity may not be adequate. In addition, in order to meet its long-term liquidity needs the Com-pany may issue additional equity and debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company. The failure to raise the funds necessary to finance its future cash requirements could adversely affect the Company's ability to pursue its strategy and could negatively affect its operations in future periods. See "Risk Factors -- Need for Additional Capi-tal; Uncertainty of Additional Financing."

                                   BUSINESS

  The Company acquires, develops, and manages geographically dense dental practice networks in select markets, currently including Colorado and New Mex-ico, and the Company believes it is the largest provider of dental management services in Colorado. The Company and its dental practice management model, which was developed by the Company's President, Mark Birner, D.D.S., provide a solution to the needs of dentists, patients, and third-party payors by al-lowing the Company's affiliated dentists to provide high-quality, efficient dental care in patient-friendly, family practice settings. Dentists practicing at the Offices provide comprehensive general dentistry services, and the Com-pany increasingly offers specialty dental services through affiliated special-ists. Birner manages 34 Offices, of which 28 were acquired and six were de novo developments. The success of the Company's dental practice network in Colorado has led to its expansion into New Mexico and its evaluation of addi-tional markets.

DENTAL SERVICES INDUSTRY

  According to the U.S. Health Care Financing Administration ("HCFA"), dental expenditures in the U.S. increased from $30.4 billion in 1990 to $42.9 billion in 1995. HCFA also projects that dental expenditures will reach approximately $79.1 billion by 2005, representing an increase of approximately 84.4% over 1995 dental expenditures. The Company believes this growth is driven by (i) an increase in the number of people covered by third-party payment arrangements and the resulting increase in their utilization of dental services, (ii) an increasing awareness of the benefits of dental treatments, (iii) the retention of teeth into later stages of life, (iv) the general aging of the population, as older patients require more extensive dental services, and (v) a growing awareness of and demand for preventative and cosmetic services.

  Traditionally, most dental patients have paid for dental services themselves rather than through third-party payment arrangements such as indemnity insur-ance, preferred provider plans or managed dental plans. In recent years, how-ever, third-party payment arrangements have become more prevalent. According to the National Association of Dental Plans, in 1995 approximately 117 million persons, or approximately 45% of all persons in the U.S., were covered by some form of third-party dental care plan. The remaining 143 million, or 55% of all persons in the U.S., were not covered by any third-party plan. The Company be-lieves that the percentage of people covered by third-party payment arrange-ments will continue to increase, due in part to the popularity of such ar-rangements.

  Although total expenditures for dental care services in the U.S. have grown, the dental services industry remains highly fragmented. According to the Amer-ican Dental Association, in 1995 there were approximately 153,300 active den-tal professionals in the U.S., of which approximately 88% practiced either alone or with only one other dentist. Dental services typically are offered by local providers, primarily solo practitioners or small groups of general den-tists or specialists, practicing at a single location.

  The Company believes that the fragmented dental services industry will in-creasingly consolidate due to (i) the shift to third-party reimbursement and the advantages enjoyed by larger group practices in negotiating with third-party payors, (ii) the economies of scale for cost-effective management of pa-tient care, (iii) the desire to capture revenues from higher-margin specialty procedures, which would otherwise be referred to non-affiliated specialists,
(iv) the need for access to the capital resources necessary to acquire and maintain state-of-the art dental equipment, clinical facilities and management information systems, and (v) the growing importance of sophisticated marketing programs directed toward patients and third-party payors.

THE BIRNER STRATEGY

  The Company's objective is to be the leading dental practice management com-pany in the markets it serves. The key elements of the Company's strategy in-clude:

  Develop and Operate Geographically Dense Dental Practice
Networks. Management believes that clustering its Offices allows the Company to implement other key elements of its strategy which maximize revenue and op-erating performance. With 30 Offices in the Colorado market, the Company has built successful, geographically dense dental practice networks, and the Com-pany only intends to enter markets which will support such networks.

  Capitalize on Flexible Growth Strategy. Once the Company has identified an attractive market, it can enter that market and subsequently increase the den-sity of its dental practice network through multiple methods. The Company has demonstrated its ability to make acquisitions of large group practices, to ac-quire solo and small group practices, and to develop de novo Offices. The Com-pany believes its experience in acquiring solo and small group practices will become increasingly important, as the majority of all dentists practice either alone or with one other dentist. Therefore, the Company believes its experi-ence with multiple expansion methods allows it to capitalize on the opportuni-ties presented by a market and represents a significant competitive advantage.

  Enhance Operating Performance. The Company enhances the operating perfor-mance of its Offices through the implementation and application of its dental practice management model. Key components of this model include providing a designated managing dentist with economic incentives to improve Office operat-ing performance, a proprietary patient scheduling system, a training program for non-dental employees, and a system for optimizing revenue through managing payor mix. The Company believes its model provides an ideal setting for den-tists to develop long-term relationships with patients.

  Capture Specialty Service Revenue. By operating geographically dense net-works, the Company can effectively utilize affiliated specialists. As the Com-pany achieves density in a market, it intends to offer a complete range of specialty services to its patients. This enables the Company to capture reve-nue from specialty services that would otherwise be lost to non-affiliated providers. Specialty services typically are provided on a fee-for-service ba-sis and generally yield a higher margin than general dentistry services.

  Develop Brand Identity. The Company's marketing programs have been designed to reinforce the association of the PERFECT TEETH(R) name and logo with high-quality, convenient dental care. The Company's marketing efforts are intended to increase patient flow and generally are targeted at fee-for-service pa-tients. Where appropriate, the Company operates its offices under the PERFECT TEETH(R) name with the PERFECT TEETH(R) logo prominently and attractively dis-played. The Company's geographically dense networks allow it to spread the cost of its marketing programs, particularly television and radio advertising, across a larger base of patient revenue.

EXPANSION PROGRAM

OVERVIEW

  Since its formation in May 1995, the Company has acquired 31 practices, in-cluding three practices that have been consolidated into existing Offices. Of those acquired practices, 28 were located in Colorado and three were located in New Mexico. Although the Company has acquired and integrated several group practices, many of the Company's acquisitions have been of solo dental prac-tices. The Company also has developed six de novo Offices. Therefore, the Com-pany is not dependent on any particular expansion strategy and can capitalize on the opportunities presented by a market.

  The following table sets forth the increase in the number of Offices managed by the Company from 1995 to the date of this Prospectus, including the number of de novo Offices and acquired Offices in each such year:

                                                              1995 (1) 1996 1997
                                                              -------- ---- ----
Offices at beginning of the period...........................     0      4   18
De novo Offices..............................................     0      5    1
Acquired Offices (2).........................................     4      9   15
                                                                ---    ---  ---
Offices at end of the period (3).............................     4     18   34
                                                                ===    ===  ===

--------
(1) From October 1, 1995 through December 31, 1995.
(2) For 1996, does not include three practices that were acquired and consoli-dated with existing Offices.
(3) The number of Offices managed by the Company has not increased between De-cember 31, 1997 and the date of this Prospectus.

ACQUISITION STRATEGY

  Prior to entering a new market, the Company considers the population, demographics, market potential, competitive and regulatory environment, supply of available dentists, needs of managed care plans or other large payors and general economic conditions within the market. Once the Company has estab-lished a presence in a new market, the Company seeks to increase its density in that market by making further acquisitions and by developing de novo Of-fices. The Company identifies potential acquisition candidates through a vari-ety of means, including selected inquiries of dentists by the Company, direct inquiries by dentists, referrals from other dentists, participation in profes-sional conferences and referrals from practice brokers.

  The Company seeks to identify and acquire dental practices for which the Company believes application of its dental practice management model will im-prove revenue and operating performance, and it has demonstrated its ability to identify and improve such practices. The following table demonstrates how implementation of the Company's dental practice management model has contrib-uted to improvements in revenue and operating performance for several of the Company's acquisitions:

                                                       SIX MONTH RESULTS
                                                 -------------------------------
                                                 PRE-ACQUISI-
                                                     TION       POST-ACQUISITION
                                                 ------------   ----------------
Family Dental Acquisition (seven practices)
  Dental office revenue, net....................   $2,300,000      $2,600,000
  Contribution from dental offices..............     (185,000)        367,000
  Contribution margin...........................         (8.0)%          14.1%
Castle Rock Acquisition
  Dental office revenue, net....................    $ 109,000      $  167,000
  Contribution from dental offices..............       (3,000)         28,000
  Contribution margin...........................         (2.8)%          16.8%

  There can be no assurance that the dental office revenue, net, contribution from dental offices and contribution margin for the seven practices acquired in the Family Dental Acquisition or for the Castle Rock Office will continue to grow at these historical rates, or that the Company's operations in other markets will grow at rates comparable to those experienced in these practices.

RECENT ACQUISITIONS

  Gentle Dental Acquisition. On September 8, 1997, the Company acquired nine dental practices operated under the name Gentle Dental which are located in Boulder, Colorado Springs, Denver, Greeley and Longmont, Colorado for $3.5 million. The sum of $2.1 million was paid in cash, and the Company issued a $1.4 million note which will be repaid from the proceeds of the Offering. See "Use of Proceeds." The Gentle Dental practices employ 13 dentists and gener-ated $4.1 million in revenue for the year ended December 31, 1996 and $2.6 million in revenue for the six months ended June 30, 1997. These practices have operated with a management team headed by James Abramowitz, D.D.S., who has practiced dentistry since 1972. Dr. Abramowitz was an early pioneer in the negotiation of capitated managed dental care contracts in Colo-rado. Dr. Abramowitz and his management team developed the Gentle Dental net-work beginning in 1992, and they have become part of the Company's management team. With the Gentle Dental Acquisition, the Company has 30 Offices in Colo-rado, solidifying the Company's presence in this market and making it, to its knowledge, the largest dental practice network in Colorado.

  New Mexico Acquisitions. The Company identified New Mexico as an attractive new market for the implementation of its dental practice management model based on favorable demographics, the relative low penetration of managed care, and the absence of a dominant dental practice network. Since April 1997, the Company has acquired three solo dental practices in Albuquerque, New Mexico. The Company will seek to increase its density further in this market through acquisitions of practices and the development of de novo Offices, as it has done in the Colorado market.

DE NOVO OFFICE DEVELOPMENTS

  One method by which the Company enters new markets and expands its opera-tions in existing markets is through the development of de novo Offices. Three of the Company's four Colorado Springs Offices and two of the Company's 20 Denver Offices were de novo developments. In addition, in August 1997, the Company opened a de novo Office in Albuquerque, New Mexico. The Company gener-ally locates de novo Offices in areas in which there is significant population growth and/or population turnover. All of the Company's current de novo Of-fices are located in supermarket-anchored shopping centers. The Company seeks prime retail locations for its de novo Offices, generally located in high-growth suburban areas of the market. These locations provide high visibility of the Company's signage and easy walk-in access for its customers. Histori-cally, the Company has used consistent office designs, colors, logo and signage for each of its de novo Offices.

  The average investment by the Company in each of its six de novo Offices has been approximately $170,000, which includes the cost of equipment, leasehold improvements and working capital associated with the initial operations. The five de novo Offices opened between January 8, 1996 and July 15, 1996 began generating positive contribution from dental offices, on average, within three months of opening. These five de novo Offices generated dental office revenue, net of $1.3 million during the six months ended June 30, 1997, and had contri-bution from dental offices of $227,000 during this period, representing a con-tribution margin of 17.5%. From time to time, the Company has been able to ne-gotiate favorable managed care contracts to facilitate the development of a de novo Office and reduce the period of time it takes for a de novo Office to be-come profitable.

THE BIRNER DENTIST PHILOSOPHY

  The Company seeks to develop long-term relationships with its dentists by building the practice at each of its Offices around a managing dentist. The Company's dental practice management model provides managing dentists the au-tonomy and independence of a private family practice setting without the capi-tal commitment and the administrative burdens such as billing/collections, payroll, accounting, and marketing. This gives the managing dentists the abil-ity to focus primarily on providing high-quality dental care to their pa-tients. The managing dentist retains the responsibilities of team building and developing long-term relationships with patients and staff by building trust and providing a friendly, relaxed atmosphere in his or her Office. The manag-ing dentist determines which personnel, including dental assistants and hy-gienists, to hire or terminate, and exercises his or her own clinical judgment in matters of patient care. In addition, managing dentists are given an eco-nomic incentive to improve the operating performance of their Offices, in the form of a bonus based upon the operating performance of the Office. Each man-aging dentist also has been granted stock options in the Company that typi-cally vest over a three-to-five year period.

  When the revenues of an Office justify expansion, one or more associate den-tists can be added to the team. Associate dentists are typically recent gradu-ates from residency programs, and usually spend up to two years working with a managing dentist. Depending on his or her performance and abilities, an asso-ciate dentist may be given the opportunity to become a managing dentist in an-other of the Offices.

OPERATIONS

EXISTING OFFICES

  The Company manages a total of 34 Offices in Colorado and New Mexico. The following table shows the location of each Office, the date each Office was acquired or de novo developed, and the specialty dental services currently of-fered at that Office in addition to comprehensive general dental services:

LOCATION                   DATE ACQUIRED/DEVELOPED* SPECIALTY SERVICES
--------                   ------------------------ ------------------
COLORADO
 Boulder                   September 1997           --
 Castle Rock               October 1995             Orthodontics
 Colorado Springs
  Austin Bluffs            January 1996*            --
  Garden of the Gods       July 1996*               --
  Uintah Gardens           May 1996*                Orthodontics, Oral Surgery
  Union and Academy        September 1997           --
 Denver
  64th and Ward Road       January 1996*            --
  88th and Wadsworth       September 1997           --
  Arapahoe                 October 1995             Orthodontics
  Bow Mar                  October 1995             Orthodontics
  Buckley and Mississippi  September 1997           --
  Central Denver           May 1996                 Orthodontics
  East 104th Avenue        May 1996                 Orthodontics
  East Cornell             August 1996              --
  East Iliff               May 1997                 --
  Ken Caryl                September 1997           --
  Leetsdale                March 1996*              --
  Monaco and Evans         November 1995            Oral Surgery, Periodontics
  North Sheridan           May 1996                 Orthodontics, Oral Surgery
  Sheridan and 64th Avenue May 1996                 --
  South Galena             May 1996                 Orthodontics
  South Holly Street       September 1997           --
  Speer                    February 1997            --
  West 38th Avenue         May 1996                 Orthodontics, Endodontics
  West 120th Avenue        September 1997           --
  Yale                     April 1997               --
 Fort Collins              May 1996                 Oral Surgery
 Greeley                   September 1997           --
 Longmont                  September 1997           --
 Loveland                  September 1996           --
NEW MEXICO
 Albuquerque
  Candelaria               April 1997               Orthodontics
  Four Hills               August 1997*             --
  Fourth Street            August 1997              --
  Wyoming and Candelaria   August 1997              --

  The Offices typically are located either in shopping centers, professional office buildings or stand-alone buildings. Currently, all of the de novo Of-fices are located in supermarket-anchored shopping centers. The Offices have from three to 16 treatment rooms and range in size from 1,200 square feet to 7,400 square feet.

PATIENT SERVICES

  The Company seeks to develop long-term relationships with patients. A com-prehensive exam and evaluation is conducted during a patient's first visit. Through patient education and other on-going relationship building, the pa-tients develop an awareness of the benefits of a comprehensive, long-term den-tal care plan. The Company believes that it will retain these patients longer, and that these patients will have a higher utilization of Birner's dental services including specialty, elective, and cosmetic services.

  Dentists practicing at the Offices provide comprehensive general dentistry services, including full coverage crowns and bridges, fillings (including state-of-the-art gold, porcelain and composites inlays/onlays), and aesthetic procedures such as porcelain veneers and bleaching. In addition, hygienists provide cleanings and periodontal services including root planing and scaling. At certain of the Offices, the patient is offered specialty dental services, such as orthodontics, oral surgery, endodontics and periodontics. These serv-ices are provided by affiliated specialists who rotate through several offices in a particular market. The addition of specialty services is a key component of the Company's strategy, as it enables the Company to capture revenue from typically higher margin services that would otherwise be referred to non-af-filiated providers. In addition, by offering a broad range of dental services within a single practice, the Company is able to distinguish itself from its competitors and realize operating efficiencies and economics of scale through higher utilization of professionals and facilities.

DENTAL PRACTICE MANAGEMENT MODEL

  The Company has developed a dental practice management model designed to achieve its goal of providing personalized, high-quality dental care in a pa-tient friendly setting similar to that found in a traditional private prac-tice. The Company believes that its model differentiates it from other dental practice management companies and provides it with significant competitive ad-vantages in attracting and retaining dental care professionals, negotiating with third party payors, and attracting and retaining patients. The Company's dental practice management model consists of the following components:

  Recruiting of Dentists. The Company seeks dentists with excellent skills and experience, who are sensitive to patient needs, interested in establishing long-term patient relationships and are motivated by financial incentives to enhance Office operating performance. The Company believes that practice in its network of Offices offers both recently graduated dentists and more expe-rienced dentists advantages over a solo or smaller group practice, including relief from the burden of administrative responsibilities and the resulting ability to focus almost exclusively on practicing dentistry. Advantages to dentists affiliated with the Company also include a compensation structure that rewards productivity, employee benefits such as health insurance, a 401(k) plan, continuing education, payment of professional membership fees and malpractice insurance, and, for affiliated specialists, the Company believes this affiliation offers a steadier stream of referrals. The Company's efforts to recruit dentists is focused on dentists with approximately three years or more of practice experience. The Company typically recruits associate dentists graduating from residency programs. In the Company's experience, many dentists in the early stages of their careers have incurred substantial student loans. As a result, they face significant financial constraints in starting their own practices or buying into existing practices, especially in view of the capi-tal-intensive nature of modern dentistry.

  The Company advertises for the dentists it seeks in national and regional dental journals, local market newspapers, and directly at dental schools with strong residency programs. In addition, the Company has found that its exist-ing affiliated dentists provide a good referral source for recruiting future dentists.

  Training of Non-Dental Employees. The Company has developed a formalized training program for non-dental employees which is conducted by the Company's field representatives. This program includes training in patient interaction, scheduling, use of the computer system, office procedures and protocol, and third-party payment arrangements. Depending on a new employee's position and experience, employment with the Company begins with three to five days of for-mal training. The Company encourages employees to attend continuing education seminars. In addition, the field representatives have monthly meet-ings with administrative staff to review pertinent and timely topics and gen-erate ideas that can be shared with all Offices. Management believes the training program the Company has established and the on-going monthly meetings with employees have contributed to the improvement in operating performance of its Offices.

  Proprietary Patient Scheduling. The Company has developed a proprietary pa-tient scheduling system which was designed by its President, Mark Birner, D.D.S., to maximize Office and personnel utilization and profitability while providing high-quality care to the patients. The Company's scheduling system is designed to control the revenue mix by balancing fee-for-service and capitated managed dental care patients.

  Staffing Model. The Company's staffing model attempts to maximize Office profitability by adjusting personnel according to an Office's revenue level. Staffing at mature Offices can vary based on the number of treatment rooms, but generally includes one to two dentists, two to four dental assistants, one to two hygienists, one to two hygiene assistants and two to four front office personnel. Staffing at de novo Offices typically consists of one dentist, one dental assistant and one front office person. As the patient base builds at an Office, additional staff are added to accommodate the growth as provided in the staffing model developed by the Company. The Company currently has a staff of five field representatives in Colorado, one of whom also covers New Mexico. These field representatives, who are each responsible for up to 10 Offices, oversee the operations and training of non-dental employees and work to imple-ment the Company's dental practice management model to maximize revenues and profitability.

  Management Information Systems. All of the Offices, except for the nine Of-fices recently acquired in connection with the Gentle Dental Acquisition, have the same management information system, which allows the Company to receive uniform data that can be analyzed easily in order to measure and improve Of-fice operating performance. As part of its acquisition integration process, the Company intends to convert the Offices acquired in the Gentle Dental Ac-quisition to its management information system. The Company has installed a computer system which enables it to link its headquarters on-line with each of its Offices. This system allows the Company to monitor the Offices by ob-taining real-time data relating to patient and insurance information, treat-ment plans, scheduling, revenues and collections. In addition, various month-end management reports are generated, including accounts receivable aging and information that allows the Company to analyze the economics of the managed care plans for which each Office is a provider.

  The Company provides each Office with monthly operating data and financial statements, and uses the data to make recommendations to improve Office finan-cial performance. The Company believes that these monthly reports allow the Offices to make periodic operating adjustments which help improve results. In addition, the Company uses the information system to provide data for case management.

  Advertising and Marketing. The Company seeks to increase patient volume at its Offices through television, radio, print advertising and other marketing techniques. The Company's advertising efforts, which are principally aimed at increasing its fee-for-service business, emphasize the high-quality care pro-vided at its Offices and that the Company's affiliated dentists have more time to spend with patients. Because of its market density, the Company is able cost effectively to use television and radio advertising to increase patient volume.

  The Company believes that its PERFECT TEETH(R) name is associated with high-quality dental care in Colorado, and intends to operate other Offices under this name where appropriate. When desirable, the PERFECT TEETH(R) logo is prominently displayed in an attractive sign at each Office. The Company also utilizes Yellow Pages advertisements, direct mail campaigns and other forms of advertising to highlight the Office's high-quality dental care and customer-oriented service. The Company's six de novo Offices are all located in super-market-anchored shopping centers and have consistent design, layout and color.

  Quality Assurance. The Company has designed and implemented a quality assur-ance program for dental personnel which includes a thorough background check, formal training at the time of hiring, and incentives tied to new patient referrals from existing patients. Quarterly site visits to the Offices and monthly meetings of all of the Company's dentists help reinforce elements of the Company's quality assurance program. Each affiliated dentist is a graduate of an accredited dental program, and state licensing authorities require dentists to undergo annual training. The dentists and hygienists prac-ticing at the Offices can obtain some of the required continuing education training through the Company's internal training programs.

  Purchasing/Vendor Relationships. The Company has negotiated arrangements with a number of its more significant vendors, including dental laboratory and supply providers to reduce per unit costs. By aggregating supply purchasing and laboratory usage, the Company believes that it has received favorable pricing compared to solo or smaller group practices. Dental equipment and sup-plies are obtained by the Company as directed by the Offices, and administra-tive supplies are purchased by the Company and distributed on an as-needed ba-sis to each Office, thereby limiting storage of unused inventory and supplies. Additionally, the Company has been able to negotiate favorable bulk purchases of dental equipment by its Offices.

PAYOR MIX

  The Company's payors include indemnity insurers, preferred provider plans, managed dental care plans, and uninsured patients. The Company seeks to opti-mize revenue mix at each Office between fee-for-service business and capitated managed care plans, taking into account the local dental market. While fee-for-service business generally is more profitable than capitated managed den-tal care business, capitated managed dental care business serves to increase facility utilization and dentist productivity. Consequently, the Company seeks to supplement its fee-for-service business with revenue derived from contracts with capitated managed dental care plans. The Company negotiates the managed care contracts on behalf of the P.C.s, but the P.C.s enter into the contracts with the various managed care plans. Managed care relationships also provide increased co-payment revenue, referrals of additional fee-for-service patients and opportunities for dentists practicing at the Offices to educate patients about the benefits of elective dental procedures that may not be covered by the patients' capitated managed dental care plans.

  Although only approximately 9% of individuals in the United States were en-rolled in managed dental care plans in 1995, the Company believes that capitated managed dental care will play an increasingly important role in the provision of dental services. The Company believes that its experience with capitated managed dental care contracts positions the Company well for an en-vironment with increased managed care penetration.

  Capitated managed dental care plans typically pay participating dental group practices a fixed monthly amount for each plan member covered for a specified schedule of services regardless of the quantity or cost of such services. This arrangement shifts the risk and reward of utilization and efficiency to the dental group practice that provides the dental services. Because the Company assumes responsibility under its Management Agreements with the P.C.s for all aspects of the operation of the dental practices (other than the provision of dental care) and thus bears all costs of the P.C.s associated with operating the Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Offices under capitated managed dental care plans is effectively shifted to the Company. In addition, members of capitated managed dental care plans may pay the P.C.s additional amounts as co-payments for more complex procedures. The relative size of capi-tation payments and co-payments varies in accordance with the level of bene-fits provided and plan design.

  The following table sets forth information regarding the percentage of the Company's total revenue represented by payor type for the periods presented:

                                                   YEAR ENDED  NINE MONTHS ENDED
                                                  DECEMBER 31,   SEPTEMBER 30,
PAYOR TYPE                                            1996           1997
----------                                        ------------ -----------------
Fee for service (1)..............................     51.6%           52.2%
Managed dental care
  Capitation.....................................     20.4            20.3
  Co-payment.....................................     28.0            27.5
                                                     -----           -----
    Total........................................    100.0%          100.0%
                                                     =====           =====

--------
(1) Includes revenue from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payment ar-rangements.

  During the fiscal year ended December 31, 1996, approximately 13.7% and 10.0% of the Company's dental office revenue, net came from Prudential Dental Maintenance Organization, Inc. ("Prudential") and PacifiCare of Colorado, Inc. ("PacifiCare"), respectively. During the nine months ended September 30, 1997, Prudential and PacifiCare were responsible for 12.6% and 10.9%, respectively, of the Company's dental office revenue, net.

AFFILIATION MODEL

RELATIONSHIP WITH P.C.S

  Each Office is operated by a P.C. which employs or contracts with the den-tists and dental hygienists who practice at that Office. All but five of the P.C.s operating Offices located in Colorado are solely owned by the Company's President, Mark Birner, D.D.S. The P.C.s operating Offices located in New Mex-ico, and the remaining five P.C.s operating Offices in Colorado, are owned by the managing dentists for such Offices. The Company has entered into agree-ments with each of the owners of the P.C.s operating Offices in New Mexico and with the Company's President, Dr. Birner, as the owner of 25 P.C.s operating Colorado Offices. These agreements provide that upon the death, disability, incompetency or insolvency of the owner of the P.C., a loss of the owner's li-cense to practice dentistry, a termination of the owner's employment by the P.C. or the Company, a conviction of the owner for a criminal offense, or a breach by the P.C. of the Management Agreement with the Company, the Company may require the owner to sell his or her shares in the P.C. to a third-party designated by the Company at nominal value. Each agreement with Dr. Birner also permits the Company in its sole discretion to require Dr. Birner to transfer his shares in the P.C. to another party designated by the Company. These agreements also prohibit the dentist from transferring or pledging the shares in the P.C.s owned by the dentists except to parties approved by the Company who agree to be bound by the terms of the agreements. Upon a transfer of the shares to another party, the dentist agrees to resign all positions held as an officer or the director of the P.C.

  Two of the five managing dentists who own P.C.s operating Offices in Colo-rado have entered into stock purchase, pledge and security agreements with the Company. Under these agreements, if certain events occur including the failure of the dentist to perform his obligations under the employment agreement with the P.C., the cessation of the dentist's employment with the P.C. for any rea-son, the death or insolvency of the dentist or the dentist's causing the P.C. to breach its obligations under the Management Agreement, then the Company may cause the P.C. to redeem the dentist's ownership interest in the P.C. for an agreed price which is not considered to be material by the Company. Two of the three directors of these P.C.s are nominees of the Company and the dentists have given Fred Birner irrevocable proxies to vote their shares in the P.C.s.

  In two of the remaining three Colorado P.C.s owned by managing dentists, the Company has a right of first refusal to purchase the shares owned by managing dentists and the right to elect one-half of the directors and vote one-half of the shares in such P.C.s. In the final Colorado P.C. owned by a managing den-tist, the Company has its nominees serving as two of the three directors and has an irrevocable proxy to vote the shares in the P.C. The Company can thus cause the P.C. to redeem the shares pursuant to its employment agreement with the dentist if the employment of the dentist by the P.C. ceases for any rea-son.

MANAGEMENT AGREEMENTS WITH AFFILIATED OFFICES

  The Company derives all of its revenue from its Management Agreements with the P.C.s. Under each of the Management Agreements, the Company manages the business and marketing aspects of the Offices, including (i) providing capi-tal, (ii) designing and implementing marketing programs, (iii) negotiating on behalf of the P.C.s for the purchase of supplies, (iv) providing a patient scheduling system, (v) staffing, (vi) recruiting, (vii) training of non-dental personnel, (viii) billing and collecting patient fees, (ix) arranging for cer-tain legal and accounting services, and (x) negotiating on behalf of the P.C.s with managed care organizations. The P.C. is responsible for, among other things, (i) employing and supervising all dentists and dental hygienists, (ii) complying with all laws, rules and regulations relating to dentists and dental hygienists, (iii) maintaining proper patient records, and (iv) cooperating in the obtaining of professional liability insurance. The Company has made, and intends to make in the future, loans to P.C.s in both Colorado and New Mexico to fund their acquisition of dental assets from third parties in order to com-ply with the laws of such states. Bonuses payable to dentists based on the op-erating performance of the P.C.s take into account principal and interest pay-ments made on the loans, resulting in the dentists sharing with the Company the economic benefits or detriments associated with assets acquired by the P.C.s using such loans. Because the Company consolidates the financial state-ments of the P.C.s with its financial statements, these loans are eliminated in consolidation.

  Under the typical Management Agreement used by the Company, the P.C. pays the Company a management fee equal to the Adjusted Gross Center Revenue of the P.C. less (i) all compensation paid to the dentists and dental hygienists em-ployed by the P.C., and (ii) principal and interest payments of loans made to the P.C. by the Company. Adjusted Gross Center Revenue is comprised of all fees and charges booked each month by or on behalf of the P.C. as a result of dental services provided to patients at the Office, less any adjustments for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee. The Company's costs include all direct and in-direct costs, overhead and expenses relating to the Company's provision of management services at the Offices under the Management Agreements, including
(i) salaries, benefits and other direct costs of employees of the Company that work at the Office, including dental assistants, (ii) direct costs of all em-ployees or consultants of the Company who provide services to or in connection with the Office, (iii) utilities, janitorial, laboratory, supplies, advertis-ing and other expenses incurred by the Company in carrying out its obligations under the Management Agreement, (iv) depreciation expense associated with the P.C.'s assets and the assets of the Company used at the Office, and the amor-tization of intangible asset value as a result of any acquisition or merger of another dental practice relating to the Office, (v) interest expense on in-debtedness incurred by the Company to finance any of its obligations under the Management Agreement, (vi) malpractice insurance expenses, lease expenses and dentist recruitment expenses, (vii) personal property and other taxes assessed against the Company's or the P.C.'s assets used in connection with the opera-tion of the Office, (viii) out-of-pocket expenses of the Company's personnel related to mergers or acquisitions involving the P.C., (ix) corporate overhead charges or any other expenses of Company including the P.C.'s pro rata share of the expenses of the accounting and computer services provided by the Compa-ny, and (x) a collection reserve in the amount of 5.0% of Adjusted Gross Cen-ter Revenue. As a result, substantially all costs associated with the provi-sion of dental services at the Offices are borne by the Company, other than the compensation and benefits of the dentists and hygienists who are employed by the P.C.s.

  Management Agreements are for terms of 40 years, and are structured such that they may be terminated by the Company or by the P.C. only for "cause," which includes a material default by or bankruptcy of the other party. Upon expiration or termination by either party of a Management Agreement, the P.C. must satisfy all obligations it has to the Company. The Company agrees during the term of the Management Agreement not to acquire or develop de novo any Of-fices within three miles of the Office of the P.C. without the P.C.'s consent.

  The Company plans to continue to use the current form of its Management Agreement to the extent possible. However, the terms of the Management Agree-ments are subject to change to comply with existing or new regulatory require-ments or to enable the Company to compete more effectively. See "Risk Fac-tors -- Dependence on Management Agreements, the P.C.s and Affiliated Den-tists," "-- Potential Conflict of Interest of the Company's President Relating to the P.C.s" and "Business -- Government Regulation."

EMPLOYMENT AGREEMENTS

  Most dentists practicing at the Offices have entered into employment agree-ments or independent contractor agreements with the P.C.s. The majority of such agreements are terminable without cause by either party upon two to seven days' notice. Some of the employment agreements for managing dentists who are also the shareholder of a P.C. have terms of 20 to 30 years and are only ter-minable by the P.C. upon the occurrence of certain events. Upon termination of employment of the managing dentists for any reason, the P.C. has the right to redeem the shares of the P.C. held by the managing dentist. Such agreements typically contain non-competition provisions for up to three to five years following their termination within a specified geographic area, usually a specified number of miles from the relevant Office, and restrict solicitation of patients and employees of the Offices. Managing dentists receive compensa-tion based upon a specified amount per hour worked or a percentage of collec-tions attributable to their work, and a bonus based upon the operating perfor-mance of the Office. Associate dentists are compensated based upon a specified amount per hour worked, and a potential for bonuses in certain situations. Specialists are compensated based upon a percentage of collections or revenue attributable to their work. The dentists' compensation and benefits are paid by the P.C. with whom the dentist has entered into an employment agreement.

COMPETITION

  The dental services industry is highly fragmented, consisting primarily of solo and smaller group practices. The dental practice management segment of this industry is highly competitive and is expected to become more competi-tive. In this regard, the Company expects that the provision of multi-specialty dental services at convenient locations will become increasingly more common. The Company is aware of several dental practice management compa-nies that are operating in its markets, including Valley Forge Dental Associ-ates, Inc. Dentalco, Inc. and Dental Health Clinics of America. Companies with dental practice management businesses similar to that of the Company which currently operate in other parts of the country, may begin targeting the Company's existing markets for expansion. Such competitors may have greater financial resources or otherwise enjoy competitive advantages which may make it difficult for the Company to compete against them or to acquire additional Offices on terms acceptable to the Company. As the Company seeks to expand its operations into new markets, it is likely to face competition from dental practice management companies which already have established a strong business presence in such locations.

  The business of providing general dental, orthodontic and other specialty dental services is highly competitive in the markets in which the Company op-erates. The Company believes it competes with other providers of dental and specialty services on the basis of factors such as brand name recognition, convenience, cost and the quality and range of services provided. Competition may include practitioners who have more established practices and reputations. The Company also competes against established practices in the retention and recruitment of general dentists, specialists, hygienists and other personnel. If the availability of such dentists, specialists, hygienists and other per-sonnel begins to decline in the Company's markets, it may become more diffi-cult to attract qualified dentists, specialists, hygienists and other person-nel to staff the Offices sufficiently or to expand them.

GOVERNMENT REGULATION

  The practice of dentistry is regulated at both the state and federal levels, and the regulation of health care-related companies is increasing. There can be no assurance that the regulatory environment in which the Company or the P.C.s operate will not change significantly in the future. The laws and regu-lations of all states in which the Company operates impact the Company's oper-ations but do not currently materially restrict the Company's operations in those states. In addition, state and federal laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In connection with its operations in existing markets and expansion into new markets, the Company may become subject to additional laws, regula-tions and interpretations or enforcement actions. The laws regulating health care are broad and subject to varying interpretations, and there is currently a lack of case law construing such statutes and regulations. The ability of the Company to operate profitably will depend in part upon the ability of the Company and the P.C.s to operate in compliance with applicable healthcare regulations.

STATE REGULATION

  The laws of many states, including Colorado and New Mexico, permit a dentist to conduct a dental practice only as an individual, a member of a partnership or an employee of a professional corporation, limited liability company or limited liability partnership. These laws typically prohibit, either by spe-cific provision or as a matter of general policy, non-dental entities, such as the Company, from practicing dentistry, from employing dentists and, in cer-tain circumstances, hygienists or dental assistants, or from otherwise exer-cising control over the provision of dental services. Under the Management Agreements, the P.C.s control all clinical aspects of the practice of den-tistry and the provision of dental services at the Offices, including the ex-ercise of independent professional judgment regarding the diagnosis or treat-ment of any dental disease, disorder or physical condition. Persons to whom dental services are provided at the Offices are patients of the P.C.s and not of the Company and the Company does not have or exercise any control or direc-tion over the manner or methods in which dental services are performed, nor does the Company interfere in any way with the exercise of professional judg-ment by the dentists who are employees or independent contractors of the P.C.s.

  Many states, including Colorado, limit the ability of a person other than a licensed dentist, to own or control dental equipment or offices used in a den-tal practice. Some states allow leasing of equipment and office space to a dental practice, under a bona fide lease, if the equipment and office remain under the control of the dentist. Some states, including New Mexico, require all advertisements to be in the name of the dentist. A number of states, in-cluding Colorado, also regulate the content of advertisements of dental serv-ices. In addition, Colorado, New Mexico, and many other states impose limits on the tasks that may be delegated by dentists to hygienists and dental assis-tants. Some states require entities designated as "clinics" to be licensed, and may define clinics to include dental practices that are owned or con-trolled in whole or in part by non-dentists. These laws and their interpreta-tions vary from state to state and are enforced by the courts and by regula-tory authorities with broad discretion.

  Many states have fraud and abuse laws which are similar to the federal fraud and abuse law described below, and which in many cases apply to referrals for items or services reimbursable by any third-party payor, not just by Medicare and Medicaid. A number of states, including Colorado and New Mexico, prohibit the submitting of false claims for dental services.

  Many states, including Colorado and New Mexico, also prohibit "fee-split-ting" by dentists with any party except other dentists in the same profes-sional corporation or practice entity. In most cases, these laws have been construed as applying to the practice of paying a portion of a fee to another person for referring a patient or otherwise generating business, and not to prohibit payment of reasonable compensation for facilities and services (other than the generation of referrals), even if the payment is based on a percent-age of the practice's revenues.

  In addition, many states have laws prohibiting paying or receiving any remu-neration, direct or indirect, that is intended to include referrals for health care items or services, including dental items and services.

  In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care contracts. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. As the P.C.s contract with third-party payors, on a capi-tation or other basis under which the relevant P.C. assumes financial risk, the P.C.s may become subject to state insurance laws. Specifically, in some states, regulators may determine that the Company or the P.C.s are engaged in the business of insurance, particularly if they contract on a financial-risk basis directly with self-insured employers or other entities that are not li-censed to engage in the business of insurance. In Colorado and New Mexico, the P.C.s currently only contract on a financial-risk basis with entities that are licensed to engage in the business of insurance and thus are not subject to the insurance laws of those states. To the extent that the Company or the P.C.s are determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third-party payors and the Company's revenue may be materially and adversely affected.

FEDERAL REGULATION

  Federal laws generally regulate reimbursement and billing practices under Medicare and Medicaid programs. Because the P.C.s currently receive no revenue under Medicare or Medicaid, the impact of these laws on the Company to date has been negligible. There can be no assurance, however, that the P.C.s will not have patients in the future covered by these laws, or that the scope of these laws will not be expanded in the future, and if expanded, such laws or interpretations thereunder could have a material adverse effect on the Company's business, financial condition and operating results.

  The federal fraud and abuse statute prohibits, subject to certain safe har-bors, the payment, offer, solicitation or receipt of any form of remuneration in return for, or in order to induce: (i) the referral of a person for serv-ice, (ii) the furnishing or arranging to furnish items or services, or (iii) the purchase, lease or order or the arrangement or recommendation of a pur-chase, lease or order of any item or service which is, in each case, reimburs-able under Medicare or Medicaid. The statute reflects the federal government's policy of increased scrutiny of joint ventures and other transactions among healthcare providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Because dental services are covered under var-ious government programs, including Medicare and Medicaid, this federal law applies to dentists and the provision of dental services.

  Significant prohibitions against dentist self-referrals for services covered by Medicare and Medicaid programs were enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibi-tions, commonly known as Stark II, amended prior physician and dentist self-referral legislation known as Stark I (which applied only to clinical labora-tory referrals) by dramatically enlarging the list of services and investment interest to which the self-referral prohibitions apply. Effective January 1, 1995, Stark II prohibits a physician or dentist, or a member of his or her im-mediate family, from making referrals for certain "designated health services" to entities in which the physician or dentist has an ownership or investment interest, or with which the physician or dentist has a compensation arrange-ment. "Designated health services" include, among other things, clinical labo-ratory services, radiology and other diagnostic services, radiation therapy services, durable medical equipment, prosthetics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. Stark II prohibitions include referrals within the physician's or dentist's own group practice (unless such practice satisfies the "group practice" excep-tion) and referrals in connection with the physician's or dentist's employment arrangements with the P.C. (unless the arrangement satisfies the employment exception). Stark II also prohibits billing the Medicare or Medicaid programs for services rendered following prohibited referrals. Noncompliance with, or violation of Stark II can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The Company believes that its oper-ations as presently conducted do not pose a material risk under Stark II, pri-marily because the Company does not provide "designated health services." Nev-ertheless, there can be no assurance that Stark II will not be interpreted or hereafter amended in a manner that has a material adverse effect on the Company's operations as presently conducted.

  Proposed federal regulations also govern physician incentive plans associ-ated with certain managed care organizations that offer risk-based Medicare or Medicaid contracts. These regulations define physician incentive plans to in-clude any compensation arrangement (such as capitation arrangements, bonuses and withholds) that may directly or indirectly have the effect of reducing or limiting services furnished to patients covered by the Medicare or Medicaid programs. Direct monetary compensation which is paid by a managed care plan, dental group or intermediary to a dentist for services rendered to individuals covered by the Medicare or Medicaid programs is subject to these regulations, if the compensation arrangement places the dentist at substantial financial risk. When applicable, the regulations generally require disclosure to the federal government or, upon request, to a Medicare beneficiary or Medicaid re-cipient regarding such financial incentives, and require the dentist to obtain stop-loss insurance to limit the dentist's exposure to such financial risk. The regulations specifically prohibit physician incentive plans which involve payments made to directly induce the limitation or reduction of medically necessary covered services. A recently enacted federal law specifically exempts managed care arrangements from the application of the federal anti-kickback statute (the principal federal health care fraud and abuse law), but there is a risk this exemption may be repealed. It is unclear how the Company will be affected in the future by the interplay of these laws and regulations.

  The Company may be subject to Medicare rules governing billing agents. These rules prohibit a billing agent from receiving a fee based on a percentage of Medicare collections and may require Medicare payments for the services of dentists to be made directly to the dentist providing the services or to a lock box account opened in the name of the applicable P.C.

  Federal regulations also allow state licensing boards to revoke or restrict a dentist's license in the event such dentist defaults in the payment of a government-guaranteed student loan, and further allow the Medicare program to offset such overdue loan payments against Medicare income due to the default-ing dentist's employer. The Company cannot assure compliance by dentists with the payment terms of their student loans, if any.

  Revenues of the P.C.s or the Company from all insurers, including governmen-tal insurers, are subject to significant regulation. Some payors limit the ex-tent to which dentists may assign their revenues from services rendered to beneficiaries. Under these "reassignment" rules, the Company may not be able to require dentists to assign their third-party payor revenues unless certain conditions are met, such as acceptance by dentists of assignment of the payor receivable from patients, reassignment to the Company of the sole right to collect the receivables, and written documentation of the assignment. In addi-tion, governmental payment programs such as Medicare and Medicaid limit reim-bursement for services provided by dental assistants and other ancillary per-sonnel to those services which were provided "incident to" a dentist's servic-es. Under these "incident to" rules, the Company may not be able to receive reimbursement for services provided by certain members of the Company's Of-fices' staff unless certain conditions are met, such as requirements that services must be of a type commonly furnished in a dentist's office and must be rendered under the dentist's direct supervision and that clinical Office staff must be employed by the dentist or the P.C. The Company does not cur-rently derive a significant portion of its revenue under such programs.

  The operations of the Offices are also subject to compliance with regula-tions promulgated by the Occupational Safety and Health Administration ("OSHA"), relating to such matters as heat sterilization of dental instruments and the use of barrier techniques such as masks, goggles and gloves. The Com-pany incurs expenses on an ongoing basis relating to OSHA monitoring and com-pliance.

  Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's contractual arrangements will not be successfully chal-lenged as violating applicable fraud and abuse, self-referral, false claims, fee-splitting, insurance, facility licensure or certificate-of-need laws or that the enforceability of such arrangements will not be limited as a result of such laws. In addition, there can be no assurance that the business struc-ture under which the Company operates, or the advertising strategy the Company employs will not be deemed to constitute the unlicensed practice of dentistry or the operation of an unlicensed clinic or health care facility. The Company has not sought judicial or regulatory interpretations with respect to the man-ner in which it conducts its business. There can be no assurance that a review of the business of the Company and the P.C.s by courts or regulatory authori-ties will not result in a determination that could materially and adversely affect their operations or that the regulatory environment will not change so as to restrict the Company's existing or future operations. In the event that any legislative measures, regulatory provisions or rulings or judicial deci-sions restrict or prohibit the Company from carrying on its business or from expanding its operations to certain jurisdictions, structural and organiza-tional modifications of the Company's organization and arrangements may be re-quired which could have a material adverse effect on the Company, or the Com-pany may be required to cease operations.

INSURANCE

  The Company maintains general liability insurance for itself and provides for professional liability insurance covering dentists, hygienists and dental assistants at the Offices.

LEGAL PROCEEDINGS

  From time to time the Company is subject to litigation incidental to its business. The Company is not presently a party to any material litigation. Such claims, if successful, could result in damage awards exceeding, perhaps substantially, applicable insurance coverage.

TRADEMARK

  The Company is the registered owner of the PERFECT TEETH(R) trademark in the United States.

FACILITIES AND EMPLOYEES

  The Company's corporate headquarters are located at 3801 E. Florida Avenue, Suite 508, Denver, Colorado, in approximately 4,685 square feet occupied under a lease which expires in September 1998, and the Company believes this facil-ity is adequate for its current needs. The Company also leases real estate at the location of each Office under leases ranging in term from month-to-month to 10 years. The Company believes the facilities at each of its Offices are adequate for the current level of business at such Offices. The Company gener-ally anticipates leasing and developing new Offices in its current markets as well as in certain other geographic markets rather than significantly ex-panding the size of its existing Offices.

  As of October 31, 1997, the Company had 53 affiliated dentists and 54 affil-iated hygienists who were employed by the P.C.s, six affiliated specialists who contract with the P.C.s to provide specialty dental services, and 241 non-dental employees.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning each of the directors, executive officers and key employees of the Company:

             NAME              AGE                   POSITION
             ----              ---                   --------
                                40 Chairman of the Board, Chief Executive
 Frederic W.J. Birner               Officer and Director
 Mark A. Birner, D.D.S.         38 President and Director
                                40 Chief Financial Officer, Secretary,
 Dennis N. Genty                    Treasurer and Director
 James M. Ciccarelli            45 Director
                                43 Director (effective upon consummation of the
 Steven M. Bathgate                 Offering)
 James Abramowitz, D.D.S.       52 Colorado Dental Director
 Pamela K. Bernardini           41 Vice President, Controller
 Susan E. Carwin                28 Field Representative
 Cheryl A. Strom                27 Manager of Information Systems

  Frederic W.J. Birner is a founder of the Company and has served as Chairman of the Board and Chief Executive Officer since the Company's inception in May 1995. From May 1992 to September 1995, he was employed as a Senior Vice Presi-dent in the Corporate Finance Department at Cohig & Associates, Inc., an in-vestment banking firm. From 1983 to February 1992, Mr. Birner held various po-sitions with Hanifen, Imhoff, Inc., an investment banking firm, most recently as Senior Vice President in the Corporate Finance Department. Mr. Birner re-ceived his M.S. degree from Columbia University and his B.A. degree from The Colorado College. Mr. Birner is the brother of Mark A. Birner, D.D.S.

  Mark A. Birner, D.D.S. is a founder of the Company and has served as Presi-dent, and as a director, since the Company's inception in May 1995. From Feb-ruary 1994 to October 1995, Dr. Birner was the owner and operator of three in-dividual dental practices. From 1986 to February 1994, he was an associate dentist with the Family Dental Group. Dr. Birner received his D.D.S. and B.A. degrees from the University of Colorado and completed his general practice residency at the University of Minnesota in Minneapolis. Dr. Birner is the brother of Frederic W.J. Birner.

  Dennis N. Genty is a founder of the Company and has served as Secretary since May 1995, and as Chief Financial Officer, Treasurer, and as a director, since September 1995. From October 1992 to September 1995, he was employed as a Vice President in the Corporate Finance Department at Cohig & Associates, Inc., an investment banking firm. From May 1990 to October 1992, he was a Vice President in the Corporate Finance Department at Hanifen, Imhoff, Inc., an in-vestment banking firm. Mr. Genty received his M.B.A. degree from Columbia Uni-versity and his B.S. degree from the Colorado School of Mines.

  James M. Ciccarelli joined the Company as a consultant in August 1996 and has served as a director since November 1996. Mr. Ciccarelli currently serves as Chairman of the Board and Chief Executive Officer of Wireless Telecom, Inc., a wireless data and network service provider. From September 1990 to March 1993, Mr. Ciccarelli was a Vice President of Intelligent Electronics, a high technology distribution and services company, and the President and CEO of its Reseller Network Division. From November 1988 to September 1990, Mr. Ciccarelli was the President of Connecting Point of America, a franchisor of retail computer stores.

  Steven M. Bathgate has been appointed as a director of the Company effective upon consummation of the Offering. Mr. Bathgate has served as a principal of Bathgate McColley Capital Corp LLC, an investment banking firm, since its for-mation in January 1996. Mr. Bathgate held a number of positions from 1985 to 1996 at Cohig & Associates, Inc., an investment banking firm, including Chair-man and Chief Executive Officer.

  James Abramowitz, D.D.S. was the founder, owner and operator of Gentle Den-tal, a nine practice dental practice management company which he began devel-oping in 1972. In September 1997, Dr. Abramowitz became

Colorado Dental Director of the Company in connection with the Gentle Dental Acquisition. Dr. Abramowitz has served on the Ethics Committee and in other positions with the Denver Dental Society. Dr. Abramowitz received his D.D.S. degree from St. Louis University.

  Pamela K. Bernardini has served as Vice President and Controller of the Com-pany since August 1997. From August 1986 to April 1995, Ms. Bernardini served in several positions with Basin Exploration, Inc., an oil and gas exploration and production company, most recently as Controller and Principal Accounting Officer. Ms. Bernardini received her M.B.A. degree from the University of Den-ver and her B.S. degree from Metropolitan State College. She is a Certified Public Accountant.

  Susan E. Carwin joined the Company in October 1995 as a field representa-tive. From June 1993 to October 1995, Ms. Carwin served as the office manager at the Bow Mar Office, which was acquired by the Company in October 1995. From September 1991 to June 1993, Ms. Carwin was an office manager for a private orthodontic practice.

  Cheryl A. Strom joined the Company as Manager of Information Systems in Au-gust 1997. From 1988 to July 1997, Ms. Strom worked at Geneva Pharmaceuticals, Inc., a pharmaceutical company, most recently as a Systems Analyst.

BOARD OF DIRECTORS

  The Board of Directors, which currently is composed of four members, but which will consist of five members effective upon the consummation of the Of-fering, is divided into three classes. One class stands for re-election at each annual meeting of shareholders. The Board of Directors is classified into one Class I director (James Ciccarelli), two Class II directors (Dennis Genty and Steven Bathgate) and two Class III directors (Fred Birner and Mark Birner, D.D.S.), whose terms will expire upon the election and qualification of direc-tors at the annual meetings of shareholders held in 1998, 1999 and 2000, re-spectively. At each annual meeting of shareholders, directors will be elected by the shareholders of the Company for a full term of three years to succeed those directors whose terms are expiring. Officers are appointed by and serve at the discretion of the Board of Directors. Vacancies on the Board of Direc-tors can only be filled by the vote of a majority of the directors left in of-fice, and shareholders do not have the right to remove directors without cause. In October 1996, the Company entered into an agreement with James Ciccarelli setting forth the terms and conditions of Mr. Ciccarelli's service as a director of the Company. See "-- Consulting and Employment Agreements."

  Following the consummation of the Offering, the Board of Directors intends to establish a Compensation Committee, which will consist of the two indepen-dent directors. Currently, the full Board of Directors is acting as the Com-pensation Committee. The Compensation Committee determines officers' salaries and bonuses and administers the grant of stock options and other awards pursu-ant to the Employee Plan and the Dental Center Plan. See "-- Executive Compen-sation," "-- Compensation Committee Interlocks and Insider Participation," "Employee Stock Option Plan," and "Stock Plan for Managed Dental Centers."

  The Board of Directors has established an Audit Committee effective upon the consummation of the Offering consisting of James Ciccarelli and Steven Bathgate, the two independent members of the Board of Directors. The Audit Committee will recommend the appointment of auditors and oversee the account-ing functions of the Company.

COMPENSATION OF DIRECTORS

  Directors currently do not receive any cash compensation from the Company for their services as directors and are not presently reimbursed for expenses in connection with attendance at Board of Directors and committee meetings. In October 1996, the Company entered into an agreement with James Ciccarelli, a director of the Company, setting forth the terms and conditions of Mr. Ciccarelli's service as a director. Pursuant to such agreement, Mr. Ciccarelli is to serve as a director of the Company until August 1, 1998. In considera-tion for his service as a director, Mr. Ciccarelli received a warrant dated as of August 1, 1996, to purchase 41,265 shares of Common Stock of the Company at an exercise price of $3.82 per share. This warrant expires on August 1, 2001. Of the 41,265 shares underlying the warrant, 20,633 shares of Common Stock became vested on August 1, 1997, and the remaining 20,632 shares of Common Stock will become vested on August 1, 1998. If Mr. Ciccarelli resigns as a director of the Company prior to August 1, 1998, all shares underlying the warrant, other than those shares which have already vested, will be forfeited. If Mr. Ciccarelli's service as a director is terminated by the Company prior to Au-gust 1, 1998, the shares of Common Stock underlying the warrant will vest in the ratio of the number of months or portions of a month in which he served as a director of the Company compared to a total of 24 months. If a "Change of Control," as such term is defined in the Employee Plan, occurs while
Mr. Ciccarelli is serving as a member of the Board of Directors, all unvested shares of Common Stock granted under the warrant will accelerate and become vested and fully exercisable. This agreement also contains a confidentiality provision relating to proprietary information of the Company. On July 15, 1997, the Board of Directors granted a second warrant to Mr. Ciccarelli as consideration for serving on the Board of Directors, which warrant gave Mr. Ciccarelli the right to purchase 18,340 shares of Common Stock at an exercise price of $6.54 per share, which warrant expires in July 2002. Pursuant to an agreement dated as of September 1, 1997 between the Company and Mr. Ciccarelli, Mr. Ciccarelli agreed to continue as an independent director of the Company, to cease providing any further marketing services to the Company, and to forfeit his right to acquire 16,506 of the 18,340 shares of Common Stock that he is entitled to purchase under the warrant issued to him on July 15, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Currently, the entire Board of Directors makes all determinations with re-spect to executive officer compensation. The Compensation Committee that will be established by the Board of Directors following the consummation of the Of-fering will make those determinations in the future. No executive officer of the Company currently serves as a member of the board of directors or compen-sation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or as an executive officer of the Compa-ny. See "Certain Transactions" for a description of transactions between the Company and members of the Board of Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  During the fiscal year ended December 31, 1997, the only executive officer of the Company who was paid a total salary and bonus exceeding $100,000 was Fred Birner, the Company's Chairman of the Board and Chief Executive Officer (the "Named Executive Officer"). The following table sets forth the compensa-tion paid by the Company to the Named Executive Officer for services rendered to the Company during the fiscal year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                             ANNUAL COMPENSATION     COMPENSATION
                             ----------------------------------------
                                                      SECURITIES
                                                      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    SALARY     BONUS   OPTIONS/WARRANTS(#) COMPENSATION
---------------------------  ---------------------------------------- ------------
Frederic W.J. Birner.....    $    110,185      --       21,170 (1)         --
 Chairman of the Board
 and
 Chief Executive Officer

--------
(1) Represents shares of Common Stock issuable upon (i) exercise of an option to purchase 12,000 shares of Common Stock granted on October 31, 1997 pur-suant to the Employee Plan, with an exercise price of $9.90 per share and
    (ii) exercise of a warrant to purchase 9,170 shares of Common Stock awarded on June 30, 1997, with an exercise price of $6.00 per share.

OPTION GRANTS

  The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1997 to the Named Executive Officer:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                           NUMBER OF      PERCENT OF                           ANNUAL RATES OF STOCK
                           SECURITIES    TOTAL OPTIONS   EXERCISE             PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO     OR BASE                  OPTION TERM (4)
                            OPTIONS      EMPLOYEES IN     PRICE    EXPIRATION -----------------------
NAME                     GRANTED(#) (1) FISCAL YEAR (2) ($/SH) (3)    DATE        5%          10%
----                     -------------- --------------- ---------- ---------- ----------- -----------
Frederic W.J. Birner....     12,000          8.0%         $9.90     10/31/02      $19,038     $55,135

--------
(1) Represents an option to purchase shares of Common Stock granted on October 31, 1997, pursuant to the Employee Plan.

(2) Based on an aggregate of 150,115 shares subject to options granted to em-ployees pursuant to the Employee Plan during the fiscal year ended Decem-ber 31, 1997.

(3) Options were granted at an exercise price equal to 110% of the fair market value of the Common Stock, as determined by the Board of Directors on the date of grant.

(4) The potential realizable value is calculated based on the term of the op-tion at its time of grant (five years) and is calculated by assuming that the stock price on the date of grant as determined by the Board appreci-ates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appre-ciation are derived from the rules of the Securities and Exchange Commis-sion and do not represent the Company's estimate or projection of the fu-ture Common Stock price.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth for the Named Executive Officer the number and value of securities underlying unexercised in-the-money options held as of December 31, 1997. The Named Executive Officer did not exercise any options during the fiscal year ended December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                       AND FISCAL YEAR END OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED,
                                  OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1997       DECEMBER 31, 1997 (1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Frederic W.J. Birner........   27,510          --       $181,566         --

--------
(1) There was no public trading market for the Common Stock at December 31, 1997. Accordingly, these values have been calculated based on the differ-ence between the fair market value of the underlying securities at Decem-ber 31, 1997 of $9.00 per share, as determined by the Company's Board of Directors, and the exercise price of $2.40 per share.

EMPLOYEE STOCK OPTION PLAN

  The Employee Plan was adopted by the Board of Directors effective as of Oc-tober 30, 1995, and was amended as of September 4, 1997. The Employee Plan has been ratified and approved by the Company's shareholders. The number of shares of Common Stock reserved for issuance under the Employee Plan is 917,000.

  The purpose of the Employee Plan is to further the growth and development of the Company by affording an opportunity for stock ownership to selected em-ployees, directors and consultants of the Company and its subsidiaries, who are responsible for the conduct and management of the Company's business or who are involved in endeavors significant to the Company's success. The Em-ployee Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to employ-ees (including officers and employee-directors) and non-statutory stock op-tions to employees, directors and consultants. The Employee Plan is adminis-tered by a Committee appointed by and serving at the pleasure of the Board, consisting of not less than two directors (the "Committee"), which determines recipients and types of options to be granted, including the exercise price, the number of shares, the grant dates, and the exercisability thereof.

  The term of any stock option granted under the Employee Plan may not exceed 10 years. Shares subject to options that have expired or have otherwise termi-nated without having been exercised in full shall again become available for the grant of options under the Employee Plan. The exercise price of options granted under the Employee Plan is determined by the Committee, provided that the exercise price of a stock option cannot be less than 100% of the fair mar-ket value of the shares subject to the option on the date of grant. Options granted under the Employee Plan vest at the rate specified in the option agreements, which generally provide that options vest in three to five equal annual installments. No stock option may be transferred by the optionee other than by will or the laws of descent and distribution. Options shall be exer-cisable during the optionee's lifetime only by the optionee. Options granted to an optionee terminate upon the earlier to occur of (i) the expiration date set forth in the option agreement, (ii) the termination of employment (or, in the case of directors or consultants, the termination of service), or (iii) the death or disability of the optionee. An optionee whose option terminates for any reason (other than by death or disability) may exercise an option dur-ing the three month period following such termination (unless such option ex-pires sooner by its terms). Options may be exercised for up to twelve months following termination due to death or disability (unless such options expire sooner by their terms). Subject to certain limitations, the Committee may ex-tend the termination date of any stock option granted under the Employee Plan in its sole discretion.

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the op-tion does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant by the Committee, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  In the event of certain "Changes in Control," the Committee may accelerate the vesting dates of outstanding options, notwithstanding any vesting require-ments contained in any option agreement.

  As of December 31, 1997, 208 shares of Common Stock had been issued upon the exercise of options granted under the Employee Plan, options to purchase 306,513 shares of Common Stock at a weighted average exercise price of $5.65 were outstanding, and 610,279 shares remained available for future grant under the Employee Plan. The Employee Plan will terminate on October 29, 2005, un-less sooner terminated by the Board.

STOCK OPTION PLAN FOR MANAGED DENTAL CENTERS

  The Dental Center Plan was adopted by the Board effective as of October 30, 1995, and was amended as of September 4, 1997. The Dental Center Plan has been ratified and approved by the Company's shareholders. The number of shares of Common Stock reserved for issuance under the Dental Center Plan is 641,900.

  The purpose of the Dental Center Plan is to further the growth and develop-ment of the Company by affording an opportunity for stock ownership to se-lected P.C.s, dentists and dental hygienists. The Dental Center Plan provides for the grant of non-statutory stock options to the P.C.s that are parties to Management Agreements with the Company, and to dentists or dental hygienists who are either employed by or an owner of the P.C.s. The Dental Center Plan is administered by the Committee, which determines recipients and types of op-tions to be granted, including the exercise price, the number of shares, the grant dates and the exercisability thereof.

  The term of any stock option granted under the Dental Center Plan may not exceed 10 years. Shares subject to options that have expired or have otherwise terminated without having been exercised in full shall again become available for future grant under the Dental Center Plan. The exercise price of options granted under the Dental Center Plan is determined by the Committee, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of the shares subject to the option on the date of grant. Options granted under the Dental Center Plan vest at the rate specified in the option agreements, which generally provide that options vest in three to five equal annual installments. Stock options granted to a P.C. may be transferred to a dentist or a dental hygienist that is either employed by or an owner of the P.C. Stock options granted to a dentist or a dental hy-gienist may not be transferred other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by such optionee. Options granted to P.C.s terminate upon the earlier to occur of
(i) the expiration date set forth in the option agreement, or (ii) such time as the business operations of the P.C. are no longer managed by the Company. Options granted to dentists or dental hygienists terminate upon the earlier to occur of (i) the expiration date set forth in the option agreement, or (ii) such time as the dentist or dental hygienist is no longer an owner of or em-ployed by a P.C. whose business operations are managed by the Company. An optionee whose option terminated for any reason may exercise an option during the three month period following such termination of the option (unless such option expires sooner by its terms). Subject to certain limitations, the Com-mittee may extend the termination date of any stock option granted under the Dental Center Plan in its sole discretion.

  In the event of certain "Changes in Control," the Committee may accelerate the vesting dates of outstanding options, notwithstanding any vesting require-ments contained in any option agreement.

  As of December 31, 1997, no shares of Common Stock had been issued upon the exercise of options granted under the Dental Center Plan, options to purchase 149,303 shares of Common Stock at a weighted average exercise price of $5.12 were outstanding, and 492,597 shares remained available for future grant under the Dental Center Plan. The Dental Center Plan will terminate on October 29, 2005, unless sooner terminated by the Board.

401(K) PLAN

  As of April 1, 1997, the Company adopted a tax-qualified employee profit sharing 401(k)/stock bonus plan (the "401(k) Plan") covering employees of the Company and its affiliates to encourage preparation for retirement on a pre-tax basis. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compen-sation or the statutorily prescribed annual limit ($9,500 in 1997), and have the amount of such reduction contributed to the 401(k) Plan. Subject to cer-tain limitations, the 401(k) Plan provides that the Company may, at its dis-cretion, make matching additional contributions equal to a percentage of the employee's contribution, not to exceed 2% of such employee's compensation for that plan year. All amounts contributed by an employee participant and earn-ings on these contributions are fully vested at all times. Employee partici-pants are fully vested in the contributions made by the Company on the earlier of (i) the date the employee attains the age of 65, (ii) the date employment terminates on account of long-term disability, (iii) the date employment ter-minates due to death or (iv) the date the employee completes four years of service with the Company or any of its affiliates. Employee participants may invest their account balances, except the balances in the Profit Sharing/Stock Bonus Contributions Account, in any one or more of the available funds, in percentages permitted by the plan administrator. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable un-til withdrawn, and so that the contributions by the Company will be deductible when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by Colorado law, the Company's directors shall not be personally liable for monetary damages for breach of fiduciary duty to the Company and its shareholders. This provision in the Amended and Restated Articles of Incorporation does not eliminate or limit the liability of a di-rector to the Company or to its shareholders for monetary damages otherwise existing for: (i) any breach of the director's duty of loyalty to the Company or to its shareholders; (ii) acts or omissions not in good faith or which in-volve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act relating to any unlawful distribution; or (iv) any transaction from which the director directly or indirectly derived any im-proper personal benefit.

  In addition, the Company's Amended and Restated Bylaws provide that the Com-pany will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Colo-rado law. In addition, the Company must advance or reimburse directors and ex-ecutive officers for expenses incurred by them in connection with certain claims. The Company is also empowered under its Amended and Restated Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to in-demnify. Pursuant to this provision, the Company has entered into indemnifica-tion agreements with each of its directors and executive officers.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

  On October 31, 1997, the Company issued to (i) Fred Birner, the Chairman of the Board and Chief Executive Officer of the Company, an option to purchase 12,000 shares of Common Stock, (ii) Mark Birner, D.D.S., the President and a director of the Company, an option to purchase 12,000 shares of Common Stock, and (iii) Dennis Genty, the Chief Financial Officer, Treasurer, Secretary and a director of the Company, an option to purchase 12,000 shares of Common Stock. Each of the options has an exercise price of $9.90 per share and ex-pires in October 2002.

  On September 24, 1997, pursuant to authority granted in the Company's Amended and Restated Bylaws, the Company entered into indemnification agree-ments (the "Indemnification Agreements") with its directors and executive of-ficers. Subject to the terms and conditions of the Indemnification Agreements, the Company shall indemnify and advance expenses to such directors and execu-tive officers in connection with their involvement in any event or occurrence which arises in their capacity as, or as a result of, their position with the Company. See "Management -- Limitation of Liability and Indemnification Mat-ters."

  On July 15, 1997, James Ciccarelli, a director and consultant of the Compa-ny, was issued a fully exercisable warrant to purchase 18,340 shares of Common Stock of the Company, at an exercise price of $6.54 per share, in considera-tion for his services as a director. Pursuant to an agreement dated as of Sep-tember 1, 1997 between the Company and Mr. Ciccarelli, Mr. Ciccarelli for-feited his right to acquire 16,506 of the 18,340 shares of Common Stock that he is entitled to purchase under the warrant issued to him on July 15, 1997.

  On June 30, 1997, the Company issued to (i) Fred Birner, the Chairman of the Board, Chief Executive Officer and a director of the Company, a warrant to purchase 9,170 shares of Common Stock, (ii) Mark Birner, D.D.S., the President and a director of the Company, a warrant to purchase 9,170 shares of Common Stock, and (iii) Dennis Genty, the Chief Financial Officer, Treasurer, Secre-tary and a director of the Company, a warrant to purchase 9,170 shares of Com-mon Stock. Each of the warrants has an exercise price of $6.00 per share and expires in June 2002. These warrants were issued to the above individuals in their capacity as employees of the Company.

  On December 16, 1996, the Company issued an aggregate of $1,380,000 princi-pal amount of 9% Convertible Subordinated Debentures to entities controlled by Mr. Lee Schlessman, a beneficial holder of in excess of 5% of the Company's Common Stock. See "Description of Capital Stock -- Debentures."

  On November 1, 1996, the Company issued to (i) Fred Birner, the Chairman of the Board, Chief Executive Officer and a director of the Company, a warrant to purchase 27,510 shares of Common Stock, (ii) Mark Birner,

D.D.S., the President and a director of the Company, a warrant to purchase 27,510 shares of Common Stock, and (iii) Dennis Genty, the Chief Financial Of-ficer, Treasurer, Secretary and a director of the Company, a warrant to pur-chase 27,510 shares of Common Stock. Each of the warrants has an exercise price of $4.36 per share and expires in November 2001. These warrants were is-sued in consideration of their personal guarantees of Company bank debt.

  On October 17, 1996, the Company entered into an agreement with James Ciccarelli, a director of the Company, which agreement was terminated effec-tive September 1, 1997, setting forth the terms and conditions of Mr. Ciccarelli's service as a director. Mr. Ciccarelli is to serve as director of the Company until August 1, 1998, and, in consideration therefor, received a warrant to purchase 41,265 shares of Common Stock of the Company, at an exer-cise price of $3.82 per share, which warrant was dated as of August 1, 1996, expires in August 2001, and contains certain vesting provisions. See "Manage-ment -- Compensation of Directors."

  On February 14, 1996, the Company issued to (i) Fred Birner, the Chairman of the Board, Chief Executive Officer and a director of the Company, an option to purchase 27,510 shares of Common Stock, (ii) Mark Birner, D.D.S., the Presi-dent and a director of the Company, an option to purchase 26,099 shares of Common Stock, and (iii) Dennis Genty, the Chief Financial Officer, Treasurer, Secretary and a director of the Company, an option to purchase 16,930 shares of Common Stock. Each of the options has an exercise price of $2.40 per share and expires in February 2003. These options were issued to the above individu-als in their capacity as employees of the Company.

  On May 17, 1995, the Company issued (i) 761,751 shares of Common Stock to Fred Birner, as a founder of the Company, at a purchase price per share of $0.01, (ii) 722,687 shares of Common Stock to Mark Birner, D.D.S., as a foun-der of the Company, at a purchase price per share of $0.01, and (iii) 468,770 shares of Common Stock to Dennis Genty, as a founder of the Company, at a pur-chase price per share of $0.01. These shares were issued in connection with the initial capitalization of the Company.

  The Company's President, Mark Birner, D.D.S., is the sole shareholder of 25 of the P.C.s in Colorado. Dr. Birner is the brother of the Company's Chairman of the Board and Chief Executive Officer, Fred Birner. All of the P.C.s owned by Dr. Birner have entered into Management Agreements on substantially the same terms as the Management Agreements with the P.C.s which are owned by den-tists who are not employees of the Company. Dr. Birner has also entered into agreements with the Company for each P.C. owned by him pursuant to which the Company may require him to sell his interest in the P.C. to a third party des-ignated by the Company for nominal value upon the occurrence of certain events. See "Business -- Affiliation Model -- Relationships with P.C.s." Dr. Birner's ownership of these P.C.s and his family relationships could result in potential conflicts of interest in certain matters, including but not limited to, matters related to the Management Agreements. The Company will require that any transactions with Dr. Birner which relate to his ownership of the stock of a P.C. (other than in connection with the acquisition of a new prac-tice) or with any P.C. of which he is the sole shareholder be approved by a majority of the members of its Board of Directors other than Fred Birner and Dr. Birner.

  The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third par-ties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information with respect to the bene-ficial ownership of the Company's Common Stock as of December 31, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) all persons known by the Company to be the beneficial owners of 5% or more of the Common Stock, (ii) each director, (iii) each of the executive officers, (iv) each of the Company's current shareholders who is expected to sell shares in the Offering (the "Selling Shareholders"), and (v) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the persons named below is in care of the Company, 3801 East Florida Avenue, Suite 208, Denver, Colorado 80210.

                            BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                            PRIOR TO THE OFFERING                     AFTER THE OFFERING
                          -------------------------   NUMBER OF    -------------------------
NAME                      NUMBER (1) PERCENT (1)(2) SHARES OFFERED NUMBER (1) PERCENT (1)(2)
----                      ---------- -------------- -------------- ---------- --------------
Frederic W.J. Birner
 (3)....................    825,941       25.3%             --       825,941       12.3%
Mark A. Birner, D.D.S.
 (4)....................    785,466       24.1              --       785,466       11.7
Dennis N. Genty (5).....    522,380       16.1              --       522,380        7.8
James M. Ciccarelli
 (6)....................     22,467        *                --        22,467        *
Steven M. Bathgate(7)...     64,174        2.0              --        64,174        *
James M. Gerken (8).....    247,259        7.6              --       247,259        3.7
Lee Schlessman (9)......    578,516       15.3          42,201       536,315        8.0
Susan M. Duncan (10)....    225,749        6.6          81,198       144,551        2.2
All executive officers
 and directors
 as a group (5 persons)
 (11)...................  2,220,428       65.3              --     2,220,428       32.3
OTHER SELLING
SHAREHOLDERS
-------------
W. Frederic Birner, M.D.
 (12)...................     47,476        1.5           2,095        45,381        *
Caribou Bridge Fund LLC
 (12)...................      9,162        *             9,162            --        *
William F. Eha (12).....     25,927        *             1,834        24,093        *
Alice L. Fundingsland
 Co. (12)...............     12,844        *             7,132         5,712        *
Gorge Investment LLC
 (12)...................     25,927        *             8,489        17,438        *
James & Nancy Grosfeld
 (12)...................     65,445        2.0          25,472        39,973        *
Jon B. Kruljac (12).....     18,199        *             4,585        13,614        *
Jonathan C. Lorenz
 (12)...................     19,382        *             6,544        12,838        *
William P. McKinnell,
 Jr. (12)...............     19,382        *             4,106        15,276        *
Merion Partners, L.P.
 (12)...................     91,121        2.8          24,759        66,362       1.0
James C. Pendergast
 (12)...................     12,963        *             2,547        10,416        *
Michael J. Quigley
 (12)...................     51,854        1.6          10,087        41,767        *
W. Gerald Rainer, M.D.
 (12)...................     25,927        *             1,834        24,093        *
Rosemary Reilly (12)....     77,530        2.4           4,585        72,945       1.1
Rupinder S. Sidhu
 (12)(13)...............    168,651        5.1          10,087       158,564       2.4
Western Growth Capital
 BDM Holdings LLC (12)..     39,267        1.2          19,467        19,800        *

--------
  * Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or in-vestment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this Prospectus, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indi-cated by footnote, and subject to community property laws where applica-ble, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage of ownership is based on 3,196,243 shares of Common Stock out-standing before the Offering and 6,663,201 shares of Common Stock out-standing after the Offering.

 (3) Includes 27,510 shares of Common Stock that are issuable upon exercise of an option having an exercise price of $2.40 per share, 27,510 shares of Common Stock that are issuable upon exercise of a warrant having an exer-cise price of $4.36 per share, and 9,170 shares of Common Stock that are issuable upon exercise of a warrant having an exercise price of $6.00 per share, all of which are vested. If the Underwriters' over-allotment op-tion is exercised in full, Mr. Birner will sell 70,000 shares of his Com-mon Stock, which would leave Mr. Birner with beneficial ownership of 755,941 shares of Common Stock following the Offering.

 (4) Includes 26,099 shares of Common Stock that are issuable upon exercise of an option having an exercise price of $2.40 per share, 27,510 shares of Common Stock that are issuable upon exercise of a warrant having an exer-cise price of $4.36 per share, and 9,170 shares of Common Stock that are issuable upon exercise of a warrant having an exercise price of $6.00 per share, all of which are vested. If the Underwriters' over-allotment op-tion is exercised in full, Dr. Birner will sell 70,000 shares of his Com-mon Stock, which would leave Dr. Birner with beneficial ownership of 715,466 shares of Common Stock following the Offering.

 (5) Includes 16,930 shares of Common Stock issuable upon exercise of an op-tion having an exercise price of $2.40 per share, 27,510 shares of Common Stock issuable upon exercise of a warrant having an exercise price of $4.36 per share, and 9,170 shares of Common Stock issuable upon exercise of a warrant having an exercise price of $6.00 per share, all of which are vested. If the Underwriters' over-allotment option is exercised in full, Mr. Genty will sell 50,000 shares of his Common Stock, which would leave Mr. Genty with beneficial ownership of 484,380 shares of Common Stock following the Offering.

 (6) Includes 20,633 shares of Common Stock issuable upon exercise of a war-rant having an exercise price of $3.82 per share, that are vested or which will vest within 60 days of the date of this Prospectus, and 1,834 shares of Common Stock issuable upon exercise of a fully vested warrant having an exercise price of $6.54 per share. Does not include 20,632 shares of Common Stock issuable upon exercise of a warrant having an ex-ercise price of $3.82 per share that will vest more than 60 days after the date of this Prospectus.

 (7) Includes 9,162 shares of Common Stock issuable upon conversion of deben-tures held by Mr. Bathgate, and 9,162 shares of Common Stock issuable upon conversion of debentures held by Caribou Bridge Fund LLC over which Mr. Bathgate may be deemed to have voting and investment control, which debentures will be converted upon consummation of the Offering. Does not include 10,000 shares of Common Stock issuable pursuant to an option granted by the Company to Mr. Bathgate in connection with his election to the Board, which option grant is effective upon consummation of the Of-fering. This option will have an exercise price equal to the initial pub-lic offering price, and will vest over a three year period.

 (8) Includes 78,534 shares of Common Stock issuable upon conversion of deben-tures held by Mr. Gerken that will be converted upon consummation of the Offering.

 (9) Includes 280,128 shares issuable upon conversion of debentures held by Mr. Schlessman. Also includes 298,388 shares issuable upon conversion of debentures over which Mr. Schlessman has sole voting power pursuant to certain powers of attorney, but for which he disclaims beneficial owner-ship. The address of Mr. Schlessman is c/o Greeley Gas Company, 1301 Pennsylvania Avenue, Suite 800, Denver, CO 80203.

(10) Includes 216,575 shares issuable upon the exercise of debentures held by Ms. Duncan. Also includes 9,174 shares issuable upon the exercise of de-bentures held in a trust for the benefit of Ms. Duncan, but over which Ms. Duncan does not have voting or investment control. The address of Ms. Duncan is 2651 S. Wadsworth Circle, Lakewood, CO 80227.

(11) Includes 203,046 shares issuable upon the exercise of options and war-rants held by all executive officers and directors as a group that are vested or that will vest within 60 days of the date of this Prospectus. Does not include 20,632 shares of Common Stock issuable upon exercise of a warrant that will vest more than 60 days after the date of this Pro-spectus.

(12) Includes shares issuable upon conversion of debentures held by such holder that will be converted upon consummation of the Offering as follows: W. Frederic Birner, M.D.--13,089; Caribou Bridge Fund LLC-- 9,162; William F. Eha--13,089; Alice L. Fundingsland Co.--12,844; Gorge Investment LLC--13,089; James & Nancy Grosfeld--65,445; Jon B. Kruljac-- 11,780; Jonathan C. Lorenz--6,544; William P. McKinnell, Jr.--6,544; Merion Partners, L.P.--65,445; C. Pendergast--6,544; Michael J. Quigley-- 26,178; W. Gerald Rainer--13,089; Rosemary Reilly--26,178; Rupinder S. Sidhu--26,178; and Western Growth Capital BDM Holdings LLC--39,267.

(13) Includes 91,121 shares owned by Merion Partners, L.P. Mr. Sidhu is the President of the corporate general partner of Merion Partners, L.P. Mr. Sidhu disclaims beneficial ownership of all shares owned by Merion Partners, L.P.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon consummation of the Offering, the authorized capital stock of the Com-pany will consist of 20,000,000 shares of Common Stock, without par value, of which 6,663,201 shares will be issued and outstanding, and 10,000,000 shares of undesignated preferred stock, without par value (the "Preferred Stock"), issuable in one or more series by the Board, of which no shares are issued and outstanding. As of December 31, 1997, there were approximately 81 shareholders of record.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders, including the election of directors. The Company's Amended and Restated Articles of Incorporation do not provide for cumulative voting and, accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

  Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefore. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no pre-emptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offer-ing will be upon payment therefore, fully paid and non-assessable.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time by the Board of Direc-tors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Articles of Incorporation and limitations prescribed by law, the Board is expressly authorized to adopt resolutions to determine the preferences, limitations and relative rights of any preferred stock (whether in a series or as a class), including without limitation the following: (i) the designation of any series of preferred stock, (ii) unlimit-ed, special, conditional, or limited voting rights, or no right to vote; ex-cept that no condition, limitation, or prohibition on voting shall eliminate any right to vote provided by the Colorado Business Corporation Act, (iii) re-demption rights, (iv) conversion rights, (v) distribution or dividend rights, including the determination of whether such rights are cumulative, noncumulative or partially cumulative, and (vi) preference rights over any other class or series of shares with respect to distributions, including divi-dends and distributions upon the dissolution of the Company. The Company has no current plans to issue any shares of Preferred Stock of any class or se-ries.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to ob-tain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's manage-ment. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation prefer-ence or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

WARRANTS

  As of December 31, 1997, there were warrants outstanding to purchase an ag-gregate of 381,040 shares of Common Stock at exercise prices ranging from $1.96 to $6.54 per share with a weighted average exercise price of approxi-mately $3.81 per share. All of such warrants contain provisions for the ad-justment of exercise prices in certain events, including stock dividends, stock splits, reorganizations, reclassifications or mergers. Warrants to pur-chase 220,199 shares contain provisions for adjustment of the exercise price in the event of sales of Common Stock at less than the exercise price. The warrants expire at various dates between October 2000 and July 2002. Holders of warrants to purchase 220,199 shares of Common Stock are entitled to certain registration rights with respect to the Common Stock issued upon exercise thereof. See "-- Registration Rights."

DEBENTURES

  As of December 31, 1997, there was an aggregate $6,780,000 principal amount of 9.0% subordinated convertible debentures (the "Debentures") outstanding that will convert into 1,633,142 shares of Common Stock of the Company. The Debentures are subordinated unsecured obligations of the Company, bearing in-terest at the rate of 9.0% annually. The Debentures were issued under two In-dentures (the "Indentures") between the Company and Colorado National Bank (the "Trustee").

  Debentures in the aggregate principal amount of $4,970,000 were issued on May 15, 1996, maturing on May 15, 2001 (the "May Debentures"). Debentures in the aggregate principal amount of $1,810,000 were issued on December 27, 1996, maturing on December 27, 2001 (the "December Debentures"). Interest on the May Debentures and December Debentures is payable semi-annually commencing on De-cember 1, 1996 and August 1, 1997, respectively. The Debentures are subordi-nate and junior in right of payment to the extent set forth in the Indentures to all existing and future Senior Indebtedness (as that term is defined in the Indentures) of the Company. The Indentures will be discharged and canceled upon payment of all the Debentures.

CONVERSION OF THE DEBENTURES

  The holders of December Debentures and May Debentures have the right, exer-cisable at any time to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock of the Company at the conversion rate of $5.45 and $3.82 per share, respectively, subject to adjustment as described below (the "Conversion Price"). The right to convert a Debenture called for redemption will terminate at the close of business on the date such Debenture was to be redeemed (unless the Company shall default in making the redemption payment when due, in which case the conversion right will terminate at the close of business on the date such default is cured and such Debenture is redeemed); provided, however, that if a Holder of the Debenture presents such Debenture, the right of conversion shall terminate upon presentation of the Debenture to the Trustee (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). Upon conversion, a payment will be made for accrued interest on a converted Debenture to the date of such conversion. No fractional shares will be issued upon conversion but a cash ad-justment will be made for any fractional interest.

  The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of out-standing Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current Conversion Price; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets; and (v) the distribution to all or substantially all holders of Common Stock of rights or warrants to sub-scribe for securities (other than those referred to in (iii) above). No ad-justment of the Conversion Price will be made until cumulative adjustments to the Conversion Price as last adjusted amount to 5.0% or more. No adjustment of the Conversion Price will be made for cash or dividend distributions paid out of consolidated net income or retained earnings.

MANDATORY CONVERSION OF THE DEBENTURES

  Any time six months after the effective date of the Offering, the Company has the right to require conversion of the December Debentures and the May De-bentures if the Common Stock trades for 20 of 30 consecutive trading days at a price equal to or greater than $7.50 and $6.50 per share, respectively, and the underlying Common Stock issuable upon conversion of the Debentures can be sold pursuant to Rule 144 of the Securities Act or if Rule 144 is not avail-able, the Company has in place an effective registration statement under the Securities Act covering the resale of the underlying shares of Common Stock.

  The mandatory conversion will be automatically effective as of the date (the "Conversion Date") specified in a written notice sent to all holders of the Debentures regardless of whether the Debentures have been surrendered for con-version. No interest will accrue on, nor will the Debentures be transferable after the Conversion Date. Upon mandatory conversion, a payment will be made for accrued interest to the Conversion Date. No fractional shares will be is-sued upon conversion but a cash adjustment will be made for any fractional in-terest. In the event of mandatory conversion, certificates for the shares of Common Stock issuable upon conversion will not be delivered to the holders of the Debentures until the Debentures have been surrendered to the Trustee.

REDEMPTION BY THE COMPANY

  With respect to the May Debentures, 20.0% are to be redeemed on May 15, 1999, another 20.0% on May 15, 2000 and the balance at maturity. With respect to the December Debentures, 20.0% are to be redeemed on December 27, 1999, an-other 20.0% on December 27, 2000 and the balance at maturity. All redemption amounts will include accrued interest to the date of redemption. The Trustee will select Debentures for redemption by lot or by a method the Trustee deems fair and appropriate in its sole discretion.

AMENDMENTS AND WAIVERS

  Amendment or supplement of the Indentures may be made by the Company and the Trustee without notice to any holders of the Debentures but with the consent of the holders of two-thirds of the principal amount of the outstanding Deben-tures. The holders of a majority in principal amount of the Debentures then outstanding may waive compliance in a particular interest by the Company with any provision of the Indenture or the Debentures without notice to any holder of the Debentures. Without the consent of the holder of each Debenture af-fected thereby, however, an amendment, supplement or waiver may not (i) reduce the amount of the Debentures whose holders must consent to an amendment, sup-plement or waiver; (ii) reduce the rate of or change the time of payment of interest on any Debenture; (iii) reduce the principal of or premium on or change the fixed maturity of any Debenture or alter the redemption provisions with respect thereto; (iv) alter the conversion provisions with respect to any Debenture in a manner adverse to the holder thereof; (v) waive a default in the payment of the principal of or premium or interest on any Debenture, (vi) make any changes in the provisions governing waiver of defaults, events of de-fault or rights of holders to receive payments; (vii) modify the subordination provisions of the Indenture in a manner adverse to the holders; or (viii) make any debenture payable in money other than that stated in the Debenture. Hold-ers of not less than a majority in principal amount of outstanding Debentures may waive certain past defaults.

  The Company and the Trustee may amend or supplement the Indentures or the Debentures without notice to or consent of any holders of the outstanding De-bentures in certain events, such as to comply with the liquidation and merger provision described in the Indenture, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the right of the holders of the Debentures.

INDUCEMENT TO CONVERT

  In connection with the Offering, the Company offered an inducement to the holders of the Debentures to convert all of their Debentures contingent upon the consummation of the Offering. The inducement included paying the holders of the Debentures two additional quarters of interest at the 9.0% interest rate payable on the

Debentures, and giving such holders the ability to sell certain shares of Com-mon Stock in the Offering. All holders of the Debentures have elected to con-vert their Debentures effective upon the consummation of the Offering.

REGISTRATION RIGHTS

  Holders of warrants to purchase 220,199 shares of Common Stock of the Com-pany (the "Registrable Securities") are entitled to certain rights with re-spect to the registration of such shares under Securities Act of 1933, as amended (the "Securities Act"). In the event that the Company proposes to reg-ister any of its securities under the Securities Act for its own account or otherwise on a form which permits the registration of such Registrable Securi-ties (other than the Company's first underwritten public offering, a Form S-4 or a Form S-8, or their successor forms), such holders are entitled to written notice of the proposed registration and are entitled to include, at the Company's expense, their Registrable Securities in such registrations, subject to certain conditions and limitations ("Piggyback Registration"). These limi-tations include the right of the managing underwriter of any such offering to exclude some of the Registrable Securities from such registration if it deter-mines that marketing forces require a limitation on the number of shares to be underwritten. The Company generally will bear all expenses incurred in connec-tion with the Piggyback Registration, other than underwriting commissions, transfer taxes and the underwriter's accountable and nonaccountable expenses or the fees and expenses of any legal counsel retained by a holder of the Reg-istrable Securities.

  Subject to certain limitations in the Warrant Agreements between the Company and the holders of the Registrable Securities, the holders of at least 70.0% of the Registrable Securities then outstanding are also entitled to request that the Company register the Registrable Securities then outstanding ("Demand Registration"). The only cost and expenses to be borne by the Company in con-nection with the Demand Registration are the costs and expenses that would have otherwise been incurred by the Company if the holders of the Registrable Securities had not requested the Demand Registration.

  The Representative's Option to acquire up to 210,000 shares of Common Stock contains certain registration rights under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Representative's Option (the "Representative Shares"). Under the terms of the Representative's Option, the Company is obligated to register all or part of the Representative Shares if it receives a request to do so by the holders owning or entitled to pur-chase a majority of the Representative Shares, provided that the request is made at least 12 months after the date of consummation of this Offering. The Representative's Option provides for one such request at the Company's ex-pense. The demand registration right contained in the Representative's Option will expire five years from the date of consummation of this Offering. In ad-dition, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of the Representative's Option or Representative Shares are entitled to notice of such registration and the Com-pany is obligated to use all reasonable efforts to cause the Representative Shares to be included, provided that the underwriter of any such offering shall have the right to limit the number of shares included in the registra-tion. The Company is responsible for all expenses incurred in connection with any such piggyback registration of the Representative Shares. The piggyback registration rights contained in the Representative's Option will expire five years from the date of consummation of this Offering. See "Underwriting."

LIMITATION ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

  Pursuant to the Company's Amended and Restated Articles of Incorporation and under Colorado law, directors of the Company are not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for shareholder distributions illegal under Colorado law or any transaction in which a director has derived an improper personal benefit.

  The Company's Amended and Restated Bylaws provide for mandatory indemnifica-tion of directors and executive officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and executive officers for ex-penses incurred by them in connection with certain claims.

  In addition to the indemnification provision in the Company's Amended and Restated Bylaws, the Company has entered into an Indemnification Agreement with each of its directors and executive officers in the belief that such in-dividuals may become unwilling to serve the Company without assurances that adequate liability insurance, indemnification or a combination thereof is, and will continue to be, provided to them. See "Management-- Limitation of Liabil-ity and Indemnification Matters."

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  Upon the closing of the Offering, the Board of Directors will be divided into three classes of directors. See "Management -- Board of Directors." In addition, directors may not be removed by the shareholders without cause. "Cause" is defined in the Company's Amended and Restated Articles of Incorpo-ration to mean (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation. The Company's Amended and Restated Articles of In-corporation also require an 80.0% vote of the shareholders to amend certain provisions of the Amended and Restated Articles of Incorporation. These provi-sions could discourage potential takeover attempts, including takeovers which shareholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company's Common Stock, which may result from actual or rumored takeover at-tempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board of Directors to issue Preferred Stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be beneficial to shareholders of the Company. These provisions also could discourage or make more difficult a merg-er, tender offer or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its shareholders. The Board of Direc-tors has no present plans to adopt any other measures or devices which may be deemed to have an "anti- takeover effect."

ABILITY TO ADOPT SHAREHOLDER RIGHTS PLAN

  The Board of Directors may in the future resolve to issue shares of Pre-ferred Stock or rights to acquire such shares to implement a shareholder rights plan. A shareholder rights plan typically creates voting or other im-pediments to discourage persons seeking to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise if such change in control is not in the best interest of the Company and its shareholders. The Board has no present intention of adopting a shareholder rights plan and is not aware of any attempt to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have a total of 6,663,201 shares of Common Stock outstanding (6,978,201 shares if the Underwriters' over-allotment option is exercised in full), of which the 1,833,816 shares of-fered hereby by the Company and the 266,184 shares offered hereby by the Sell-ing Shareholders will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended, (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined under the Se-curities Act and the regulations promulgated thereunder. The remaining 4,563,201 shares of Common Stock are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. Of such shares, ex-cept as otherwise provided below, approximately 4,550,155 shares (including 1,366,958 shares issuable in connection with the Conversion of Debentures) will be eligible for sale in the public market beginning 90 days from the date of this Prospectus pursuant to the provisions of Rule 144 under the Securities Act. An additional 381,040 shares will be available for issuance upon the ex-ercise of outstanding warrants. The Company has granted certain piggyback and demand registration rights to the holders of warrants to purchase 430,199 shares of the Company's Common Stock. An additional 455,816 shares are avail-able for issuance upon the exercise of options which have been granted pursu-ant to the Employee Plan and the Dental Center Plan, and an additional 1,102,876 shares will be available for issuance upon the exercise of options which may be granted in the future under these plans. Upon consummation of the Offering, the shares issuable upon exercise of any such options will not have been registered under the Securities Act and, therefore, when issued will be subject to resale restrictions imposed by the Securities Act. However, the Company intends to register such shares shortly after the consummation of the Offering. The Representative has required that all of the directors and execu-tive officers of the Company, each of the Selling Shareholders, and certain other holders of Common Stock, warrants to purchase Common Stock and options to purchase Common Stock, representing in the aggregate 4,107,457 shares of Common Stock, agree with the Underwriters that they will not, directly or in-directly, offer, sell, offer to sell, contract to sell, pledge, grant any op-tion to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for, any rights to purchase or acquire any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospec-tus without the prior written consent of Joseph Charles & Associates, Inc., on behalf of the Underwriters (the "Lock-up"). Joseph Charles & Associates, Inc. is expected to have the ability, in its sole discretion, at any time and with-out notice, to release all or any portion of the shares of Common Stock sub-ject to a Lock-up Agreement. Upon the expiration of the Lock-up, these 4,107,457 shares will become eligible for sale subject to the restrictions and volume limitations of Rule 144. In addition, the Representative has required that the holders of securities representing in the aggregate 269,265 shares of Common Stock agree not to sell, transfer or assign any of their shares for a period of 90 days after the date of this Prospectus. Sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise additional capital through an offering of its equity securities. See "Description of Common Stock," "Shares Eligible for Future Sale," and "Underwriting."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for one year, including an "affiliate" as that term is defined under the Securi-ties Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on all exchanges and/or reported through the automated quotation system of a reg-istered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to cer-tain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has benefi-cially owned the shares proposed to be sold for two years, would be entitled to sell such shares under Rule 144(k) without regard to the limitations de-scribed above.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters") for which Joseph Charles & Associates, Inc. is acting as Representative (the "Representative"), have sev-erally agreed, subject to the terms and conditions of the Underwriting Agree-ment, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                                                      NUMBER OF
       UNDERWRITERS                                                    SHARES
       ------------                                                   ---------
   Joseph Charles & Associates, Inc. ................................ 1,000,000
   Kashner Davidson Securities Corporation...........................   450,000
   Cohig & Associates, Inc. .........................................   300,000
   J.W. Barclay & Co., Inc. .........................................   250,000
   Schneider Securities, Inc. .......................................   100,000
                                                                      ---------
     Total........................................................... 2,100,000
                                                                      =========

  The Company is obligated to sell, and the Underwriters are obligated to pur-chase, all of the shares of Common Stock offered hereby if any are purchased.

  The Underwriters, through the Representative, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus, and that the Underwriters may allow to selected dealers a concession of $.30 per share. After the initial public offering, the offering price and the concession may be changed by the Representative.

  The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 125,000 and 190,000 additional shares of Common Stock, respectively, at the initial public offering price, less underwriting discounts, as set forth on the cover page of this Prospectus. The Underwriters may exercise such op-tion solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is ex-ercised, each of the Underwriters will be committed, subject to certain condi-tions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 2,100,000 shares.

  The Company has agreed to pay the Representative a non-accountable expense allowance of 2.75% of the gross proceeds from the sale of the Common Stock, or $404,250, against which $10,000 has heretofore been paid. The Company has agreed to retain the Representative as a financial consultant for a period of two years from the date of this Prospectus for a fee of $3,000 per month pay-able upon the closing of the Offering. The financial consulting services to be provided by the Representative include assisting in the development of long-term financial strategies and working with financial analysts. The Company is also required to pay the costs of qualifying the Common Stock under federal and state securities laws, together with legal and accounting fees, printing, and other costs in connection with the Offering.

  At the closing of the Offering, the Company will sell and deliver to the Representative, for an aggregate purchase price of $100, an option to purchase 210,000 shares of Common Stock at a price of $10.15 per share (145% of the initial public offering price) (the "Representative's Option"). The Represent-ative's Option will be exercisable during the four-year period commencing one year after the date of consummation of this Offering. The Representative's Op-tion will be restricted from sale, assignment, transfer or hypothecation prior to its exercise date except to officers of the Representative and members of the selling group and officers and partners thereof. The Representative's Option will also contain antidilution provisions for stock splits, stock dividends, recombinations and reorganizations, a one-time demand registration provision (at the Company's expense) and piggyback registration rights. All registration rights will expire five years from the date of consummation of this Offering.

  The Representative has required that all of the directors and executive of-ficers of the Company, each of the Selling Shareholders and certain other holders of Common Stock, warrants to purchase Common Stock, and options to purchase Common Stock, representing in the aggregate 4,107,457 shares of Com-mon Stock, agree that they will not, directly or indirectly, offer, sell, of-fer to sell, pledge contract to sell or grant any option to purchase or other-wise sell or dispose of (or announce any offer, sale, offer of sale, pledge contract for sale or grant of any option to purchase or other sale or disposi-tion of) any shares of Common Stock or other capital stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representa-tive, on behalf of the Underwriters. The Representative is expected to have the ability, in its sole discretion, at any time and without prior notice, to release all or any portion of the shares of Common Stock subject to such agreements.

  The Company and the Selling Shareholders have agreed to indemnify the sev-eral Underwriters against or contribute to losses arising out of certain lia-bilities, including liabilities under the Securities Act.

  The Representative has informed the Company that the Underwriters do not in-tend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to the Offering made hereby, there has been no public market for the Common Stock. Consequently, the initial public offering price was determined through negotiations between the Company and the Representative. Among the factors that were considered in making such determination were prevailing mar-ket conditions, the Company's financial and operating history and condition, its prospects and prospects for the industry in general, the management of the Company and the market prices of securities for companies in businesses simi-lar to that of the Company.

  In connection with the Offering, certain Underwriters and selling group mem-bers (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accor-dance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Un-derwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 315,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. The Rep-resentative on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to the Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any is undertaken, it may be discontinued at any time.

                                 LEGAL MATTERS

  The legality of the Common Stock offered hereby will be passed upon for the Company by Holland & Hart LLP, Denver, Colorado. Certain legal matters related to the Offering will be passed upon for the Underwriters by Berliner Zisser Walter & Gallegos P.C., Denver, Colorado.

                                    EXPERTS

  The consolidated financial statements of Birner Dental Management Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and June 30, 1997, and for the period from inception to December 31, 1995, the year ended December 31, 1996 and the six months ended June 30, 1997; Gentle Dental as of December 31, 1995 and 1996 and June 30, 1997, and for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997; Predecessor Part-nerships for the periods from February 1, 1994 to December 31, 1994 and the nine months ended September 30, 1995; and Family Dental Group for the years ended December 31, 1994 and 1995 and the five months ended May 29, 1996, ap-pearing in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with re-spect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Com-mission") a Registration Statement on Form S-1 under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration State-ment, each such Statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be ob-tained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Wash-ington, D.C. 20549 at prescribed rates. The Commission also maintains a website at: http://www.sec.gov.

            BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants................................ F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996, June 30,
   1997 and September 30, 1997............................................ F-3
  Consolidated Statements of Operations for the period from inception (May
   17, 1995) to December 31, 1995, the year ended December 31, 1996, the six months ended June 30, 1996 and 1997 and the nine months ended
   September 30, 1996 and 1997............................................ F-4
  Consolidated Statements of Shareholders' Equity for the period from inception (May 17, 1995) to December 31, 1995, the year ended December
   31, 1996, the six months ended June 30, 1997 and the nine months ended
   September 30, 1997..................................................... F-5
  Consolidated Statements of Cash Flows for the period from inception (May
   17, 1995) to December 31, 1995, the year ended December 31, 1996, the six months ended June 30, 1996 and 1997 and the nine months ended
   September 30, 1996 and 1997............................................ F-6
  Notes to Consolidated Financial Statements.............................. F-7
GENTLE DENTAL AND AFFILIATE
  Report of Independent Public Accountants................................ F-23
  Combined Balance Sheets as of December 31, 1995 and 1996 and June 30,
   1997................................................................... F-24
  Combined Statements of Operations for years ended December 31, 1994,
   1995 and 1996, the six months ended June 30, 1996 and 1997 the three months ended September 30, 1996, and the period from July 1, 1997 to
   September 8, 1997...................................................... F-25
  Combined Statements of Shareholder's and Partners' Equity for years ended December 31, 1994, 1995 and 1996, the six months ended June 30,
   1997 and the period from July 1, 1997 to September 8, 1997............. F-26
  Combined Statements of Cash Flows for years ended December 31, 1994,
   1995 and 1996, the six months ended June 30, 1996 and 1997, the three months ended September 30, 1996, and the period from July 1, 1997 to
   September 8, 1997...................................................... F-27
  Notes to Combined Financial Statements.................................. F-28
PREDECESSOR PARTNERSHIPS
  Report of Independent Public Accountants................................ F-32
  Combined Statements of Operations for the period from inception
   (February, 1, 1994) to December 31, 1994 and the nine months ended
   September 30, 1995..................................................... F-33
  Combined Statements of Partners' Equity for the period from inception
   (February, 1, 1994) to December 31, 1994 and the nine months ended
   September 30, 1995..................................................... F-34
  Combined Statements of Cash Flows for the period from inception
   (February, 1, 1994) to December 31, 1994 and the nine months ended
   September 30, 1995..................................................... F-35
  Notes to Combined Financial Statements.................................. F-36
FAMILY DENTAL GROUP
  Report of Independent Public Accountants................................ F-39
  Combined Statements of Operations for the years ended December 31, 1994 and 1995 and the five months ended May 29, 1996........................ F-40
  Combined Statements of Partners' Equity for the years ended December 31,
   1994 and 1995 and the five months ended May 29, 1996................... F-41
  Combined Statements Cash Flows for the years ended December 31, 1994 and
   1995 and the five months ended May 29, 1996............................ F-42
  Notes to Combined Financial Statements.................................. F-43

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Birner Dental
 Management Services, Inc.

  We have audited the accompanying consolidated balance sheets of Birner Den-tal Management Services, Inc. (a Colorado corporation) and subsidiaries as of December 31, 1995 and 1996 and June 30, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from inception (May 17, 1995) to December 31, 1995, the year ended December 31, 1996 and the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Birner Dental Management Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and June 30, 1997, and the results of their operations and their cash flows for the period from inception (May 17, 1995) to December 31, 1995, the year ended December 31, 1996 and the six months ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado,
September 8, 1997,
(except with respect
to the matters in
Notes 1 and 8 as to
which the dates are
October 20, 1997,
and November 6,
1997, respectively).

            BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 DECEMBER 31,
                             ----------------------   JUNE 30,    SEPTEMBER 30,
                                1995        1996        1997          1997
                             ----------  ----------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..  $1,464,544  $1,797,552  $ 1,790,117   $ 1,322,874
Accounts receivable, net of
 allowances of
 approximately $2,400,
 $26,200, $30,300, and
 $33,400, respectively, for
 uncollectible accounts....      77,960     848,851      980,207     1,252,264
Notes receivable -- related
 parties...................          --      30,196       30,676        30,381
Prepaid expenses...........      35,803     179,727      206,424       325,541
Deferred offering costs....          --          --           --       466,442
                             ----------  ----------  -----------   -----------
  Total current assets.....   1,578,307   2,856,326    3,007,424     3,397,502
                             ----------  ----------  -----------   -----------
Property and equipment, net
 of accumulated
 depreciation and
 amortization of $11,004,
 $276,971, $500,913, and
 $571,255, respectively....     266,284   1,809,775    2,010,461     2,365,484
OTHER NONCURRENT ASSETS:
Intangible assets, net of
 accumulated amortization
 of $6,629, $115,819,
 $216,535 and $276,790.....     770,382   4,336,759    5,052,479     8,961,625
Deferred charges and other
 assets....................     293,510     441,603      477,214       388,477
Notes receivable -- related
 parties, net of current
 portion...................          --     108,355       11,324         9,705
                             ----------  ----------  -----------   -----------
  Total assets.............  $2,908,483  $9,552,818  $10,558,902   $15,122,793
                             ==========  ==========  ===========   ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and
 accrued expenses..........  $  341,794  $  903,235  $ 1,352,062   $ 2,513,908
Current maturities of notes
 payable...................     530,353      94,785       99,973       609,161
Current maturities of
 capital lease
 obligations...............       8,532      41,500       44,029        44,130
                             ----------  ----------  -----------   -----------
  Total current
   liabilities.............     880,679   1,039,520    1,496,064     3,167,199
LONG TERM LIABILITIES:
Deferred income taxes......          --          --        5,200         5,200
Notes payable..............          --     208,215      611,720     3,546,470
Convertible subordinated
 debentures................          --   6,555,000    6,780,000     6,780,000
Capital lease obligations,
 net of current
 maturities................      23,400      65,957       45,441        34,388
                             ----------  ----------  -----------   -----------
  Total liabilities........     904,079   7,868,692    8,938,425    13,533,257
Commitments and
 Contingencies (Note 10)
SHAREHOLDERS' EQUITY:
Preferred Stock, no par
 value, 10,000,000 shares
 authorized; none
 outstanding...............          --          --           --            --
Common Stock, no par value,
 20,000,000 shares
 authorized; 3,294,620,
 3,299,205, 3,161,655 and
 3,196,035 shares issued
 and outstanding at
 December 31, 1995 and
 1996, at June 30, 1997 and
 September 30, 1997,
 respectively..............   2,164,659   2,179,659    1,849,659     1,849,659
Accumulated deficit........    (160,255)   (495,533)    (229,182)     (260,123)
                             ----------  ----------  -----------   -----------
  Total shareholders'
   equity..................   2,004,404   1,684,126    1,620,477     1,589,536
                             ----------  ----------  -----------   -----------
  Total liabilities and
   shareholders' equity....  $2,908,483  $9,552,818  $10,558,902   $15,122,793
                             ==========  ==========  ===========   ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

            BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             INCEPTION                 SIX MONTHS ENDED JUNE      NINE MONTHS ENDED
                          (MAY 17, 1995)   YEAR ENDED           30,                 SEPTEMBER 30,
                          TO DECEMBER 31, DECEMBER 31, -----------------------  -----------------------
                               1995           1996        1996         1997        1996        1997
                          --------------- ------------ -----------  ----------  ----------  -----------
                                                       (UNAUDITED)                   (UNAUDITED)
REVENUE:
Dental office revenue,
 net....................     $ 447,995     $7,189,300  $2,121,537   $6,414,606  $4,555,108  $10,491,428
Less -- amounts retained
 by dental offices......       148,035      1,882,005     588,555    1,555,765   1,140,070    2,647,359
                             ---------     ----------  ----------   ----------  ----------  -----------
Net revenue.............       299,960      5,307,295   1,532,982    4,858,841   3,415,038    7,844,069
Management service
 fee revenue ...........            --         65,934          --      368,428          --      739,390
                             ---------     ----------  ----------   ----------  ----------  -----------
Total net revenue.......       299,960      5,373,229   1,532,982    5,227,269   3,415,038    8,583,459
DIRECT EXPENSES:
Clinical salaries and
 benefits...............       125,371      1,749,985     494,456    1,696,082   1,136,975    3,033,401
Dental supplies.........        42,392        777,769     145,559      512,366     290,617      751,759
Laboratory fees.........        28,262        483,140     142,658      488,203     298,310      793,640
Occupancy...............        19,532        315,423     138,257      431,609     245,523      718,660
Advertising and
 marketing..............        34,533        280,186      41,577      217,130     145,383      285,947
Depreciation and
 amortization...........        13,745        323,401      83,551      285,409     197,727      391,891
General and
 administrative.........        42,641        672,759     198,066      352,675     449,497      616,389
                             ---------     ----------  ----------   ----------  ----------  -----------
                               306,476      4,602,663   1,244,124    3,983,474   2,764,032    6,591,687
                             ---------     ----------  ----------   ----------  ----------  -----------
Contribution from dental
 offices................        (6,516)       770,566     288,858    1,243,795     651,006    1,991,772
Corporate expenses--
  General and
   administrative.......       148,825        721,313     312,808      588,071     610,543      874,824
  Acquisition costs.....            --             --          --           --          --      252,234
  Depreciation and
   amortization.........         3,888         57,941      24,698       46,416      35,184       70,532
                             ---------     ----------  ----------   ----------  ----------  -----------
Operating (loss)
 income.................      (159,229)        (8,688)    (48,648)     609,308       5,279      794,182
Interest expense, net...        (1,026)      (326,590)    (47,703)    (337,757)   (161,735)    (553,572)
                             ---------     ----------  ----------   ----------  ----------  -----------
(Loss) income before
 income taxes...........      (160,255)      (335,278)    (96,351)     271,551    (156,456)     240,610
Income taxes............            --             --          --        5,200          --        5,200
                             ---------     ----------  ----------   ----------  ----------  -----------
Net (loss) income.......     $(160,255)    $ (335,278) $  (96,351)  $  266,351    (156,456)     235,410
                             =========     ==========  ==========   ==========  ==========  ===========
Net (loss) income per
 share..................     $    (.06)    $     (.10) $     (.03)  $      .07  $     (.05) $       .06
                             =========     ==========  ==========   ==========  ==========  ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding............     2,786,478      3,425,668   3,423,745    3,621,550   3,424,747    3,634,122

 The accompanying notes are an integral part of these consolidated statements.

            BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   COMMON STOCK       ACCUMULATED     TOTAL
                               ---------------------   EARNINGS   STOCKHOLDERS'
                                SHARES      AMOUNT     (DEFICIT)     EQUITY
                               ---------  ----------  ----------- -------------
INCEPTION, MAY 17, 1995
Issuance of Common Stock to
 founders for cash...........  2,017,400  $   22,000   $      --   $   22,000
Contribution of capital for
 dental offices..............         --      52,010          --       52,010
Issuance of Common Stock
 pursuant to private
 placement...................    255,407     278,524          --      278,524
Issuance of Common Stock
 pursuant to private
 placement...................    829,243   1,627,740          --    1,627,740
Private placement costs......         --    (201,615)         --     (201,615)
Issuance of Common Stock for
 dental office acquisition...    155,890     306,000          --      306,000
Issuance of Common Stock.....     36,680      80,000          --       80,000
Net loss.....................         --          --    (160,255)    (160,255)
                               ---------  ----------   ---------   ----------
Balances, December 31, 1995..  3,294,620   2,164,659    (160,255)   2,004,404
Issuance of Common Stock for
 dental office acquisition...      4,585      15,000          --       15,000
Net loss.....................                           (335,278)    (335,278)
                               ---------  ----------   ---------   ----------
Balances, December 31, 1996..  3,299,205   2,179,659    (495,533)   1,684,126
Purchase and retirement of
 Common Stock................   (137,550)   (330,000)         --     (330,000)
Net income...................         --          --     266,351      266,351
                               ---------  ----------   ---------   ----------
Balances, June 30, 1997......  3,161,655   1,849,659    (229,182)   1,620,477
Exercise of warrants.........     34,380          --          --           --
Net loss.....................         --          --     (30,941)     (30,941)
                               ---------  ----------   ---------   ----------
Balances, September 30, 1997
 (unaudited).................  3,196,035  $1,849,659   $(260,123)  $1,589,536
                               =========  ==========   =========   ==========

 The accompanying notes are an integral part of these consolidated statements.

                            BIRNER DENTAL MANAGEMENT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             INCEPTION                     SIX MONTHS ENDED         NINE MONTHS ENDED
                          (MAY 17, 1995)   YEAR ENDED          JUNE 30,               SEPTEMBER 30,
                          TO DECEMBER 31, DECEMBER 31,  ------------------------  ----------------------
                               1995           1996         1996         1997         1996        1997
                          --------------- ------------  -----------  -----------  ----------  ----------
                                                        (UNAUDITED)                    (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net (loss) income.......    $ (160,255)   $  (335,278)  $   (96,351) $   266,351  $ (156,456) $  235,410
Adjustments to reconcile
 net (loss) income to
 net cash provided by
 (used in) operating
 activities
Depreciation and
 amortization...........        17,633        381,342       108,249      331,825     232,912     462,422
Provision for bad
 debts..................         2,400         23,800        11,900        4,100      17,850       7,136
Amortization of
 debenture issuance
 costs..................            --         30,261            --       40,896      16,808      64,287
Deferred income taxes...            --             --            --        5,200          --       5,200
Changes in assets and
 liabilities, net of
 effects from
 acquisitions
Accounts receivable.....       (16,223)      (555,905)     (115,331)    (115,456)   (402,100)   (230,629)
Prepaid expenses........       (29,953)      (143,924)      (42,656)     (26,697)   (137,647)   (120,323)
Accounts payable and
 accrued expenses.......       252,570         54,121       102,720      448,827     227,289   1,245,410
Other noncurrent
 assets.................       (40,469)            --            --           --          --          --
                            ----------    -----------   -----------  -----------  ----------  ----------
  Net cash provided by
   (used in) operating
   activities...........        25,703       (545,583)      (31,469)     955,046    (201,344)  1,668,913
                            ----------    -----------   -----------  -----------  ----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Notes receivable --
  related parties.......            --       (138,551)     (138,551)      96,551    (116,365)     98,465
Capital expenditures....       (99,418)      (486,379)     (278,941)    (235,021)   (410,609)   (550,908)
Development of new
 dental offices.........      (244,741)      (493,009)     (445,213)     (59,632)   (470,215)    (70,794)
Cash acquired from
 existing dental
 offices................       102,132             --            --           --          --     200,058
Acquisition of dental
 offices................      (106,134)    (3,677,469)   (3,284,018)    (903,210) (3,672,656) (3,413,787)
                            ----------    -----------   -----------  -----------  ----------  ----------
  Net cash used in
   investing
   activities...........      (348,161)    (4,795,408)   (4,146,723)  (1,101,312) (4,669,845) (3,736,966)
                            ----------    -----------   -----------  -----------  ----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from
 convertible
 subordinated
 debentures.............            --      6,555,000     4,970,000      225,000   4,970,000     225,000
Net activity from line
 of credit..............            --        100,000      (530,353)     250,000    (530,353)    250,000
Proceeds from notes
 payable................            --             --            --           --          --   2,000,000
Repayment of long term
 debt...................       (19,647)      (579,285)           --     (100,116)   (152,193)   (179,130)
Payment of debenture
 issuance and other
 financing costs........            --       (401,716)     (250,837)     (16,875)   (251,321)    (16,875)
Payment of public
 offering costs.........            --             --            --           --          --    (466,442)
Issuances of Common
 Stock, net of offering
 costs..................     1,806,649             --            --           --          --          --
Purchase and retirement
 of Common Stock........            --             --            --     (219,178)         --   (219,178)
                            ----------    -----------   -----------  -----------  ----------  ----------
  Net cash provided by
   financing
   activities...........     1,787,002      5,673,999     4,188,810      138,831   4,036,133   1,593,375
                            ----------    -----------   -----------  -----------  ----------  ----------
NET INCREASE (DECREASE)
 IN CASH................     1,464,544        333,008        10,618       (7,435)   (835,056)   (474,678)
CASH AND CASH
 EQUIVALENTS,
 Beginning of period....            --      1,464,544     1,464,544    1,797,552   1,464,544   1,797,552
                            ----------    -----------   -----------  -----------  ----------  ----------
CASH AND CASH
 EQUIVALENTS,
 End of period..........    $1,464,544    $ 1,797,552   $ 1,475,162  $ 1,790,117  $  629,488  $1,322,874
                            ==========    ===========   ===========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid during the
   period for interest..    $   14,601    $   243,530   $    27,650  $   331,101  $   63,321  $  341,845
                            ----------    -----------   -----------  -----------  ----------  ----------
  Cash paid for taxes...    $       --    $        --   $        --  $        --  $       --  $       --
                            ----------    -----------   -----------  -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
Contribution of capital
 for dental offices.....        52,010             --            --           --          --          --
Property purchased under
 capital leases.........        31,932        107,457        58,690           --     107,457          --
Common Stock issued
 for --
 Acquisition of dental
 offices................       306,000         15,000            --           --      15,000          --
Notes payable for --
 Acquisition of dental
 offices................       550,000         90,000            --      130,000      90,000   1,642,000
 Purchase and retirement
  of Common Stock.......            --             --            --      110,822          --     110,822
Liabilities assumed
 incurred for
 acquisitions --
 Notes payable..........            --        130,000            --           --     130,000          --
 Accounts payable and
  accrued liabilities...        89,224        507,320       475,084           --     507,320     365,263
Accounts receivable
 acquired through
 acquisitions...........        91,783        238,786       218,786       20,000     238,786     179,920
Other assets acquired
 through acquisitions...            --             --            --           --          --      25,491

 The accompanying notes are an integral part of these consolidated statements.

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(1) Description of Business and Reorganization

  Birner Dental Management Services, Inc. ("Birner"), a Colorado corporation (the "Company"), was incorporated on May 17, 1995 ("Inception") and manages dental group practices. As of December 31, 1996 and June 30, 1997, and Septem-ber 30, 1997 the Company managed 18, 22 and 34 dental practices (collectively referred to as the "Offices"), respectively. Birner provides management serv-ices, which are designed to improve the efficiency and profitability of the dental practices. These Offices are organized as professional corporations and Birner provides its management activities with the Offices under long-term management agreements (the "Management Agreements").

  The Company was formed by three individuals on May 17, 1995, with an initial capital investment of $22,000 for 2,017,400 shares of Common Stock. The Com-pany had no substantial operations until October 1, 1995, when it acquired three dental offices from one of the founders and executed Management Agree-ments for those practices. The Company acquired assets of approximately $721,000, liabilities of $669,000 and recorded existing equity of $52,000 as a contribution of capital. The assets and liabilities acquired in this transac-tion were recorded at predecessor cost.

  The Company has grown principally through acquisitions. In late 1995, the Company acquired one existing Office. In 1996, the Company acquired twelve ex-isting Offices, three were consolidated into existing locations, and developed five Offices. Four existing Offices were acquired during the first six months of 1997. Additional Offices were acquired in August 1997 and nine Offices were acquired in September 1997. The Company's operations and expansion strategy are dependent, in part, on the availability of dentists, hygienists and other professional personnel and the ability to hire and assimilate additional man-agement and other employees to accommodate expanded operations.

  On October 20, 1997, the Company's shareholders approved a .917-for-one reverse stock split. The Company's financial statements have been retroactively adjusted for all periods presented to reflect this transaction.

(2) Significant Accounting Policies

 Basis of Presentation/Basis of Consolidation

  The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. These financial statements present the financial position and results of operations of the Company and the Offices, which are under the control of the Company. All intercompany accounts and transactions have been eliminated in the consolidation.

  The Company treats Offices as consolidated subsidiaries where it has a per-petual and unilateral controlling financial interest over the assets and oper-ations of the Offices. The Company has obtained control of substantially all of the Offices via long-term contractual management arrangements. Certain key features of these arrangements either enable the Company at any time and in its sole discretion to cause a change in the shareholder of the P.C. (i.e., "nominee shareholder") or allow the Company to vote the shares of stock held by the owner of the P.C. and to elect a majority of the board of directors of the P.C. Accordingly, the accompanying statements of operations reflect net amounts billed to patients as adjusted gross revenue and reflect the physi-cians' and hygienists' compensation as amounts retained by the Offices to ar-rive at net revenue. Direct expenses consist of all the expenses incurred in operating the Offices and paid by the Company. Under the management agreements the Company assumes responsibility for the management of most aspects of the Offices' business (other than the provision of dental services) including per-sonnel recruitment and training, comprehensive administrative business and marketing support and advice, and facilities, equipment, and support personnel as required to operate

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(2) Significant Accounting Policies--Continued

the practice. The accompanying consolidated financial statements are presented without regard to where the costs are incurred since under the management and other agreements the Company believes it has perpetual and unilateral control over the assets and operations of substantially all of the Offices.

  For two of the Offices for which the Company has management agreements, but does not have control, the Company has reflected management services fee reve-nue in the accompanying statements of operations along with the direct ex-penses associated with the Office operations.

  The Emerging Issues Task Force ("EITF") of the Financial Accounting Stan-dards Board adopted Issue 97-2 on November 20, 1997. EITF Issue 97-2 covers financial reporting matters relating to the physician practice management in-dustry, including the consolidation of professional corporation revenue and expenses, the accounting for business combinations and the treatment of stock options for physicians as employee options. The Company has adopted the provi-sions of EITF Issue 97-2.

 Basis of Presentation -- Interim Financial Statements

  The unaudited financial statements for the six months ended June 30, 1996, omit certain footnote disclosures normally included in the financial state-ments prepared in accordance with generally accepted accounting principles. All adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition at September 30, 1997, and the results of operations for the six months ended June 30, 1996, and the nine months ended September 30, 1996 and 1997 have been included in the accompanying unau-dited consolidated financial statements.

  The Company has included an audited balance sheet at June 30, 1997 along with audited statements of operations and cash flows for the six months then ended to provide audited information as of a more recent date than the Company's fiscal year end of December 31, 1996.

 Dental Office Revenue, Net

  "Dental office revenue, net" represents the revenue of the Offices reported at the estimated realizable amounts from insurance companies, preferred pro-vider and health maintenance organizations (i.e., third-party payors) and pa-tients for services rendered, net of contractual and other adjustments. Dental services are billed and collected by the Company in the name of the Offices.

  Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. There are no material claims, disputes or other un-settled matters that exist to management's knowledge concerning third-party reimbursements.

  During 1996 and for the six and nine months ended June 30, 1997, and Septem-ber 30, 1997, 20%, 20% and 20.3%, respectively, of the Company's revenue was derived from capitated managed dental care contracts. Under these contracts the Offices receive a fixed monthly payment for each covered plan member for a specific schedule of services regardless of the quantity or cost of services provided by the Offices. The Offices may receive a co-pay from the patient for each service provided.

  During the year ended December 31, 1996, approximately 13.7% and 10.0% of the Company's gross revenue came from Prudential Dental Maintenance Organiza-tion, Inc. ("Prudential") and PacifiCare, respectively. During the six-month period ended June 30, 1997 and the nine-month period ended September 30, 1997, Prudential was responsible for 13.4% and 12.6%, respectively of the Company's gross revenue and PacifiCare was responsible for 11.3% and 10.9%, respective-ly, of the Company's gross revenue.

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(2) Significant Accounting Policies--Continued

 Net Revenue

  Net revenue represents the "Dental offices revenue, net" less amounts re-tained by the Offices primarily for compensation paid by the professional cor-porations to dentists and hygienists. Under the Management Agreements, the Company assumes responsibility for the management of all aspects of the Of-fices' business (other than the provision of dental services) including per-sonnel recruitment and training, comprehensive administrative business and marketing support and advice and facilities, equipment and support personnel as required to operate the practice. The Company's historical net revenue and operating income levels would be the same as those reported even if the Com-pany employed all of the dentists and hygienists. The Company is obligated to pay all operating expenses incurred in connection with managing the Offices, including compensation for personnel other than dentists and hygienists, den-tal supplies, dental laboratory fees, occupancy costs, equipment leases, man-agement information systems and other expenses related to the dental practice operations. The Company retains a 100% residual interest in the net income, as defined, of the Offices. The Company's management fee, which is net revenue in the accompanying statements of operations, is equal to the Offices, total net revenue from patient services less amounts paid as compensation to dentists and hygienists. Dentists receive compensation based upon a specified amount per hour worked or a percentage of collections attributable to their work, and a bonus based upon the operating performance of the Office. The Company's net revenue is dependent upon the revenue of the Offices.

 Contribution From Dental Offices

  The "contribution from dental offices" represents the excess of net revenue from the operations of the offices over direct expenses associated with oper-ating the Offices. The revenue and direct expense amounts relate exclusively to business activities associated with the Offices. The contribution from den-tal offices provides an indication of the level of earnings generated from the operation of the Offices to cover corporate expenses, interest expense charges and income taxes.

 Advertising and Marketing

  The costs of advertising, promotion and marketing are expensed as incurred.

 Cash and Cash Equivalents

  For purposes of the consolidated statements of cash flows, cash and cash equivalents include money market accounts and all highly liquid investments with original maturities of three months or less.

 Accounts Receivable

  Accounts receivable represents receivables from patients and other third-party payors for dental services provided. Such amounts are recorded net of contractual allowances and other adjustments at time of billing. In addition, the Company has estimated allowances for uncollectible accounts.

  In those instances when payment is not received at the time of service, the Offices record receivables without collateral from their patients, most of whom are local residents and are insured under third-party payor agreements. Management continually monitors and periodically adjusts the allowances asso-ciated with these receivables.

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(2) Significant Accounting Policies -- Continued

 Property and Equipment

  Property and equipment are stated at cost or fair market value at dates of acquisition, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over their useful lives of five years and leasehold improvements are amortized over the remain-ing life of the lease. Equipment held under capital lease obligations is amor-tized on a straight-line basis over the shorter of the lease term or estimated life of the asset. Depreciation was $11,004, $265,967, $223,942 and $294,284
for the period from inception to December 31, 1995, the year ended December 31, 1996, the six months ended June 30, 1997 and the nine months ended Septem-ber 30, 1997, respectively.

 Intangible Assets

  The Company's dental practice acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the ac-quired Offices. As part of the purchase price allocation, the Company allo-cates the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed, based on estimated fair market values. Costs of acquisition in excess of the net estimated fair value of tangible and iden-tifiable intangible assets acquired and liabilities assumed is allocated to the Management Agreement. The Management Agreement represents the Company's right to manage the Offices during the 40 year term of the agreement. The as-signed value of the Management Agreement is amortized using the straight-line method over a period of 25 years.

  The Management Agreements cannot be terminated by the related professional corporation without cause, consisting primarily of bankruptcy or material de-fault by Birner.

  The Company reviews the recorded amount of intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the undiscounted cash flows of the Offices acquired over the remaining amortiza-tion periods, the carrying value of the asset is reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each dental Office's relative market share and local market competitive en-vironment, current period and forecasted operating results, cash flow levels of the dental Offices and the impact on the net revenue earned by the Company, and legal and regulatory factors governing the practice of dentistry.

 Use of Estimates

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of assets and liabilities and disclo-sure of contingent assets and liabilities at the date of the financial state-ments and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The Company accounts for income taxes pursuant to Statement of Financial Ac-counting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which re-quires the use of the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish de-ferred tax assets and liabilities for the temporary differences between the book basis and the tax basis of the Company's assets and liabilities at en-acted tax rates expected to be in effect when such amounts are realized or settled.

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(2) Significant Accounting Policies--Continued

 Effects of Recently Issued Accounting Pronouncements

  In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 128, "Earnings Per Share," which supersedes APB No. 15, "Earnings Per Share." SFAS No. 128 simplifies the requirements for reporting earnings per share ("EPS") by requiring companies only to report "basic" and "diluted" EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997 but requires retroactive restatement upon adoption. The Company will adopt SFAS No. 128 in the fourth quarter of 1997. The adoption of SFAS No. 128 will have no effect on reported net (loss) income per share for 1995, 1996 and the six and nine-month periods ended June 30, 1997 and September 30, 1997.

 Earnings Per Share

  Earnings per share is computed using the weighted average number of common and common equivalent shares outstanding for each period. Common equivalent shares include stock options and warrants to purchase the Company's Common Stock. Pursuant to Securities and Exchange Commission Accounting Staff Bulle-tin No. 83, common and common equivalent shares issued during the twelve months immediately preceding the Company's initial public offering filing date have been included in the calculation of common and common equivalent shares, regardless of whether their inclusion is dilutive, using the treasury stock method and the anticipated public offering price of $10 as if they were out-standing for all periods. Common Stock equivalents, excluding those issued within twelve months immediately preceding the Company's initial public offer-ing filing date, are excluded for loss periods because their inclusion would be anti-dilutive.

(3) Acquisitions

  During 1995, 1996 and 1997, the Company acquired various dental practices. In connection with each Office acquisition, the Company entered into contrac-tual arrangements, including Management Agreements which have a term of 40 years. Pursuant to these contractual arrangements the Company manages all as-pects of the Offices, other than the provision of dental services, and be-lieves it has perpetual and unilateral control over the assets and business operations of the Offices. Accordingly, acquisitions are considered business combinations under APB #16.

  On November 17, 1995, the Company acquired all of the assets and assumed certain liabilities of a Colorado sole proprietorship (the "1995 Acquisition") for shares of Common Stock and cash.

  On May 29, 1996, the Company acquired all the assets and assumed all liabil-ities of Family Dental Care Fort Collins, a sole proprietorship, Family Dental Group I, P.C., a Colorado professional corporation and Family Dental Care Westminster, a Colorado general partnership, collectively "Family Dental Ac-quisition" for $3,284,018. Family Dental Acquisition consists of seven Offices located in Colorado.

  At various dates between July 3, 1996 and September 17, 1996 the Company ac-quired all the assets of four dental practices for a total purchase price of $470,000. In addition, in August 1996, the Company acquired the operating as-sets in a Colorado practice ("East Cornell") and obtained certain rights to manage the practice. These four 1996 acquisitions and the East Cornell acqui-sition are collectively referred to as the "Additional 1996 Acquisitions."

  In the period January 1, 1997 through June 30, 1997, the Company acquired all the assets of three dental practices for a total purchase price of $645,000, at various dates from January 28, 1997 through March 25, 1997. All the assets in another Colorado practice ("Yale") and certain rights to manage the practice were acquired in April 1997. The three 1997 acquisitions and the Yale acquisition are collectively referred to as the "Early 1997 Acquisi-tions."

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(3) Acquisitions -- Continued

  The Company acquired two unrelated New Mexico dental practices for approxi-mately $457,500 in August 1997 (the "Late 1997 Acquisitions").

  On September 8, 1997, the Company acquired nine dental practices, operated under the name of Gentle Dental, located in Colorado for $3.5 million.

  The 1995 Acquisition, Family Dental Acquisition, Additional 1996 Acquisi-tions, Early 1997 Acquisitions, Late 1997 Acquisitions and the Gentle Dental Acquisition have been accounted for using the purchase method of accounting. Accordingly, the purchase price has been allocated to the tangible and intan-gible assets acquired and liabilities assumed based on the estimated fair val-ues at the dates of acquisition. The Company does not expect the final alloca-tions to differ significantly from the amounts estimated at date of acquisi-tion. The estimated fair value of assets acquired and liabilities assumed for these acquisitions are summarized as follows:

                                          FAMILY      ADDITIONAL       EARLY          LATE       GENTLE
                               1995       DENTAL         1996           1997          1997       DENTAL
                            ACQUISITION ACQUISITION  ACQUISITIONS* ACQUISITIONS** ACQUISITIONS ACQUISITION
                            ----------- -----------  ------------- -------------- ------------ -----------
Accounts receivable, net..   $  24,845  $  218,786     $     --      $  20,000     $      --   $   159,920
Property and equipment,
 net......................      10,350     417,755      104,713        162,000        13,000        96,478
Other Assets..............          --          --           --             --            --       225,549
Liabilities assumed.......          --    (475,084)     (15,236)            --        (2,500)     (362,763)
Intangible assets.........     376,939   3,122,561      365,523        463,000       444,500     3,380,816
Less:Fair value of Common
       Stock issued.......    (306,000)         --      (15,000)            --            --            --
   Deferred purchase price
    (payable in cash).....          --          --      (90,000)      (130,000)     (112,000)   (1,400,000)
                             ---------  ----------     --------      ---------     ---------   -----------
Cash purchase price.......   $ 106,134  $3,284,018     $350,000      $ 515,000     $ 343,000   $ 2,100,000
                             =========  ==========     ========      =========     =========   ===========

--------
* Excluding acquired interest in East Cornell

** Excluding acquired interest in Yale

  East Cornell and Yale are not treated as business combinations because the contractual arrangements do not provide complete and unilateral control of the operations of the Offices.

  The value of the Common Stock issued in connection with the above acquisi-tions was based primarily on prices received by the Company for the sale of Common Stock in private placement transactions with unrelated third parties.

  Operating results of the acquired practices are included in the accompanying statements of operations from the date of acquisition.

  The following unaudited pro forma information reflects the effect of Family Dental Acquisition, Additional 1996 Acquisitions, the 1997 Acquisitions (ex-cluding East Cornell and Yale) and the Gentle Dental Acquisition on the con-solidated results of operations of the Company as if the acquisitions occurred at January 1, 1996. Future results may differ substantially from pro forma re-sults and cannot be considered indicative of future results.

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(3) Acquisitions -- Continued

                                                         YEAR       NINE MONTHS
                                                         ENDED         ENDED
                                                       DECEMBER    SEPTEMBER 30,
                                                       31, 1996        1997
                                                      -----------  -------------
     Net revenue..................................... $11,321,000   $11,543,000
                                                      ===========   ===========
     Net income (loss)............................... $  (252,000)  $   468,000
                                                      ===========   ===========
     Net income (loss) per common share.............. $      (.07)  $       .13
                                                      ===========   ===========

  In connection with the agreements with the dentists associated with East Cornell and Yale, whereby the Company acquired an interest in the practices and obtained the rights to manage the practices, the Company recorded intangi-ble assets of $522,000 related to the Management Agreements obtained in these transactions. In each case, the dentist has an option to put the remaining in-terest in the Office to the Company at an exercise price which is calculated based upon the performance of the Office (the "put option price"). The option is exercisable contingent upon certain conditions as outlined in the agree-ment. The option exercise periods run for seven years beginning August 30, 1999 and April 21, 2000, respectively. When the put option is exercised, the amount paid will be recorded as additional cost of acquisition.

(4) Notes Receivable -- Related Parties

  Notes receivable from related parties consist of the following:

                                           DECEMBER 31, JUNE 30,  SEPTEMBER 30,
                                               1996       1997        1997
                                           ------------ --------  -------------
                                                                   (UNAUDITED)
Note receivable from affiliated dentist
 and shareholder, unsecured, 8% interest;
 due April 15, 2004, however, borrower
 has agreed to prepay the principal and
 accrued interest on this note in full on
 the date he receives aggregate proceeds
 from the sale of his shares of Common
 Stock of the Company....................    $108,355   $     --    $     --
Notes receivable from affiliated dentist,
 unsecured, principal $8,000, monthly
 principal and interest payments,
 interest rate of 8% per annum...........       5,196         --          --
Note receivable from CEO and shareholder,
 unsecured, principal and interest due
 December 31, 1997, interest rate of 6%
 per annum...............................      25,000     25,000      25,000
Note receivable from affiliated dentist,
 unsecured, monthly principal and
 interest payments, interest rate of 8%
 per annum...............................          --     17,000      15,086
                                             --------   --------    --------
                                              138,551     42,000      40,086
  Less -- current maturities.............     (30,196)   (30,676)    (30,381)
                                             --------   --------    --------
  Notes receivable -- related parties,
   long-term.............................    $108,355   $ 11,324    $  9,705
                                             ========   ========    ========

(5) Property and Equipment

  Property and equipment consist of the following:

                                  DECEMBER 31,
                               --------------------   JUNE 30,   SEPTEMBER 30,
                                 1995       1996        1997         1997
                               --------  ----------  ----------  -------------
                                                                  (UNAUDITED)
   Dental equipment........... $ 70,757  $  777,360  $1,004,900   $1,171,869
   Furniture and fixtures.....   25,223     183,494     268,759      306,549
   Leasehold improvements.....   48,932     786,339     839,441      962,233
   Computer equipment.........  132,376     339,553     398,274      496,088
                               --------  ----------  ----------   ----------
                                277,288   2,086,746   2,511,374    2,936,739
     Less -- Accumulated
      depreciation and
      amortization............  (11,004)   (276,971)   (500,913)    (571,255)
                               --------  ----------  ----------   ----------
     Property and equipment,
      net..................... $266,284  $1,809,775  $2,010,461   $2,365,484
                               ========  ==========  ==========   ==========

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(5) Property and Equipment -- Continued

  Property and equipment held under capital leases included in the above bal-ances and the related accumulated amortization is as follows:

                                      DECEMBER 31,
                                    ------------------  JUNE 30,  SEPTEMBER 30,
                                      1995      1996      1997        1997
                                    --------  --------  --------  -------------
                                                                   (UNAUDITED)
   Leased property and equipment..  $ 44,587  $103,277  $103,277    $103,277
     Less -- Accumulated
      amortization................   (14,433)  (31,938)  (42,266)    (47,431)
                                    --------  --------  --------    --------
     Leased property and
      equipment, net..............  $ 30,154  $ 71,339  $ 61,011    $ 55,846
                                    ========  ========  ========    ========

(6) Deferred Charges, Other Assets and Deferred Offering Costs

  Deferred charges and other assets consist primarily of deferred debenture costs, organization costs and Office development costs. Deferred debenture costs are associated with the 9% convertible subordinated debentures issued in May and December 1996. These costs are being amortized using the effective in-terest rate method over the life of the debentures of five years (Note 8). Or-ganization costs are amortized on a straight-line basis over the period of ex-pected benefit of five years. Deferred financing costs are related to the ac-quisition of the revolving credit agreement and are amortized over the life of the revolver of three years (Note 8). Office development costs represent capi-tal costs to third parties incurred in connection with pending acquisitions or new Offices which are in the process of being opened. These costs will be cap-italized when the acquisitions are finalized or when the new Offices are opened, and will be expensed if the acquisition is not completed. During the nine months ended September 30, 1997, the Company wrote off $252,234 of costs for an acquisition that was not completed.

  Deferred charges and other assets consist of the following:

                                        DECEMBER 31,
                                      ----------------- JUNE 30, SEPTEMBER 30,
                                        1995     1996     1997       1997
                                      -------- -------- -------- -------------
                                                                  (UNAUDITED)
   Deferred debenture costs, net..... $     -- $352,544 $328,523   $308,074
   Organization costs, net...........   46,808   49,954   43,666     40,521
   Deferred financing costs, net.....       --   18,913   16,951     28,720
   Office development costs..........  246,702   20,192   88,074     11,162
                                      -------- -------- --------   --------
                                      $293,510 $441,603 $477,214   $388,477
                                      ======== ======== ========   ========

  Costs associated with the Offering of $466,442 have been deferred at Septem-ber 30, 1997. If the Offering is successful, these costs will be offset against the proceeds of the Offering; if the Offering is not successful, these costs will be expensed.

(7) Intangible Assets

  Intangible assets consist of Management Agreements:

                                             DECEMBER 31,
                             AMORTIZATION --------------------   JUNE 30,   SEPTEMBER 30,
                                PERIOD      1995       1996        1997         1997
                             ------------ --------  ----------  ----------  -------------
                                                                             (UNAUDITED)
   Management Agreements...    25 years   $777,011  $4,452,578  $5,269,014   $9,238,415
   Less -- Accumulated
    amortization...........                 (6,629)   (115,819)   (216,535)    (276,790)
                                          --------  ----------  ----------   ----------
   Intangible assets, net..               $770,382  $4,336,759  $5,052,479   $8,961,625
                                          ========  ==========  ==========   ==========

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(8) Notes Payable and Convertible Subordinated Debentures

  Notes payable and convertible subordinated debentures consist of the follow-ing:

                                   DECEMBER 31,
                               ---------------------   JUNE 30,   SEPTEMBER 30,
                                 1995        1996        1997         1997
                               ---------  ----------  ----------  -------------
                                                                   (UNAUDITED)
Note payable to a bank,
 interest at 1.75% over prime
 (10.25% at December 31,
 1995), collateralized by
 receivables, certain
 equipment and certain
 guarantees by related
 parties.....................  $ 530,353  $       --  $       --   $        --
Revolving credit agreement
 with a bank not to exceed
 $800,000, interest payable
 quarterly at a rate of prime
 + 1/2% (8.75% at December
 31, 1996) personally
 guaranteed by the three
 founders of the Company, due
 in October 1999.............         --     100,000     350,000       350,000
Term Loan with a bank,
 principal of $2,000,000,
 interest at 9%, monthly
 principal payments of
 $33,333 commencing on March
 1, 1998.....................         --          --          --     2,000,000
Acquisition notes payable --
  Paid in July 1997, interest
   at 8%.....................         --      35,000      28,776            --
  Paid in January 1997.......         --      50,000          --            --
  Due in December 1999,
   interest at 7%, monthly
   principal and interest
   payments of $2,239........         --          --      50,000        50,000
  Due in May 2000, interest
   at 9%, monthly principal
   and interest payments of
   $2,544....................         --          --      76,097        70,132
  Due September 2002,
   interest at 9%, monthly
   interest and principal
   payments of $2,325........         --          --          --       110,515
  Due September 2000,
   interest at 8%, monthly
   interest and principal
   payments of $28,387.......         --          --          --     1,400,000
Convertible subordinated
 debentures maturing May 15,
 2001 (the "May Debentures"),
 interest payable semi-
 annually at a rate of 9%,
 20% of outstanding principal
 redeemable by the Company in
 1999 and 2000, conversion
 price for the stock is $3.82
 per share...................         --   4,970,000   4,970,000     4,970,000
Convertible subordinated
 debentures maturing December
 27, 2001, (the "December
 Debentures"), interest
 payable semi-annually at a
 rate of 9%, 20% of
 outstanding principal
 redeemable by the Company in
 1999 and 2000, conversion
 price for the stock is $5.45
 per share...................         --   1,585,000   1,810,000     1,810,000
Notes payable assumed for an
 affiliated dentist;
 principal of $130,000 with
 monthly aggregate principal
 and interest payments of
 $3,771; average interest
 rate of 14%; maturing August
 2000 to December 2000.......         --     118,000      99,024        71,802
Note payable to an affiliated
 dentist; principal of
 $110,822; interest at 8%;
 monthly principal and
 interest payments of
 $2,247......................         --          --     107,796       103,182
                               ---------  ----------  ----------   -----------
                                 530,353   6,858,000   7,491,693    10,935,631
Less -- current maturities...   (530,353)    (94,785)    (99,973)     (609,161)
                               ---------  ----------  ----------   -----------
Notes payable, net...........  $      --  $6,763,215  $7,391,720   $10,326,470
                               =========  ==========  ==========   ===========

  Under provisions of the credit agreement and term loan, the Company is sub-ject to various financial ratio covenants. As of September 30, 1997, the Com-pany was not in compliance with one such covenant. However, on November 5, 1997, the Company received a waiver for a period of one year from the bank for the covenant requirement.

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


 Conversion of the Debentures

  The holders of December Debentures and May Debentures have the right, exer-cisable at any time to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock of the Company at the conversion rate of $5.45 and $3.82 per share, respectively, subject to adjustment upon the occurrence of certain events, as outlined in the debenture agreements.

(8) Notes Payable and Convertible Subordinated Debentures -- Continued

  Any time six months after the effective date of the Offering (see Note 14), the Company has the right to require conversion of the December Debentures and the May Debentures if the Common Stock trades for 20 to 30 consecutive trading days at a price equal to or greater than $7.50 and $6.50 per share, respec-tively. The Debentures are to be redeemed by the Company at the rate of 20% on the third anniversary, 20% on the fourth anniversary and the balance at matu-rity. All redemption amounts will include accrued interest to the date of re-demption.

  The maturities of notes payable and debentures are as follows:

   Six months ending December 31, 1997.............................. $   42,236
   Years ending December 31,
     1998...........................................................    110,183
     1999...........................................................  1,816,752
     2000...........................................................  1,418,520
     2001...........................................................  4,092,988
     Thereafter.....................................................     11,014
                                                                     ----------
                                                                     $7,491,693
                                                                     ==========

  In August 1997, the Company requested each debenture holder to convert their debentures prior to the initial public offering (Note 14). In return for this early conversion, the Company has agreed to pay six months of additional in-terest and allow some of the shares obtained from the conversion to be in-cluded in the Offering. The additional interest cost of $305,100 will be expensed upon completing the conversion and payment of the interest. All hold-ers of debentures have agreed to this early conversion.

(9) Shareholders' Equity

 Stock Option Plans

  The Employee Stock Option Plan (the "Employee Plan") was adopted by the Board of Directors effective as of October 30, 1995, and as amended on Septem-ber 4, 1997, has 917,000 shares of Common Stock reserved for issuance. The Em-ployee Plan provides for the grant of incentive stock options, to employees (including officers and employee-directors) and non-statutory stock options to employees, directors and consultants.

  The Dental Center Plan (the "Dental Center Plan") was adopted by the Board Effective as of October 30, 1995, and as amended on September 4, 1997, has 641,900 shares of Common Stock reserved for issuance. The Dental Center Plan provides for the grant of non-statutory stock options to P.C.s that are par-ties to Management Agreements with the Company, and to dentists or dental hy-gienists who are either employed by or an owner of the P.C.s. The Employee Plan and Dental Center Plan are administered by a committee appointed by the Board, which determines recipients and types of options to be granted, includ-ing the exercise price, the number of shares, the grant dates, and the exercisability thereof. The term of any stock option granted may not exceed 10 years. The exercise price of options granted under the Employee Plan and the Dental Center Plan is determined by the committee, provided that the exercise price of a stock option cannot be less than 100% of the

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(9) Shareholders' Equity -- Continued

fair market value of the shares subject to the option on the date of grant, or 110% of the fair market value for awards to more than 10% stockholders. Op-tions granted under the plans vest at the rate specified in the option agree-ments, which generally provide that options vest in three to five equal annual installments.

 Statement of Financial Accounting Standards No. 123 ("SFAS No. 123")

  SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options, warrants or simi-lar equity instruments. However, SFAS No. 123 allows the continued measurement of compensation cost for non-compensatory options and warrants using the in-trinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS No. 123 had been applied. The Company adopted the disclo-sure option of SFAS No. 123 and accounts for its stock-based compensation plans under APB 25.

  A summary of stock options under both the Employee and the Dental Center Plans as of December 31, 1995, 1996, June 30, 1997 and September 30, 1997 and changes during the periods then ended is presented below:

                               1995             1996         JUNE 30, 1997    SEPTEMBER 30, 1997
                          --------------- ----------------- ----------------- ----------------------
                                 WEIGHTED          WEIGHTED          WEIGHTED             WEIGHTED
                                 AVERAGE           AVERAGE           AVERAGE               AVERAGE
                                 EXERCISE          EXERCISE          EXERCISE             EXERCISE
                          SHARES  PRICE   SHARES    PRICE   SHARES    PRICE    SHARES       PRICE
                          ------ -------- -------  -------- -------  -------- ----------  ----------
                                                                                 (UNAUDITED)
Outstanding at beginning
 of period..............      --  $  --    23,567   $1.96   361,273   $3.12      325,923   $   3.36
  Granted...............  23,567  $1.96   340,457   $3.20    22,375   $5.01       88,949   $   8.04
  Canceled..............      --  $  --    (2,751)  $2.76   (57,725)  $2.67      (37,817)  $   2.62
  Exercised.............      --  $  --        --   $  --        --   $  --           --   $     --
                          ------          -------           -------           ----------
Outstanding at end of
 period.................  23,567          361,273           325,923              377,055
                          ======          =======           =======           ==========
Exercisable at end of
 period.................      --           15,100           124,801              110,596
                          ======          =======           =======           ==========
Weighted average fair
 value of options
 granted................  $  .53          $   .92           $  1.73           $     2.50
                          ======          =======           =======           ==========

  The following tables summarize information about the options outstanding at December 31, 1996 and June 30, 1997:

                                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                              ----------------------------------- -----------------------
                                              WEIGHTED
                                  NUMBER       AVERAGE   WEIGHTED     NUMBER     WEIGHTED
                              OUTSTANDING AT  REMAINING  AVERAGE  EXERCISABLE AT AVERAGE
   RANGE OF EXERCISE           DECEMBER 31,  CONTRACTUAL EXERCISE  DECEMBER 31,  EXERCISE
        PRICES                     1996         LIFE      PRICE        1996       PRICE
   -----------------          -------------- ----------- -------- -------------- --------
     $1.96 -- 2.84...........    185,484        5.96      $2.27       11,890      $1.96
     $2.84 -- 3.71...........     48,143        6.43      $3.44           --      $  --
     $3.71 -- 4.58...........    118,201        6.69      $4.15        3,210      $4.36
     $4.58 -- 5.45...........      9,445        6.89      $4.63           --      $  --
                                 -------        ----      -----       ------      -----
     $1.96 -- 5.45...........    361,273        6.26      $3.12       15,100      $2.48
                                 =======        ====      =====       ======      =====

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(9) Shareholders' Equity -- Continued

                                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                              ----------------------------------- -----------------------
                                              WEIGHTED
                                  NUMBER       AVERAGE   WEIGHTED     NUMBER     WEIGHTED
                              OUTSTANDING AT  REMAINING  AVERAGE  EXERCISABLE AT AVERAGE
   RANGE OF EXERCISE             JUNE 30,    CONTRACTUAL EXERCISE    JUNE 30,    EXERCISE
        PRICES                     1997         LIFE      PRICE        1997       PRICE
   -----------------          -------------- ----------- -------- -------------- --------
     $1.96 -- 2.84...........    142,156        5.35      $2.31      115,172      $2.31
     $2.84 -- 3.71...........     48,143        5.71      $3.44        5,502      $3.27
     $3.71 -- 4.58...........    104,080        6.20      $4.15        3,210      $4.36
     $4.58 -- 5.45...........     31,544        6.53      $5.21          917      $5.45
                                 -------        ----      -----      -------      -----
     $1.96 -- 5.45...........    325,923        5.76      $3.33      124,801      $2.43
                                 =======        ====      =====      =======      =====

 Warrants

  At June 30, 1997, there are outstanding warrants or contractual obligations to issue warrants to purchase approximately 415,887 shares of the Company's Common Stock. Total warrants of 90,169 were issued in connection with the pri-vate placement of the Company's Common Stock, 137,733 for the issuance of con-vertible subordinated debentures and 119,210 for personal guarantees provided for certain Company bank debt. The warrants granted for the personal guaran-tees of Company bank debt included 27,510 to each of the three founders and 36,680 to the father of two of the founders. In August 1997, this individual was issued 34,380 shares of Common Stock in a cashless exercise of the war-rants.

  A summary of warrants as of December 31, 1995, 1996, June 30, 1997, and Sep-tember 30, 1997 and changes during the periods then ended is presented below:

                                1995             1996        JUNE 30, 1997   SEPTEMBER 30, 1997
                          ---------------- ---------------- ---------------- ----------------------
                                  WEIGHTED         WEIGHTED         WEIGHTED             WEIGHTED
                                  AVERAGE          AVERAGE          AVERAGE               AVERAGE
                                  EXERCISE         EXERCISE         EXERCISE             EXERCISE
                          SHARES   PRICE   SHARES   PRICE   SHARES   PRICE    SHARES       PRICE
                          ------- -------- ------- -------- ------- -------- ----------  ----------
                                                                                (UNAUDITED)
Outstanding at beginning
 of period..............       --  $  --   126,849  $1.55   388,377  $3.34      415,887      $3.51
  Granted...............  126,849  $1.55   261,528  $4.20    27,510  $6.00        1,834      $6.54
  Canceled..............       --  $  --        --  $  --        --  $  --           --         --
  Exercised.............       --  $  --        --  $  --        --  $  --      (36,680)     $ .54
                          -------          -------          -------          ----------
Outstanding at end of
 period.................  126,849          388,377          415,887             381,041
                          =======          =======          =======          ==========
Warrants exercisable at
 end of period..........  126,849          347,112          374,622             360,409
                          =======          =======          =======          ==========
Weighted average price
 of warrants
 outstanding............  $  1.55          $  3.34          $  3.51               $3.81
                          =======          =======          =======          ==========
Weighted average
 remaining contractual
 life at end of period..     4.68             4.33             3.91                3.77
                          =======          =======          =======          ==========

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(9) Shareholders' Equity -- Continued

  For purposes of the pro forma disclosures under SFAS No. 123 presented be-low, the Company has computed the fair values of all non-compensatory options and warrants granted during 1995, 1996, the six months ended June 30, 1997 and the nine months ended September 30, 1997 using the Black-Scholes pricing model and the following weighted average assumptions:

                                                     1995      1996      1997
                                                    ------- ---------- ---------
   Risk-free interest rate.........................   5.36%      5.52%     5.72%
   Expected dividend yield.........................      0%         0%        0%
   Expected lives outstanding...................... 3 years 3.93 years 3.8 years
   Expected volatility.............................     61%        61%       61%

  To estimate lives of options for this valuation, it was assumed options will be exercised one year after becoming fully vested and the Company has com-pleted an initial public offering of its Common Stock. All options are ini-tially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's Common Stock is not yet publicly traded, the expected market volatility was based on the volatility of comparable publicly traded companies. Actual volatility of the Company's Common Stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

  The total fair value of options and warrants granted was computed to be ap-proximately $12,542, $368,872, $100,047, and $325,764 for the period ended De-
cember 31, 1995, the year ended December 31, 1996, the six months ended June 30, 1997 and the nine months ended September 30, 1997, respectively. These amounts are amortized ratably over the vesting periods of the options or rec-ognized at the date of grant if no vesting period is required. Pro forma stock-based compensation, net of the effect of forfeitures, was $2,040, $136,105, $60,807 and $119,538 for the period ended December 31, 1995, the year ended December 31, 1996, the six months ended June 30, 1997 and the nine months ended September 30, 1997, respectively.

  If the Company had accounted for its stock-based compensation plans in ac-cordance with SFAS No. 123, the Company's net (loss) income and pro forma net
(loss) income per common share would have been reported as follows:

                                                   SIX MONTHS      NINE MONTHS
                                                      ENDED           ENDED
                              1995       1996     JUNE 30, 1997 SEPTEMBER 30, 1997
                            ---------  ---------  ------------- ------------------
                                                                   (UNAUDITED)
   Net (loss) income: As
    reported............... $(160,255) $(335,278)   $266,351         $235,410
     Pro forma............. $(162,295) $(471,383)   $205,544         $115,872
   Net (loss) income per
    share: As reported..... $    (.06) $    (.10)   $    .07         $    .06
     Pro forma............. $    (.06) $    (.14)   $    .06         $    .03

  Weighted average shares used to calculate pro forma net loss per share were determined as described in Note 2, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future serv-ice periods and not yet recognized as pro forma expense.

(10) Commitments and Contingencies

 Operating and Capital Lease Obligations

  The Company leases certain office equipment and office space under leases accounted for as operating leases. The original lease terms are generally one to five years with options to renew the leases for specific

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(10) Commitments and Contingencies -- Continued

periods subsequent to their original terms. Rent expense for these leases to-taled $91,187, $361,102, $245,340 and $418,476 for the years ended December
31, 1995 and 1996, the six months ended June 30, 1997 and the nine months ended September 30, 1997, respectively. Rent expense for leases entered into in 1997 with related parties totaled $22,788 for the six months ended June 30, 1997 and $74,004 for the nine months ended September 30, 1997.

  Future minimum lease commitments for operating leases with remaining terms of one or more years are as follows:

   Six months ending December 31, 1997................................ $191,548
   Years ending December 31,
     1998.............................................................  332,566
     1999.............................................................  212,960
     2000.............................................................  161,753
     2001.............................................................   18,682
                                                                       --------
                                                                       $917,509
                                                                       ========

  The Company leases certain phone systems under capital leasing arrangements. The future minimum lease payments are as follows:

   Six months ending December 31, 1997................................ $ 26,295
   Years ending December 31,
     1998.............................................................   47,962
     1999.............................................................   22,186
     2000.............................................................    5,512
     2001.............................................................    1,616
                                                                       --------
   Total principal and interest.......................................  103,571
   Less: interest.....................................................  (14,101)
                                                                       --------
   Total principal....................................................   89,470
   Less: current portion..............................................  (44,029)
                                                                       --------
                                                                       $ 45,441
                                                                       ========

  From time to time the Company is subject to litigation incidental to its business, which could include litigation as a result of the dental services provided at the Offices, although the Company does not engage in the practice of dentistry or control the practice of dentistry. The Company maintains gen-eral liability insurance for itself and provides for professional liability insurance to the dentists, dental hygienists and dental assistants at the Of-fices. The Company is not presently a party to any material litigation.

(11) Income Taxes

  The Company accounts for income taxes through recognition of deferred tax assets and liabilities for the expected future income tax consequences of events which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and li-abilities using enacted tax rates in effect for the year in which the differ-ences are expected to reverse. At December 31, 1996, the Company had tax net operating loss

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(11) Income Taxes -- Continued

carryforwards of approximately $530,000 which will expire in 2010 and 2011. These carryforwards are expected to be utilized in 1997. For the six and nine months ended June 30, 1997, and September 30, 1997, respectively, the Company has applied its estimated effective tax rate of 2% for 1997.

  The income tax provision for the six and nine months ended June 30, 1997, and September 30, 1997, respectively, based on estimated net income for the twelve months ended December 31, 1997 and use of the Company's net operating loss carryforwards, consists of deferred federal and state income taxes of $5,200.

  The Company's effective tax rate differs from the statutory rate due to the impact of the following (expressed as a percentage of net income (loss) before taxes):

                                                                 1995    1996
                                                                 -----   -----
   Statutory federal income tax expense (benefit)............... (34.0)% (34.0)%
   State income tax effect, net.................................  (3.3)   (3.3)
   Valuation allowance, net change..............................  37.3    37.3
                                                                 -----   -----
                                                                    --%     --%
                                                                 =====   =====

  The Company's effective tax rate of 2% during the six and nine months ended June 30, 1997, and September 30, 1997, respectively, reflects the benefit of utilization of net operating loss carryforwards.

  Temporary differences comprise the deferred tax assets and liabilities in the consolidated balance sheet as follows:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1995      1996
                                                            --------  ---------
   Deferred tax asset:
     Tax loss carryforwards................................ $ 59,800  $ 202,600
     Accruals not currently deductible.....................       --     15,200
     Depreciation for books over tax.......................       --     12,000
                                                            --------  ---------
                                                              59,800    229,800
   Deferred tax liability:
     Intangible asset amortization for tax over books......     (800)   (47,400)
                                                            --------  ---------
     Net deferred tax asset (liability)....................   59,000    182,400
     Valuation allowance...................................  (59,000)  (182,400)
                                                            --------  ---------
                                                            $     --  $      --
                                                            ========  =========

  The Company had established a valuation allowance at December 31, 1995 and 1996, due to the uncertainty of the utilization of tax loss carryforwards against future taxable income.

(12) Benefit Plans

 Profit Sharing 401(k)/Stock Bonus Plan

  The Company has a 401(k)/stock bonus plan. Eligible employees may make vol-untary contributions to the plan, which may be matched by the Company, at its discretion, up to 2% of the employee's compensation. In

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

                 DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(12) Benefit Plans -- Continued


addition, the Company may make a profit sharing contributions during certain years. Such profit sharing contributions may be made, at the Company's discre-tion, in cash or in the Common Stock of the Company. The plan was established effective April 1, 1997, and the Company did not make any contributions to the plan through September 30, 1997.

 Other Company Benefits

  The Company provides a health and welfare benefit plan to all regular full-time employees. The plan includes health and life insurance, and a cafeteria plan. In addition, regular full-time and regular part-time employees are enti-tled to certain dental benefits.

(13) Disclosures about the Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," re-quires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments included in current assets and current liabilities approximate estimated fair values due to the short maturity of those instruments. The fair values of the Company's note payable and capital lease obligations are based on similar rates currently available to the Compa-ny. The carrying values and estimated fair values were estimated to be sub-stantially the same at December 31, 1995 and 1996 and June 30, 1997. The fair value of the Company's convertible subordinated debentures at June 30, 1997, is estimated to be approximately $8.9 million.

(14) Subsequent Events

  In July, the Company initiated the process of preparing a Registration Statement with the Securities and Exchange Commission for the Company's ini-tial public offering ("Offering"). Once effective, the Registration Statement may permit the Company to sell shares of its common stock to the public.


  In July 1997, James M. Ciccarelli received, as consideration for serving on the Board of Directors, a warrant to purchase 1,834 shares of Common Stock at an exercise price of $6.54 per share, the warrant expires in July 2002.

  On October 31, 1997, the Company granted an option to purchase 12,000 shares of common stock to each of its three officers. The options have an exercise price of $9.90 per share and expire in October, 2002.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Birner Dental Management
 Services, Inc.:

  We have audited the accompanying combined balance sheets of JAMES ABRAMOWITZ D.D.S., P.C.s (Colorado Professional Corporations) dba GENTLE DENTAL and Af-filiate (see Note 1) as of December 31, 1995 and 1996 and June 30, 1997, and the related combined statements of operations, shareholder's and partners' eq-uity and cash flows for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997. These financial statements are the respon-sibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of James Abramowitz, D.D.S., P.C.s, dba Gentle Dental and Affiliate as of December 31, 1995 and 1996 and June 30, 1997, and the combined results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado,
August 29, 1997 (except with respect to
the matter discussed in
Note 8, as to which the
date is September 8, 1997).

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,
                                                     ----------------- JUNE 30,
                                                       1995     1996     1997
                                                     -------- -------- --------
ASSETS
Cash and Cash Equivalents........................... $157,948 $232,552 $250,794
Accounts Receivable, net of allowances of $35,000,
 $52,500 and $62,000, respectively, for uncollecti-
 ble accounts.......................................  105,167  159,663  186,550
Affiliated Accounts Receivable......................    1,755    2,000    2,993
OTHER ASSETS........................................    7,287    7,845    7,845
                                                     -------- -------- --------
  Total current assets..............................  272,157  402,060  448,182
FURNITURE, FIXTURES AND EQUIPMENT, NET (NOTE 4).....  173,369  177,810  203,252
                                                     -------- -------- --------
  Total assets...................................... $445,526 $579,870 $651,434
                                                     ======== ======== ========
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses............... $ 99,302 $ 76,321 $ 77,403
Affiliated notes payable............................   20,425    9,900    9,900
Line of credit and other current debt (Note 6)......   72,373   21,117    7,711
                                                     -------- -------- --------
  Total current liabilities.........................  192,100  107,338   95,014
COMMITMENTS AND CONTINGENCIES (NOTE 7)
Shareholder's and partners' equity:
Shareholder's and partners' equity..................   71,126  133,318  133,318
Retained earnings...................................  182,300  339,214  423,102
                                                     -------- -------- --------
  Total equity......................................  253,426  472,532  556,420
                                                     -------- -------- --------
  Total liabilities and equity...................... $445,526 $579,870 $651,434
                                                     ======== ======== ========

The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                     PERIOD FROM
                                    YEARS ENDED               SIX MONTHS ENDED                       JULY 1, 1997
                                    DECEMBER 31,                  JUNE 30,        THREE MONTHS ENDED   THROUGH
                          -------------------------------- ----------------------   SEPTEMBER 30,    SEPTEMBER 8,
                             1994       1995       1996       1996        1997           1996            1997
                          ---------- ---------- ---------- ----------- ---------- ------------------ ------------
                                                           (UNAUDITED)                      (UNAUDITED)
Net Revenue.............  $2,000,866 $2,903,090 $4,115,851 $1,909,482  $2,630,155     $1,051,903      $1,041,605
OPERATING EXPENSES:
Clinical salaries and
 benefits...............   1,021,133  1,640,103  2,333,508  1,050,474   1,458,096        610,358         688,156
Dental supplies.........     266,071    272,675    340,256    129,246     184,841         68,903          71,268
Laboratory fees.........     104,954    135,916    206,174     88,924     143,076         34,904          42,975
Occupancy...............     108,500    154,282    198,414     93,277     121,076         38,612          52,556
Advertising and
 marketing..............      23,423     33,193     33,672     13,335      37,230          7,940           9,901
Depreciation and
 amortization...........      47,700     55,525     69,829     27,017      35,798         15,781           5,092
General and
 administrative.........     406,319    449,617    543,309    248,165     387,619        171,649         148,795
                          ---------- ---------- ---------- ----------  ----------     ----------      ----------
 Total operating
  expenses..............   1,978,100  2,741,311  3,725,162  1,650,438   2,367,736        948,147       1,018,743
                          ---------- ---------- ---------- ----------  ----------     ----------      ----------
Operating income........      22,766    161,779    390,689    259,044     262,419        103,756          22,862
Interest expense........       6,021      7,957      1,301      1,169         264             30             193
                          ---------- ---------- ---------- ----------  ----------     ----------      ----------
Net income..............  $   16,745 $  153,822 $  389,388 $  257,875  $  262,155     $  103,726      $   22,669
                          ========== ========== ========== ==========  ==========     ==========      ==========
Pro forma information:
 Net income before
  taxes.................  $   16,745 $  153,822 $  389,388 $  257,875  $  262,155     $  103,726      $   22,669
 Income tax provision...       6,279     57,683    146,021     96,703      98,308         38,897           8,501
                          ---------- ---------- ---------- ----------  ----------     ----------      ----------
 Net income.............  $   10,466 $   96,139 $  243,368 $  161,172  $  163,847     $   64,829      $   14,168
                          ========== ========== ========== ==========  ==========     ==========      ==========

 The accompanying notes to combined financial statementsare an integral part of these combined statements.

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

           COMBINED STATEMENTS OF SHAREHOLDER'S AND PARTNERS' EQUITY

Balance, December 31, 1993........................................... $ 193,854
Distributions........................................................   (74,310)
Net income...........................................................    16,745
                                                                      ---------
Balance, December 31, 1994...........................................   136,289
Distributions........................................................   (36,685)
Net income...........................................................   153,822
                                                                      ---------
Balance, December 31, 1995...........................................   253,426
Capital contributions................................................    62,192
Distributions........................................................  (232,474)
Net income...........................................................   389,388
                                                                      ---------
Balance, December 31, 1996...........................................   472,532
Distributions........................................................  (178,267)
Net income...........................................................   262,155
                                                                      ---------
Balance, June 30, 1997...............................................   556,420
Distributions .......................................................  (182,069)
Net income...........................................................    22,669
                                                                      ---------
Balance, September 8, 1997 (unaudited)............................... $ 397,020
                                                                      =========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                  YEARS ENDED               SIX MONTHS ENDED     THREE MONTHS  JULY 1, 1997
                                  DECEMBER 31,                  JUNE 30,             ENDED          TO
                          ------------------------------  ---------------------  SEPTEMBER 30, SEPTEMBER 8,
                            1994      1995       1996        1996       1997         1996          1997
                          --------  ---------  ---------  ----------- ---------  ------------- ------------
                                                          (UNAUDITED)                   (UNAUDITED)
OPERATING ACTIVITIES:
Net income..............  $ 16,745  $ 153,822  $ 389,388   $ 257,875  $ 262,155    $103,726     $  22,669
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities --
Depreciation and
 amortization...........    47,700     55,525     69,829      27,017     35,798      15,781         5,092
Bad debt expense........    24,600     10,400     17,500       8,750      9,500       4,250        (9,000)
Changes in operating
 assets and
 liabilities --
  Accounts receivable...   (25,293)   (40,580)   (71,996)    (44,332)   (37,040)     (6,607)       36,516
  Affiliated accounts
   receivable...........    (1,103)       868       (245)     (1,673)      (340)    (60,601)       (1,712)
  Accounts payable and
   accrued expenses.....    27,213     52,598    (22,981)    (48,743)     1,082       9,481       (21,598)
Other assets............      (912)        --       (558)         --         --        (558)       (7,820)
                          --------  ---------  ---------   ---------  ---------    --------     ---------
  Net cash provided by
   operating
   activities...........    88,950    232,633    380,937     198,894    271,155      65,472        24,147
                          --------  ---------  ---------   ---------  ---------    --------     ---------
INVESTING ACTIVITIES:
Purchase of furniture,
 fixtures and
 equipment..............   (79,521)   (72,252)   (74,270)    (30,077)   (61,240)    (10,368)      (10,924)
Affiliated notes
 payable................        --     20,000    (10,525)    (10,525)        --          --            --
                          --------  ---------  ---------   ---------  ---------    --------     ---------
  Net cash used in
   investing
   activities...........   (79,521)   (52,252)   (84,795)    (40,602)   (61,240)    (10,368)      (10,924)
                          --------  ---------  ---------   ---------  ---------    --------     ---------
FINANCING ACTIVITIES:
Repayments of long-term
 debt...................   (32,868)   (17,287)        --          --         --          --            --
Proceeds from line of
 credit.................   127,453    334,913    211,864     144,703     43,877      12,414       218,479
Repayments on line of
 credit.................   (75,558)  (316,371)  (263,120)   (215,762)   (57,283)    (12,063)     (225,585)
Contributions from
 shareholder............        --         --     62,192      62,192         --          --            --
Distributions to
 shareholder............   (74,310)   (36,685)  (232,474)    (85,000)  (178,267)    (85,500)     (182,069)
                          --------  ---------  ---------   ---------  ---------    --------     ---------
  Net cash used in
   financing
   activities...........   (55,283)   (35,430)  (221,538)    (93,867)  (191,673)    (85,149)     (189,175)
                          --------  ---------  ---------   ---------  ---------    --------     ---------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS............   (45,854)   144,951     74,604      64,425     18,242     (30,045)     (175,952)
CASH AND CASH
 EQUIVALENTS,
 beginning of period....    58,851     12,997    157,948     157,948    232,552     222,373       250,794
                          --------  ---------  ---------   ---------  ---------    --------     ---------
CASH AND CASH
 EQUIVALENTS,
 end of period..........  $ 12,997  $ 157,948  $ 232,552   $ 222,373  $ 250,794    $192,328     $  74,842
                          ========  =========  =========   =========  =========    ========     =========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
  Cash paid for
   interest.............  $  5,566  $   8,691  $   1,301   $   1,170  $     264    $     30     $     193
                          ========  =========  =========   =========  =========    ========     =========

 The accompanying notes to combined financial statementsare an integral part of these combined statements.

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

              DECEMBER 31, 1994, 1995 AND 1996, AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)

(1) Organization and Operations

  The accompanying combined financial statements include the results of JAMES ABRAMOWITZ, D.D.S. ("Dr. Abramowitz"), P.C.s (Colorado Professional Corpora-tions) dba GENTLE DENTAL and Equity Resources Limited Partnership, ("Equity Resources"), a Colorado limited partnership. Gentle Dental owns and operates nine dental practices in Colorado. Dr. Abramowitz is also the principal owner and general partner in Equity Resources. Equity Resources owns certain equip-ment which is leased to Gentle Dental.

(2) Basis of Presentation

  The accompanying combined financial statements reflect the assets and lia-bilities, operating results and cash flows of Gentle Dental and Equity Re-sources at historical costs established at the date of acquisition or forma-tion by Dr. Abramowitz. The accompanying financial statements are presented on a combined basis because of common ownership and management. All intercompany accounts and transactions have been eliminated in the combination.

 Basis of Presentation -- Interim Combined Financial Statements (Unaudited)

  The unaudited combined financial statements for the six months ended June 30, 1996, omit certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting princi-ples. All adjustments, consisting only of normal recurring adjustments, neces-sary to present fairly the results of the Company's operations for the six months ended June 30, 1996 and the period from July 1, 1997 to September 8, 1997 have been included in the accompanying combined unaudited statements of operations and cash flows.

(3) Significant Accounting Policies

  The accompanying combined financial statements have been presented on the accrual basis of accounting.

 Advertising and Marketing

  The costs of advertising, promotion and marketing are expensed in the year incurred.

 Cash and Cash Equivalents

  Cash and cash equivalents include money market accounts and all highly liq-uid investments with original maturities of three months or less.

 Accounts Receivable

  Accounts receivable represents receivables from patients and other third-party payors for dental services provided. Such amounts are recorded net of contractual allowances and estimated allowances for uncollectible accounts.

  An allowance for doubtful accounts is maintained at a level which is esti-mated by the dental practices to be necessary and adequate to provide for ex-pected losses.

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

              DECEMBER 31, 1994, 1995 AND 1996, AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(3) Significant Accounting Policies -- Continued

  In those instances when payment is not received at the time of service, the Gentle Dental offices record receivables without collateral from their pa-tients, most of whom are local residents and are insured under third-party payor agreements. Management continually monitors and periodically adjusts its allowances associated with these receivables.

 Revenue Recognition

  Fees for dental services provided are recognized when the service is ren-dered except for patient services covered under capitation agreements.

  For patients under capitation agreements, the dental practices receive pay-ments from each plan monthly, in accordance with the capitation agreement, at a set fee per participant. The fee covers certain dental services and is not determined based upon services performed but by the number of participants in the plan. Revenues under these agreements are recognized when due from the plans.

  Revenue is reported at the estimated realizable amounts from insurance com-panies, preferred provider and health maintenance organizations (i.e., third-party payors) and patients for services rendered, net of contractual and other adjustments.

  Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. To management's knowledge, there are no material claims, disputes or other unsettled matters that exist concerning third-party reimbursements.

 Furniture, Fixtures and Equipment

  Furniture, fixtures and equipment are stated at historical costs. Deprecia-tion expense is provided using the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Leasehold improvements are amortized over the original lease term which is generally five years. The related depreciation expense for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 (unaudited) and 1997, was $47,700, $55,525, $69,829, 27,017 (unaudited) and $35,798, respec-
tively.

 Income Taxes

  No provision has been made for federal and state income taxes in the accom-panying combined financial statements because Gentle Dental is an "S" Corpora-tion and Equity Resources is a partnership and accordingly, income taxes are the responsibility of the stockholder and partners.

 Pro Forma

  The pro forma income tax provision and related information presented on the combined statements of operations reflects a provision for taxes as if Gentle Dental had been a tax paying corporation for each of the periods presented.

 Use of Estimates

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of assets and liabilities and disclo-sure of contingent assets and liabilities at the date of the financial state-ments and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

              DECEMBER 31, 1994, 1995 AND 1996, AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(4) Furniture, Fixtures and Equipment

  Furniture, fixtures and equipment consisted of the following:

                                                 DECEMBER 31,
                                              --------------------  JUNE 30,
                                                1995       1996       1997
                                              ---------  ---------  ---------
   Equipment and furniture................... $ 292,960  $ 367,230  $ 423,240
   Leasehold improvements....................    54,766     54,766     59,996
                                              ---------  ---------  ---------
                                                347,726    421,996    483,236
   Less: Accumulated depreciation and
    amortization.............................  (174,357)  (244,186)  (279,984)
                                              ---------  ---------  ---------
   Net furniture, fixtures and equipment..... $ 173,369  $ 177,810  $ 203,252
                                              =========  =========  =========

(5) Disclosures About the Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," re-quires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments included in current assets and current liabilities approximate estimated fair values due to the short maturity of those instruments. The fair values of the Company's line of credit is based on a similar rate currently available to the Company. The carrying values and es-timated fair values were estimated to be substantially the same at December 31, 1995 and 1996 and June 30, 1997.

(6) Line of Credit

  The Company has a revolving credit agreement with a bank that is not to ex-ceed $75,000. The outstanding balance was $71,060, $20,330 and $7,410 at De-cember 31, 1995 and 1996 and June 30, 1997, respectively. Interest is payable monthly at an internally established interest rate determined by the bank. The interest rates for the years ended December 31, 1995 and 1996 and the period ended June 30, 1997 were 11.75%, 11.25% and 11.50%, respectively.

(7) Commitments and Contingencies

 Operating Leases

  Gentle Dental offices lease their computer systems and office space under leases accounted for as operating leases. The original lease terms are gener-ally one to five years with options to renew the leases for specified periods subsequent to their original terms. Lease expenses under these agreements for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 (unaudited) and 1997, was $69,843, $109,280, $132,081, $65,108
(unaudited) and $75,021, respectively. Minimum future commitments as of June 30, 1997 are as follows:

   Six months ending December 31, 1997................................ $ 64,430
   Years ending December 31,
     1998.............................................................  122,394
     1999.............................................................   95,022
     2000.............................................................   38,492
     2001.............................................................   15,840
     2002.............................................................   10,752
                                                                       --------
   Total.............................................................. $346,930
                                                                       ========

                        JAMES ABRAMOWITZ, D.D.S., P.C.S

                        DBA GENTLE DENTAL AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

              DECEMBER 31, 1994, 1995 AND 1996, AND JUNE 30, 1997
            (INCLUDING INFORMATION APPLICABLE TO UNAUDITED PERIODS)


(8) Subsequent Event

  On August 21, 1997, Dr. Abramowitz entered into an agreement to sell all of the outstanding capital stock of the nine dental practices and the dental equipment of Equity Resources to Birner Dental Management Services, Inc., an unrelated third party. The transaction closed on September 8, 1997.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Birner Dental Management
 Services, Inc.:

  We have audited the accompanying combined statements of operations, part-ners' equity and cash flows of BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL PARTNERSHIP and CASTLE ROCK DENTAL PARTNERSHIP (Colorado partnerships) (col-lectively, the "Predecessor Partnerships") for the period from inception (Feb-ruary 1, 1994) to December 31, 1994, and the nine months ended September 30, 1995. These combined financial statements are the responsibility of the Part-nerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements referred to above are free of material misstatement. An audit includes examining, on a test ba-sis, evidence supporting the amounts and disclosures in the financial state-ments referred to above. An audit also includes assessing the accounting prin-ciples used and significant estimates made by management, as well as evaluat-ing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the Predecessor Partnerships for the eleven months ended December 31, 1994 and the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado,
August 22, 1997.

                   BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL

                 PARTNERSHIP AND CASTLE ROCK DENTAL PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS

                                                       INCEPTION
                                                      (FEBRUARY 1,
                                                         1994)      NINE MONTHS
                                                           TO          ENDED
                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1994         1995
                                                      ------------ -------------
Net Revenue..........................................   $692,556    $1,022,565
DIRECT EXPENSES:
Dental and hygienists salaries.......................    163,341       265,179
Clinical salaries and benefits.......................    211,394       323,000
Dental supplies......................................     53,794        52,558
Laboratory fees......................................     53,479        82,713
Occupancy............................................     70,431        87,166
Advertising and marketing............................     16,510        19,787
Management fees......................................     11,146        30,314
                                                        --------    ----------
  Total direct expenses..............................    580,095       860,717
General and administrative...........................     60,821        75,092
Depreciation and amortization........................     32,671        38,489
                                                        --------    ----------
Operating income.....................................     18,969        48,267
Interest expense, net................................    (23,903)      (29,007)
                                                        --------    ----------
Net (loss) income....................................   $ (4,934)   $   19,260
                                                        ========    ==========
Pro forma information:
  Income (loss) before taxes.........................   $ (4,934)   $   19,260
  Income tax provision...............................         --         5,372
                                                        --------    ----------
  Net income (loss)..................................   $ (4,934)   $   13,888
                                                        ========    ==========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                   BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL

                 PARTNERSHIP AND CASTLE ROCK DENTAL PARTNERSHIP

                    COMBINED STATEMENTS OF PARTNERS' EQUITY

Inception, February 1, 1994 (Note 1)................................. $(22,003)
Partner distributions................................................  (15,566)
Partner contributions................................................    4,617
Net loss.............................................................   (4,934)
                                                                      --------
Balances, December 31, 1994..........................................  (37,886)
Partner distributions................................................   (7,227)
Net income...........................................................   19,260
                                                                      --------
Balances, September 30, 1995......................................... $(25,853)
                                                                      ========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                   BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL
                 PARTNERSHIP AND CASTLE ROCK DENTAL PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   INCEPTION
                                               (FEBRUARY 1, 1994)  NINE MONTHS
                                                       TO             ENDED
                                                  DECEMBER 31,    SEPTEMBER 30,
                                                      1994            1995
                                               ------------------ -------------
OPERATING ACTIVITIES:
Net (loss) income............................      $  (4,934)       $  19,260
Adjustments to reconcile net (loss) income to
 net cash provided by operating activities --
Depreciation and amortization................         32,671           38,489
Bad debt expense.............................         10,000               --
Changes in operating assets and
 liabilities --
 Accounts receivables........................        (46,751)           1,145
 Affiliate receivables.......................        (11,852)          22,875
 Accounts payable and accrued liabilities....         21,906          (48,055)
Other assets.................................         16,537              491
                                                   ---------        ---------
  Net cash provided by operating activities..         17,577           34,205
                                                   ---------        ---------
INVESTING ACTIVITIES:
Purchase of property, equipment and
 improvements................................        (86,697)          (9,945)
Purchase of dental partnership...............        (94,271)        (171,536)
                                                   ---------        ---------
  Net cash used in investing activities......       (180,968)        (181,481)
                                                   ---------        ---------
FINANCING ACTIVITIES:
Proceeds from notes payable..................        223,455          550,000
Repayments of notes payable..................         (4,871)        (350,863)
Contributions from partners..................          4,617               --
Distributions to partners....................        (15,566)          (7,227)
                                                   ---------        ---------
  Net cash provided by financing activities..        207,635          191,910
                                                   ---------        ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS....         44,244           44,634
CASH AND CASH EQUIVALENTS,
 beginning of period.........................         12,800           57,044
                                                   ---------        ---------
CASH AND CASH EQUIVALENTS,
 end of period...............................      $  57,044        $ 101,678
                                                   =========        =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid for interest.......................      $  21,403        $  31,507
                                                   =========        =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
Liabilities acquired through acquisition.....      $      --        $  73,802
                                                   =========        =========
Property purchased under capital leases......      $  44,535        $      --
                                                   =========        =========

The accompanying notes to combined financial statements are an integral part of these combined statements.

                  BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL
                PARTNERSHIP AND CASTLE ROCK DENTAL PARTNERSHIP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                   DECEMBER 31, 1994 AND SEPTEMBER 30, 1995

(1) Partnership Organization and Operations

  The accompanying financial statements are the combined results of BOWMAR DENTAL PARTNERSHIP ("Bowmar"), ARAPAHOE DENTAL PARTNERSHIP ("Arapahoe") and the CASTLE ROCK DENTAL PARTNERSHIP ("Castle Rock"), (collectively, the "Prede-cessor Partnerships"), each of which is a general partnership whose partners are Leon Thomas, D.M.D., and Mark Birner, D.D.S. (the "Partners"). Predecessor Partnership equity is owned and net income and losses (as defined in the part-nership agreements) are allocated 50/50 to each partner.

  Bowmar was formed in February 1994 for the purpose of operating a general dental practice and other related activities including orthodontic services. Dr. Thomas had acquired the dental practice in June 1993, from an unrelated third party.

  Arapahoe was formed in May 1994 for the purpose of operating a general den-tal practice and other related activities. The partnership was acquired from an unrelated third party.

  Castle Rock was formed as a de novo practice in September 1994 for the pur-pose of operating a general dental practice and other related activities and commenced operations in November 1994.

(2) Basis of Presentation

  The accompanying combined financial statements reflect the operations of the Predecessor Partnerships from the date of acquisition or formation by the Partners. The accompanying combined statement of operations for the eleven months ended December 31, 1994 includes the operating results of Bowmar for the eleven months ending December 31, 1994, and for Arapahoe and Castle Rock for the periods from formation of the respective partnership to December 31, 1994. The combined statement of operations for the nine months ended September 30, 1995 includes the results of operations of the Predecessor Partnerships through the date of the transaction with Birner Dental Management Services, Inc. ("BDMS").

  The accompanying financial statements of the Predecessor Partnerships are presented on a combined basis because of common ownership and management. In a transaction that closed on June 20, 1995, Mark Birner acquired the ownership interest of Dr. Thomas and became the sole owner of the Predecessor Partner-ships. In October 1995, the Predecessor Partnerships entered into agreements for the sale of assets and management of its dental offices with BDMS, an af-filiated company. Mark Birner, along with Fred Birner and Dennis Genty were the founders of BDMS, a dental practice management company.

(3) Significant Accounting Policies

  The accompanying financial statements have been presented on the accrual ba-sis of accounting.

 Revenue Recognition

  Fees for dental services provided are recognized as revenue when the service is rendered except for orthodontic services and patient services covered under capitation agreements. Revenues are recorded net of any contractual allowance or adjustments required under third party payor arrangements.

  For orthodontic work, the Predecessor Partnerships recognize revenue in ac-cordance with the proportional performance method of accounting for service contracts. Under this method, revenue is recognized as services

                  BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL
                PARTNERSHIP AND CASTLE ROCK DENTAL PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   DECEMBER 31, 1994 AND SEPTEMBER 30, 1995


(3) Significant Accounting Policies -- Continued

are performed and the costs associated therewith are incurred, under the terms of contractual agreements with each patient. A significant portion, approxi-mately 20%, of the services are performed in the initial month of the con-tract. Billings under each contract, which average 24 months, are made equally throughout the term of the contract with a final payment due upon the comple-tion of the treatments.

  For patients under capitation agreements, the Predecessor Partnerships re-ceive payments from each plan monthly, in accordance with the capitation agreement, at a set fee per participant. The fee covers certain dental serv-ices and is not determined based upon services performed but by the number of participants in the plan. Revenues under these agreements are recognized when due from the plans.

 Depreciation and Amortization

  Depreciation expense of furniture, fixtures and equipment is provided using the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Leasehold improvements are amortized over the original lease term which is generally five years. The related deprecia-tion and amortization expense for the eleven months ended December 31, 1994, and the nine months ended September 30, 1995 was approximately $20,588 and $26,126, respectively. Amortization expense for intangibles being amortized over five to seven years was $12,083 and $12,363, respectively, for the eleven months ended December 31, 1994 and the nine months ended September 30, 1995.

 Cash and Cash Equivalents

  For purposes of the combined statements of cash flows, cash and cash equiva-lents include money market accounts and all highly liquid investments with original maturities of three months or less.

 Income Taxes

  No provision has been made for federal income taxes in the accompanying com-bined financial statements because the income tax liability is the responsi-bility of the individual partners.

 Pro Forma Income Taxes

  The pro forma income tax provision and related information presented on the combined statements of operations reflects a provision for taxes as if the Predecessor Partnerships had been tax paying corporations for each of the pe-riods presented.

 Allowance for Doubtful Accounts

  An allowance for doubtful accounts is maintained at a level which is esti-mated to be necessary and adequate to provide for expected losses.

 Use of Estimates

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of assets and liabilities and disclo-sure of contingent assets and liabilities at the date of the financial state-ments and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Advertising

  The costs of advertising, promotion and marketing are expensed as incurred.

                  BOWMAR DENTAL PARTNERSHIP, ARAPAHOE DENTAL
                PARTNERSHIP AND CASTLE ROCK DENTAL PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                   DECEMBER 31, 1994 AND SEPTEMBER 30, 1995


(4) Transactions with Related Parties

  The operations of the Predecessor Partnerships were managed, under certain management agreements, by Professional Management Group ("PMG"), an entity wholly owned by Dr. Thomas. PMG provided accounting, management and certain operating services in return for basic fees of 4% of monthly cash deposits.

(5) Commitments and Contingencies

 Guaranteed Payments

  Each of the Predecessor Partnership agreements provide for guaranteed pay-ments, reflected as compensation in the accompanying combined financial state-ments, to be made to the Partners, as follows:

  Bowmar, Arapa-         Each Partner is entitled to receive 35% of their
  hoe and Castle         respective production (as defined in the partner-
  Rock                   ship agreements) relating to fee for service work
                         or collections based upon certain fee schedules;
                         Dr. Birner shall be paid 27% of all payments re-ceived in the form of co-payments and/or premiums for the provision of dental services on a capita-tion basis.

  Bowmar Each Partner receives $1,200 per month from the partnership in addition to the amounts summarized above.

  These arrangements were terminated with the transfer to BDMS.

 Leases

  The Predecessor Partnerships lease their dental equipment, computer system and office space under lease agreements accounted for as operating leases. The original lease terms are generally one to five years with options to renew the lease for specified periods subsequent to their original terms. Lease expenses under these agreements were $25,683 and $33,681 for the eleven months ended December 31, 1994, and the nine months ended September 30, 1995, respectively.

  Future minimum lease commitments for operating leases with remaining terms of one or more years are as follows as of September 30, 1995:

   Three months ended December 31, 1995................................ $ 9,229
   Year ending December 31,
     1996..............................................................  31,479
     1997..............................................................  31,854
     1998..............................................................  10,800
                                                                        -------
                                                                        $83,362
                                                                        =======

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Birner Dental Management
 Services, Inc.:

  We have audited the accompanying combined statements of operations, part-ners' equity and cash flows of FAMILY DENTAL GROUP (see Note 1), for the years ended December 31, 1994 and 1995 and the five months ended May 29, 1996. These combined financial statements are the responsibility of the Dental Centers' management. Our responsibility is to express an opinion on these combined fi-nancial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements referred to above are free of material misstatement. An audit includes examining, on a test ba-sis, evidence supporting the amounts and disclosures in the financial state-ments referred to above. An audit also includes assessing the accounting prin-ciples used and significant estimates made by management, as well as evaluat-ing the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Family Dental Group for the years ended December 31, 1994 and 1995 and the five months ended May 29, 1996, in conformity with generally accepted account-ing principles.

                                          Arthur Andersen LLP

Denver, Colorado,
August 22, 1997.

                          FAMILY DENTAL GROUP (NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS

                                                YEARS ENDED        FOR THE FIVE
                                               DECEMBER 31,        MONTHS ENDED
                                           ----------------------    MAY 29,
                                              1994        1995         1996
                                           ----------  ----------  ------------
Net Revenue............................... $3,380,995  $3,926,105   $1,977,466
DIRECT EXPENSES:
Salaries and benefits.....................  2,050,687   2,518,118    1,433,613
Dental supplies and laboratory fees.......    413,718     574,530      277,912
Occupancy.................................    221,940     280,257      164,726
Advertising and marketing.................     36,369      38,594       21,547
Management fees...........................    206,500     211,070       93,186
Bad debt expense..........................     60,857      72,493       35,586
                                           ----------  ----------   ----------
  Total direct expenses...................  2,990,071   3,695,062    2,026,570
General and administrative................    216,220     218,755      112,159
Depreciation and amortization.............     38,913      72,799       35,430
                                           ----------  ----------   ----------
Operating profit (loss)...................    135,791     (60,511)    (196,693)
Interest expense..........................    (26,202)    (42,117)     (33,007)
                                           ----------  ----------   ----------
Net income (loss)......................... $  109,589  $ (102,628)  $ (229,700)
                                           ==========  ==========   ==========
Pro forma information
  Income (loss) before taxes.............. $  109,589  $ (102,628)  $ (229,700)
  Income tax provision (benefit)..........     41,096     (38,486)      (2,610)
                                           ----------  ----------   ----------
  Net income (loss)....................... $   68,493  $  (64,142)  $ (227,090)
                                           ==========  ==========   ==========

The accompanying notes to combined financial statements are an integral part of these combined statements.

                          FAMILY DENTAL GROUP (NOTE 1)

                    COMBINED STATEMENTS OF PARTNERS' EQUITY

Balances, December 31, 1993......................................... $ 209,249
Partner contributions...............................................       200
Partner distributions...............................................   (69,557)
Net income..........................................................   109,589
                                                                     ---------
Balances, December 31, 1994.........................................   249,481
Partner contributions...............................................    65,000
Partner distributions...............................................   (37,441)
Net loss............................................................  (102,628)
                                                                     ---------
Balances, December 31, 1995.........................................   174,412
Partner contributions...............................................    90,289
Partner distributions...............................................  (243,694)
Net loss............................................................  (229,700)
                                                                     ---------
Balances, May 29, 1996.............................................. $(208,693)
                                                                     =========

The accompanying notes to combined financial statements are an integral part of these combined statements.

                          FAMILY DENTAL GROUP (NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                YEARS ENDED       FOR THE FIVE
                                               DECEMBER 31,       MONTHS ENDED
                                            --------------------    MAY 29,
                                              1994       1995         1996
                                            ---------  ---------  ------------
OPERATING ACTIVITIES:
Net income (loss).......................... $ 109,589  $(102,628)  $(229,700)
Adjustments to reconcile net income (loss)
 to net cash provided by operating
 activities --
Depreciation and amortization..............    38,913     72,799      35,430
Bad debt expense...........................    60,857     72,493      35,586
Changes in operating assets and
 liabilities --
Accounts receivables.......................  (161,278)   (84,642)    (39,681)
Affiliate receivables......................   (42,236)  (131,101)    152,122
Accounts payable and accrued liabilities...    66,757    233,589     142,436
Other assets...............................     2,235     (5,367)      2,918
                                            ---------  ---------   ---------
  Net cash provided by operating
   activities..............................    74,837     55,143      99,111
                                            ---------  ---------   ---------
INVESTING ACTIVITIES:
Purchase of property, equipment and
 improvements..............................  (129,850)  (183,631)    (11,726)
Acquisition of dental partnership..........        --    (35,000)         --
                                            ---------  ---------   ---------
  Net cash used in investing activities....  (129,850)  (218,631)    (11,726)
                                            ---------  ---------   ---------
FINANCING ACTIVITIES:
Proceeds from notes payable................        --    226,671          --
Repayments of long-term debt...............   (18,639)  (114,671)    (19,547)
Proceeds from line of credit...............   168,116        --       64,340
Contributions from partners................       200     65,000      90,289
Distributions to partners..................   (69,557)   (37,441)   (243,694)
                                            ---------  ---------   ---------
  Net cash provided by (used in) financing
   activities..............................    80,120    139,559    (108,612)
                                            ---------  ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................    25,107    (23,929)    (21,227)
CASH AND CASH EQUIVALENTS,
 beginning of period.......................    20,049     45,156      21,227
                                            ---------  ---------   ---------
CASH AND CASH EQUIVALENTS,
 end of period............................. $  45,156  $  21,227   $      --
                                            =========  =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest................... $  26,202  $  42,117   $  33,007
                                            =========  =========   =========
SUPPLEMENTAL DISCLOSURES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
Property purchased under capital leases.... $  65,974  $  47,193   $      --
                                            =========  =========   =========
Notes payable issued for acquisition of
 dental practices.......................... $  75,644  $ 160,000   $      --
                                            =========  =========   =========
Property purchased through acquisition..... $   8,904  $  86,833   $      --
                                            =========  =========   =========

The accompanying notes to combined financial statements are an integral part of these combined statements.

                         FAMILY DENTAL GROUP (NOTE 1)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                  DECEMBER 31, 1994 AND 1995 AND MAY 29, 1996

(1) Organization and Operations

  The accompanying financial statements are the combined results of FAMILY DENTAL GROUP I, P.C. ("FDGI") (a Colorado professional corporation), WESTMIN-STER DENTAL PARTNERSHIP ("Westminster") (a Colorado general partnership) and LEON E. THOMAS, D.M.D. dba FAMILY DENTAL CARE--FORT COLLINS ("Fort Collins") (a sole proprietorship) (collectively, the "Dental Centers" or "Family Dental Group"), each of which has common ownership through Leon E. Thomas, D.M.D. ("Dr. Thomas").

  FDGI was incorporated in May 1984 for the purpose of acquiring and operating general dental practices and other related activities including orthodontic services. FDGI is a Subchapter S corporation wholly owned by Dr. Thomas.

  On February 23, 1996, Dr. Thomas entered into an agreement to sell the as-sets of the Dental Centers to Birner Dental Management Services, Inc., an un-related third party. The transaction closed May 29, 1996.

(2) Basis of Presentation

  The accompanying combined financial statements reflect the operating results of the Dental Centers at historical costs established at date of acquisition or formation by Dr. Thomas.

  The accompanying financial statements of Family Dental Group are presented on a combined basis because of common ownership and management.

(3) Significant Accounting Policies

  The accompanying financial statements have been presented on the accrual ba-sis of accounting.

 Revenue Recognition

  Fees for dental services provided are recognized when the service is ren-dered except for orthodontic services and patient services covered under capi-tation agreements.

  For orthodontic work, the Dental Centers recognize revenue in accordance with the proportional performance method of accounting for service contracts. Under this method, revenue is recognized as services are performed and the costs associated therewith are incurred, under the terms of contractual agree-ments with each patient. A significant portion, approximately 20%, of the services are performed in the initial month of the contract. Billings under each contract, which average 24 months, are made equally throughout the term of the contract with a final payment due upon the completion of the treat-ments.

  For patients under capitation agreements, the Dental Centers receive pay-ments from each plan monthly, in accordance with the capitation agreement, at a set fee per participant. The fee covers certain dental services and is not determined based upon services performed but by the number of participants in the plan. Revenues under these agreements are recognized when due from the plans.

 Depreciation and Amortization

  Depreciation expense of furniture, fixtures and equipment is provided using the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Leasehold improvements are amortized over the original lease term which is generally five years. The related deprecia-tion expense for the

                         FAMILY DENTAL GROUP (NOTE 1)

                  DECEMBER 31, 1994 AND 1995 AND MAY 29, 1996


(3) Significant Accounting Policies -- Continued

years ended December 31, 1994 and 1995 and the five months ended May 29, 1996 was $34,146, $60,689 and $16,017, respectively. Amortization expense for in-tangibles being amortized over five to seven years was $4,767, $12,110 and $19,413 for the years ended December 31, 1994 and 1995 and for the five months ended May 29, 1996.

 Cash and Cash Equivalents

  For purposes of the combined statements of cash flows, cash and cash equiva-lents include money market accounts and all highly liquid investments with original maturities of three months or less.

 Income Taxes

  No provision has been made for federal income taxes in the accompanying com-bined financial statements because the income tax liability is the responsi-bility of Dr. Thomas, individually and the partners.

 Pro Forma

  The pro forma income tax provision and related information presented on the combined statements of operations reflects a provision for taxes as if the Dental Centers had been tax paying corporations for each of the periods pre-sented.

 Allowance for Doubtful Accounts

  An allowance for doubtful accounts is maintained at a level which is esti-mated by the Dental Centers to be necessary and adequate to provide for ex-pected losses.

 Advertising and Marketing

  The costs of advertising, promotion and marketing are expensed as incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of revenues and expenses during the re-porting period. Actual results could differ from those estimates.

(4) Transactions with Related Parties

  The operations of the Dental Centers were managed until May 29, 1996, under certain management agreements with varying fee amounts by Professional Manage-ment Group ("PMG"), an entity wholly owned by Dr. Thomas. PMG provided ac-counting, management and certain operating services. During the years ended December 31, 1994 and 1995 and the five months ended May 29, 1996, the Dental Centers made payments of $206,500, $211,070 and $93,186 respectively, to PMG under these management agreements.

(5) Commitments and Contingencies

 Operating Leases

  The Dental Centers lease their office space under lease agreements accounted for as operating leases. The original lease terms are generally one to five years with options to renew the leases for specified periods subsequent to their original terms. Lease expense under these agreements was $108,049, $117,490 and $73,801 for the years ended December 31, 1994 and 1995 and the five months ended May 29, 1996, respectively.

                             [ LOGO APPEARS HERE ]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPEC-TUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IM-PLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Birner Dental Management Services, Inc. Pro Forma Consolidated Financial
 Information.............................................................  19
Selected Consolidated Financial Information..............................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  38
Management...............................................................  53
Certain Transactions.....................................................  59
Principal and Selling Shareholders.......................................  61
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  69
Legal Matters............................................................  70
Experts..................................................................  71
Additional Information...................................................  71
Index to Financial Statements............................................ F-1

                                ---------------

UNTIL MARCH 8, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SE-CURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                               2,100,000 SHARES

                     [LOGO OF PERFECT TEETH APPEARS HERE]

                                BIRNER DENTAL
                          MANAGEMENT SERVICES, INC.

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                       JOSEPH CHARLES & ASSOCIATES, INC.

                               FEBRUARY 11, 1998

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